FLEET BOSTON CORPORATION

SUPPLEMENTAL SELECTED FINANCIAL HIGHLIGHTS(a)

Dollars in millions, except per share amounts
Prepared on an FTE basis                    1998           1997           1996           1995           1994
============================================================================================================
For the Year
Net interest income                     $  6,454       $  6,192       $  5,858       $  5,389       $  5,196
Noninterest income                         5,281          4,206          3,658          3,237          2,683
Total revenue                             11,735         10,398          9,516          8,626          7,879
Noninterest expense                        7,050          6,050          5,831          5,831          5,168
Provision for credit losses                  850            522            444            376            219
Net income                                 2,324          2,246          1,860          1,351          1,428
------------------------------------------------------------------------------------------------------------
Per Common Share
Basic earnings                          $   2.47       $   2.39       $   1.88       $   1.25       $   1.54
Diluted earnings                            2.41           2.33           1.84           1.19           1.45
Market price (year-end)(b)                 44.69          37.56          24.94          20.38          16.19
Cash dividends declared(b)                  1.00            .92            .87            .82            .70
Book value (year-end)                      14.70          13.23          12.08          11.15           9.85
------------------------------------------------------------------------------------------------------------
At Year-End
Assets                                  $177,894       $160,314       $151,955       $147,373       $139,019
Securities                                23,369         19,845         17,164         27,578         28,641
Loans                                    112,094        106,545        100,922         91,436         84,395
Reserve for credit losses                  2,306          2,144          2,371          2,211          2,323
Deposits                                 118,178        109,497        109,902         98,186         95,777
Short-term borrowings                     19,176         19,224         13,327         22,818         20,249
Long-term debt                            14,411          8,191          8,460          8,686          8,150
Total stockholders' equity                14,204         13,041         12,702         11,359          9,635
------------------------------------------------------------------------------------------------------------
Ratios
Return on average common equity            17.64%         19.71%         16.31%         13.16%         15.60%
Return on average assets                    1.37           1.48           1.27            .95           1.05
Common dividend payout ratio               40.15          35.55          40.71          50.76          32.13
Net interest margin                         4.40           4.68           4.57           4.24           4.26
Efficiency ratio(c)                         58.8           57.2           59.9           60.4           63.1
Common equity-to-assets (year-end)          7.60           7.53           7.40           7.09           6.16
Average total equity-to-assets              8.03           8.02           8.31           7.69           7.22
============================================================================================================

(a) All data has been restated to reflect the BankBoston Merger, accounted for as a pooling of interests.
(b) Amounts represent the historical market value and cash dividends of the corporation.
(c) The efficiency ratio excludes the impact of merger-related charges and other special items.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL OVERVIEW

On October 1, 1999, BankBoston Corporation (BankBoston) merged with and into Fleet Financial Group, Inc. (Fleet). Following the merger, Fleet was renamed Fleet Boston Corporation (Fleet Boston or the corporation). The merger was accounted for as a pooling of interests and, as such, financial information included in this discussion has been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented. Under the terms of the merger agreement, each outstanding BankBoston common share was exchanged for 1.1844 common shares of Fleet in a tax-free exchange. Refer to Note 2. Mergers, Acquisitions, and Divestitures for further discussion of the merger. All common share amounts and associated ratios were adjusted to reflect the corporation's two-for-one common stock split which was effected during 1998.

      Fleet Boston reported earnings of $2.3 billion, or $2.41 per diluted share, for 1998, a 3.5% increase compared with $2.2 billion, or $2.33 per diluted share, earned in 1997. Return on assets (ROA) and return on common equity (ROE) were 1.37% and 17.64%, respectively, in 1998, compared to 1.48% and 19.71%, respectively, in 1997.

      Increases in both net income and earnings per share during 1998 primarily reflect improved results achieved from the corporation's franchise businesses, as well as companies acquired in 1998 (The Quick & Reilly Group, Inc., the domestic consumer credit card business of Advanta and Columbia Management Company). These increases were offset by a higher provision for credit losses which was due to acquisitions, mainly credit card, and growth in existing portfolios, mainly Latin America.

      Net interest income on a fully taxable equivalent (FTE) basis totaled $6.5 billion for 1998 compared to $6.2 billion for 1997. The increase was principally attributable to a $14.4 billion increase in average earning assets, due largely to an $8.7 billion increase in average loans, which resulted from strong growth in both the domestic and international commercial loan portfolios, as well as the acquisition of the domestic consumer credit card operations of Advanta and a $3.4 billion increase in securities. The net interest margin for 1998 was 4.40%, a decline from 4.68% reported in 1997. The decrease in net interest margin was primarily attributable to narrowed margins due to growth in commercial loans, the divestiture of certain national consumer finance businesses in 1997, the acquisitions of lower rate spread activity at The Quick & Reilly Group, Inc. (Quick & Reilly) and domestic consumer credit cards purchased from Advanta.

      The provision for credit losses was $850 million in 1998, compared to $522 million in 1997. The increase in provision was due principally to increased credit card charge offs as a result of higher levels of credit card receivables resulting from the acquisitions of various credit card portfolios, expansion in Latin America and the charge-off of loans in the International Private Bank.

      Noninterest income increased over $1 billion to $5.3 billion in 1998. Increases were noted in nearly all core revenue categories including banking fees and commissions, investment services, capital markets and credit cards. These increases reflect growth in core businesses, the impact of recent acquisitions, and a strong domestic equity market.

      Noninterest expense totaled $7.1 billion for 1998, compared with $6.1 billion in 1997, an increase of 17%, resulting primarily from the aforementioned acquisitions, branch expansions in Argentina and Brazil and other initiatives in the corporation's key businesses.

      Total loans at December 31, 1998 were $112.1 billion, an increase of 5%, compared with $106.5 billion at December 31, 1997. The increase was attributable to strong loan growth in the domestic and international commercial loan and lease financing portfolios, as well as higher levels of credit card receivables as a result of various portfolio acquisitions, offset by a slight decline in the commercial real estate portfolio, as well as the securitization of $3.0 billion of commercial and home equity loans.

      Total deposits increased $8.7 billion to $118.2 billion at December 31, 1998. The increase was due principally to a $10.5 billion increase in domestic money market deposits as a result of rates aimed at attracting new sources of funds, as well as increased international deposits. Partially offsetting these increases were decreases in domestic regular savings and NOW deposits.

      Long-term debt increased $6.2 billion to $14.4 billion as a result of funding both acquisitions and balance sheet growth.

      This Supplemental Management's Discussion and Analysis may contain statements relating to future results of the corporation (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, either domestically or internationally, in the countries in which the corporation conducts its business; interest rate and currency fluctuations; competitive product and pricing pressures within the corporation's markets; equity and bond market fluctuations; personal and corporate customers' bankruptcies; inflation; lower than expected revenues following mergers, acquisitions and integrations of acquired businesses, including the merger with BankBoston; greater than expected negative impact of the divestitures required to obtain regulatory approval of the merger with BankBoston; risks relating to Year 2000 issues (particularly with respect to compliance by third parties on which the corporation relies); adverse legislation or regulatory changes affecting the businesses in which Fleet Boston is engaged; as well as other risks and uncertainties detailed from time to time in the filings of the corporation with the Securities and Exchange Commission.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

ACQUISITIONS

Consistent with Fleet Boston's strategy to combine the strengths of a leading regional and international bank with the national distribution capabilities of a diversified financial services company, the corporation announced and/or completed several key acquisitions and new initiatives during 1998.

      The domestic acquisitions included the investment banking operations of Robertson Stephens, completed in August of 1998, Quick & Reilly, as well as the consumer credit card operations of Advanta, both completed in February of 1998. The acquisition of Robertson Stephens, a premier equity investment banking and research firm for growth and technology companies in the United States, allows the corporation to offer full investment banking services, including equity underwriting, strategic advisory services, trading, distribution and research capabilities to U.S. and international clients. The acquisition of Quick & Reilly, one of the country's largest discount brokerage firms with a nationwide network of 118 investor centers, provides the corporation with four strong, vertically integrated units, consisting of discount brokerage, including securities trading over the Internet; correspondent clearing; New York Stock Exchange (NYSE) specialist; and Nasdaq market-maker. The corporation also purchased Merrill Lynch Specialists, Inc. (MLSI), a NYSE specialist firm, during the fourth quarter of 1998. The acquisitions of Quick & Reilly and MLSI make the corporation the leading specialist firm on the NYSE.

      The acquisition of the domestic consumer credit card operations of Advanta, along with the purchase of credit card receivables from Crestar Financial (Crestar) and Household International, Inc. (Household), which closed in the third and fourth quarters of 1998, respectively, place Fleet Boston as the eighth largest issuer of credit cards in the U.S., with approximately 8 million credit card customers and $15 billion in managed credit card receivables.

      The corporation further expanded its presence and distribution capacity in Latin America, primarily through branch expansion programs in Argentina and Brazil; the first quarter 1998 acquisition of Deutsche Bank Argentina S.A. (Deutsche Argentina), which included approximately $1 billion in loans and $1.5 billion in deposits; and the third quarter 1998 acquisition of the OCA Companies
(OCA), a credit card and consumer finance business in Uruguay with approximately $65 million of loans at the date of acquisition.

      Additionally, on February 1, 1999, the corporation acquired Sanwa Business Credit (Sanwa), a leasing and asset-based lending company with approximately $6 billion in assets.

      New initiatives in 1998 included the formation of the Global Lease Finance unit, which complements Fleet Boston Capital Leasing's current capital markets activities and expands its product capabilities in the market for large-lease transactions.

      These acquisitions and new initiatives strengthen Fleet Boston's competitive position in higher-growth, higher-return businesses and advance Fleet Boston's strategy of accelerating revenue growth and diversifying earnings sources by both business line and geography while achieving a more equal balance of fee-based versus spread revenues. Furthermore, these acquisitions enhance Fleet Boston's capabilities in technology and information management, marketing and new product development, and enable Fleet Boston to offer additional products and services to both our U.S. and international customers.

INCOME STATEMENT ANALYSIS

Net Interest Income

Year ended December 31
FTE basis
In millions                                   1998           1997           1996
================================================================================
Interest income                            $12,341        $11,255        $10,921
Tax-equivalent adjustment                       59             64             56
Interest expense                             5,946          5,127          5,119
--------------------------------------------------------------------------------
Net interest income                        $ 6,454        $ 6,192        $ 5,858
================================================================================

Net interest income on an FTE basis totaled $6.5 billion for the year ended December 31, 1998, compared with $6.2 billion for 1997. The $262 million increase was principally the result of strong commercial and consumer loan growth in Argentina and Brazil, selected credit card portfolio purchases, and a higher level of securities. The increase in net interest income was partially offset by higher funding costs as well as the divestiture of certain national consumer finance businesses in 1997.

Net Interest Margin and Interest-Rate Spread

Year ended December 31                    1998                        1997
FTE basis                        Average                     Average
Dollars in millions              Balance        Rate         Balance       Rate
================================================================================
Securities                     $  21,727        6.81%      $  18,321       7.10%
Loans:
  Domestic                        96,806        8.51          91,340       8.67
  International                   14,233       12.11          11,029      11.34
Due from brokers/dealers           3,765        4.89           2,884       4.62
Mortgages held for resale          2,685        7.04           1,503       7.63
Other                              7,478        7.89           7,228       8.27
--------------------------------------------------------------------------------
Total interest-earning assets    146,694        8.45         132,305       8.56
--------------------------------------------------------------------------------
Deposits                          88,634        4.18          82,437       4.05
Short-term borrowings             21,669        5.81          17,127       6.14
Due to brokers/dealers             4,501        4.75           3,463       4.39
Long-term debt                    10,962        7.00           7,993       7.30
--------------------------------------------------------------------------------
Interest-bearing liabilities     125,766        4.73         111,020       4.62
--------------------------------------------------------------------------------
Interest-rate spread                            3.72                       3.94
Interest-free sources of funds    20,928                      21,285
--------------------------------------------------------------------------------
Total sources of funds         $ 146,694        4.05%      $ 132,305       3.87%
--------------------------------------------------------------------------------
Net interest margin                             4.40%                      4.68%
================================================================================

Net interest margin is a measurement of how effectively the corporation manages the difference between the yield on earning assets and the rate paid on funds used to support those assets, as well as the overall mix of interest-earning assets and interest-bearing liabilities.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

      Net interest margin is affected by several factors, including fluctuations in the overall interest-rate environment, funding strategies of the corporation, the mix of interest-earning assets, interest-bearing liabilities and noninterest-bearing liabilities, as well as the use of interest-rate derivatives that are used to manage interest-rate risk.

      The net interest margin for 1998 declined 28 basis points to 4.40%. This decrease was primarily attributable to narrowed margins due to the corporation's growth in core commercial loans, the divestiture of certain national consumer finance businesses in 1997, the acquisitions of lower rate spread activity at Quick & Reilly and domestic consumer credit cards purchased from Advanta.

      Average securities increased $3.4 billion in 1998, due to Fleet Boston's efforts to maintain a relatively neutral interest-rate-sensitive position. The yield on securities declined as a result of a lower interest-rate environment.

      Average domestic loans increased $5.5 billion to $96.8 billion in 1998 due primarily to the strong growth in commercial loans, principally in middle-market lending and asset-based lending, leases, and selected credit card portfolio purchases.

      Average international loans increased $3.2 billion, or 29%, to $14.2 billion in 1998, due primarily to strong growth in the commercial and consumer categories, as well as loans obtained through acquisitions.

      Average due from brokers/dealers and due to brokers/dealers increased $881 million and $1,038 million, respectively, as a result of increased matched-book activity and funding of customers' margin accounts at Quick & Reilly.

      Average mortgages held for resale increased $1.2 billion, or 79%, while the yield declined by 59 basis points throughout 1998 as a result of a lower mortgage-rate environment, which resulted in increased loan production at Fleet Mortgage.

      Average interest-bearing deposits increased $6.2 billion to $88.6 billion in 1998, primarily the result of increased domestic money market deposits. The interest rate paid on interest-bearing deposits increased to 4.18% in 1998 from 4.05% in 1997. The increase in the cost of deposits reflects a shift in the mix of deposits as a result of funding asset growth with higher-cost wholesale deposits, as well as the corporation paying more competitive rates to attract money market deposits.

      The $4.5 billion increase in average short-term borrowings is attributable to an increase in federal funds purchased and securities sold under agreements to repurchase, as well as treasury, tax and loan borrowings as the corporation utilized these lower priced funding sources to fund asset growth. The $3.0 billion increase in average long-term debt was due primarily to net increases in senior and subordinated debt and the issuance of capital securities. The 30 basis point decrease in the funding rate was due to additional debt issued by the corporation in order to secure longer-term funding at lower interest rates.

      The contribution to the net interest margin from interest-free sources of funds during 1998 was 68 basis points, slightly lower than 1997.

Noninterest Income

Year ended December 31
In millions                                       1998         1997         1996
================================================================================
Banking fees and commissions                    $1,339       $1,207       $1,054
Investment services revenue                      1,212          990          885
Capital markets revenue                          1,140          914          689
Credit card revenue                                455           98           95
Processing-related revenue                         452          469          438
Other noninterest income                           429          285          252
--------------------------------------------------------------------------------
Total operating noninterest income               5,027        3,963        3,413
Net gains on branch divestitures and
  sales of business units                          254          243          245
--------------------------------------------------------------------------------
Total noninterest income                        $5,281       $4,206       $3,658
================================================================================

As a result of intensified competition and changing customer needs in the banking industry, Fleet Boston has made strategic decisions directed at bolstering future fee revenue-producing activities. Throughout the past several years, the corporation has developed new products and service lines and broadened existing lines via acquisitions to provide additional revenue streams to complement Fleet Boston's traditional banking products and services. These include domestic and international banking expansions, mutual fund and annuity products, venture capital, internet banking, investment banking, brokerage, investment management, and credit cards.

      Operating noninterest income totaled $5.03 billion for 1998, up 27%, compared to $3.96 billion for 1997. This increase reflects continued growth in fee revenue businesses including the impact of the strategic acquisitions described earlier.

Banking Fees and Commissions

Banking fees and commissions, which includes fees received for cash management, deposit accounts, electronic banking and other service fees, increased $132 million, or 11%, to $1.3 billion. The increase was due principally to the development of new product packaging and fee schedules, as well as targeted marketing efforts.

Investment Services Revenue

Year ended December 31
In millions                                     1998           1997         1996
================================================================================
Investment management revenue                 $  849         $  680       $  610
Brokerage fees and commissions                   363            310          275
--------------------------------------------------------------------------------
Total investment services revenue             $1,212         $  990       $  885
================================================================================

Investment services revenue, which includes investment management revenue as well as brokerage fees and commissions revenue, increased $222 million, or 22%, in 1998 to $1,212 million.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Investment Management Revenue

Year ended December 31
In millions                                       1998         1997         1996
================================================================================
Private Clients Group                             $367         $333         $305
Institutional Businesses                           156          149          133
International                                      131          109           89
Columbia Management Company                         98           --           --
Retail Investments                                  92           72           54
Other                                                5           17           29
--------------------------------------------------------------------------------
Total                                             $849         $680         $610
================================================================================

Investment management revenue rose $169 million, or 25%, in 1998 to $849 million. The improvement was due largely to the December 1997 acquisition of Columbia Management Company (Columbia), and record sales of proprietary mutual funds in 1998, including Fleet Boston's Galaxy and 1784 Mutual Funds, combined with growth in the overall value of assets under management and administration that was substantially aided by a strong domestic equity market. Assets under management increased from $100 billion at December 31, 1997 to $116 billion at December 31, 1998. Additionally, the corporation is the largest mutual fund provider in Argentina and the fourth largest in Brazil.

Brokerage Fees and Commissions

Brokerage fees and commissions revenue increased $53 million, or 17%, due to the acquisition of Robertson Stephens in August 1998, strong transactional activity at the corporation's brokerage subsidiary, Quick & Reilly, and higher clearing levels within U.S. Clearing as a result of the strong performance in the domestic equity markets.

Capital Markets Revenue

Year ended December 31
In millions                                     1998           1997         1996
================================================================================
Venture capital revenue                       $  381         $  292       $  315
Investment banking fees                          239            189           82
Foreign exchange revenue                         174            128           80
Brokerage market-making revenue                  162            100           59
Securities gains                                 115            113           48
Trading profits and commissions                   69             92          105
--------------------------------------------------------------------------------
Total capital markets revenue                 $1,140         $  914       $  689
================================================================================

Capital markets revenue increased $226 million, or 25%, to $1.1 billion for the year ended December 31, 1998. This increase was driven by significant gains pertaining to venture capital investments, growth in investment banking fees, robust foreign exchange revenue, and increased brokerage market-making activities, offset in part by lower trading profits and commissions.

      Venture capital revenue, generated by the corporation's private equity business, increased by $89 million in 1998 when compared with 1997 as a result of effective investment strategies, strength in the equity markets and higher sales. The corporation's ability to continue to experience increases in the value of these venture capital investments depends on a variety of factors, including the condition of the economy and equity markets. Thus, the level of such revenues in the future cannot be predicted.

      Investment banking fees, which includes advisory, underwriting, syndication and agent fees, as well as corporate finance and high yield income, increased $50 million, or 26%, to $239 million in 1998 primarily as a result of the acquisition of Robertson Stephens in August 1998.

      Foreign exchange revenue increased $46 million, or 36%, to $174 million in 1998. Foreign exchange revenue increased as a result of higher customer demand during a period of volatility in world financial markets.

      Brokerage market-making revenue increased $62 million, or 62%, to $162 million in 1998 as a result of market volatility and increased volume reflecting the corporation's purchase of Robertson Stephens in August 1998 and an over-the-counter market-maker in March 1997.

      The $23 million decline in trading profits and commissions was driven by losses arising from the Boston-based emerging markets and high yield trading portfolios which were impacted by the significant volatility in world financial markets during 1998. The impact of the losses was partially offset by higher trading profits from Brazilian and Argentine operations as well as a $20 million increase in commissions from interest-rate products activities.

Credit Card Revenue

Credit card revenue increased $357 million to $455 million in 1998, primarily the result of the acquisition of the domestic consumer credit card operations of Advanta in February 1998, as well as fee growth from the credit card portfolios in Argentina, Brazil and Uruguay. As part of the acquisition of the domestic consumer credit card operations of Advanta, the corporation acquired nearly $10 billion of securitized credit card receivables that are currently serviced by Fleet Boston. As a result of these securitizations, the corporation recognizes securitization income, servicing revenue, interchange fees, and amortization of deferred origination costs as the primary components of credit card revenue.

Processing-Related Revenue

Year ended December 31
In millions                                       1998         1997         1996
================================================================================
Mortgage banking revenue, net                     $253         $323         $307
Student loan servicing fees                        121          101           99
Other                                               78           45           32
--------------------------------------------------------------------------------
Total processing-related revenue                  $452         $469         $438
================================================================================

Processing-related revenue decreased $17 million to $452 million in 1998, from $469 million in 1997. The decrease was a result of a $70 million decrease in net mortgage banking revenue offset in part by increases in student loan servicing fees and other processing-related fees. Student loan servicing fees increased $20 million, or 20%, at AFSA Data Corporation (AFSA), the corporation's student loan servicing subsidiary, as accounts serviced increased 18% to 6.5 million in 1998. Other processing-related revenue in-

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

creased $33 million, due principally to the addition of a healthcare processing unit during 1998.

Mortgage Banking Revenue, Net

Year ended December 31
Dollars in millions                              1998         1997         1996
================================================================================
Net loan servicing revenue                      $ 456        $ 450        $ 434
Mortgage production revenue                       196          111          142
Gains on sales of mortgage servicing               34           10           47
Amortization/Impairment charge                   (433)        (248)        (316)
--------------------------------------------------------------------------------
Total mortgage banking revenue, net             $ 253        $ 323        $ 307
================================================================================

Net mortgage banking revenue of $253 million in 1998 decreased $70 million from the $323 million recorded in 1997. The decrease in net mortgage banking revenue was due principally to increased mortgage servicing rights (MSRs) amortization, a $75 million impairment charge taken as a result of increased refinancings in a lower mortgage-rate environment, as well as the sale of Option One in 1997, which contributed $40 million of mortgage banking revenue, primarily mortgage production revenue, in 1997. Excluding the impact of the impairment charge in 1998 and the Option One revenue contribution in 1997, mortgage banking revenue increased 16%, driven by strong mortgage production revenue as a result of record loan production volume of nearly $37 billion in 1998.

      Mortgage servicing rights amortization increased $110 million to $358 million in 1998, due to an acceleration in prepayments resulting from a decline in mortgage interest rates. Since mortgage servicing rights are an interest-rate-sensitive asset, the value of the corporation's mortgage servicing portfolio and related mortgage banking revenue may be adversely impacted if mortgage interest rates decline and actual or expected loan prepayments increase. For additional information regarding prepayment risk refer to the Asset-Liability Management discussion in the Supplemental Management's Discussion and Analysis.

      Other noninterest income increased $144 million to $429 million in 1998, due primarily to revenues resulting from acquisitions and increases in the corporation's investment in bank-owned life insurance.

      Net gains on branch divestitures and sales of business units included a $165 million gain recorded in the first quarter of 1998 from the sale of the corporation's 26% interest in HomeSide, Inc., an independent mortgage banking company, and gains of $51 million and $38 million related to the sales of the corporation's Berkshire County franchise and domestic institutional custody business, respectively, in the fourth quarter of 1998. In 1997, the net gains on sales of business units related to the sale of Option One Mortgage Corporation, Fidelity Acceptance Corporation, the corporate trust division and a portion of the indirect auto lending portfolio.

Noninterest Expense

Year ended December 31
Dollars in millions                               1998         1997         1996
================================================================================
Employee compensation and benefits              $3,556       $3,031       $2,913
Occupancy and equipment                          1,003          961          934
Intangible asset amortization                      274          206          175
Legal and other professional                       254          172          187
Marketing and public relations                     253          225          221
Telephone                                          167          141          141
Printing and mailing                               152          128          129
Other                                            1,318        1,161          951
--------------------------------------------------------------------------------
Total noninterest expense, excluding
  merger-related charges                         6,977        6,025        5,651
Merger-related charges                              73           25          180
--------------------------------------------------------------------------------
Total noninterest expense                       $7,050       $6,050       $5,831
================================================================================

Total noninterest expense was $7.05 billion in 1998 and $6.05 billion in 1997. The $1 billion, or 17%, increase was due primarily to various acquisitions and new initiatives, branch expansion in Argentina and Brazil as well as growth in selected business areas.

      Employee compensation and benefits increased $525 million during 1998, due to increased levels of compensation expense attributable to acquisitions and the newly formed business units, as well as increases in compensation expense related to incentives at business units with strong volumes and revenue growth. Compensation expense related to incentives included $94 million of bonus payments in connection with the Robertson Stephens acquisition. As a result of acquisitions and new business initiatives, full-time equivalent staff increased from approximately 55,200 at December 31, 1997 to approximately 61,000 at December 31, 1998.

      Occupancy and equipment increased $42 million, or 4.4%, to $1 billion primarily as a result of acquisitions and branch expansion programs in Latin America.

      Intangible asset amortization increased $68 million to $274 million in 1998 due mainly to the acquisitions of Columbia and the consumer credit card operations of Advanta, as well as additional goodwill recorded in 1998 pertaining to the NatWest earnout agreement. Intangible asset amortization is expected to increase in 1999 as a result of 1998 acquisition activity and additional earnout payments.

      Legal and other professional expense increased $82 million during 1998, due to the aforementioned acquisitions and other initiatives. Marketing and public relations, telephone, and printing and mailing expenses increased as a result of promotional mailings and higher volume at the corporation's processing-related businesses.

Impact of the Year 2000

      The corporation's Year 2000 project has been directed by an Executive Management Steering Committee consisting of its Vice Chairmen. The committee provides direct oversight of the Year 2000 initiative and continues to be updated monthly on the project's progress. The corporation's Board of Directors continues to receive formal project updates on a quarterly basis.

      The corporation has completed its assessment of Year 2000 issues, developed a plan, and arranged for the required resources to complete the necessary remediation efforts for both information technology and non-information technology systems and processes worldwide. The corporation continues to utilize both internal and external resources to ensure the corporation is prepared for the Year 2000. The corporation will continue to focus on the following key areas during the fourth quarter of 1999: testing, vendor management, event planning and communication with customers.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

      The corporation has completed remediation and testing of its internal systems, and considers itself "Y2K Ready" - meaning 100% of the corporation's internal systems, both domestic and international, have been successfully remediated, tested and placed back into production and are ready for the Year 2000. The corporation expects to conduct business as usual in the Year 2000 and beyond. This activity continues to track in accordance with the original plan and in accordance with Federal Financial Institutions Examination Council (FFIEC) guidelines.

      The corporation relies on several vendors and service providers for key business processes. The corporation continues to work closely with these vendors and service providers. Validation of the Year 2000 readiness of all the corporation's vendors and service providers continues with a particular focus on alternatives, where possible, for vendors or service providers that have been identified as critical. The corporation's senior management has conducted on-site visits and in many cases follow-up discussions with its most critical service providers to further assess their Year 2000 readiness. All critical vendors and service providers have represented themselves to the corporation as Year 2000 compliant. In addition, the corporation has completed necessary testing with the corporation's significant vendors, service providers, and regulatory agencies. Furthermore, testing was conducted with selected customers who electronically exchange data with the corporation.

      Until and after the Year 2000 rollover takes place, there can be no assurance that Year 2000-related problems will not occur, particularly problems relative to the Year 2000 readiness of third parties on which the corporation relies. Despite the corporation's efforts to identify and address Year 2000 issues, such issues present risks to the corporation, including business disruptions, operational problems, financial losses, legal liability and similar risks. The corporation's businesses, results of operations and financial position could be materially adversely affected.

      The corporation has previously established business resumption plans for its lines of business and subsidiaries. These plans have been reviewed and where appropriate have been enhanced to address potential Year 2000 failure scenarios. This process was substantially complete worldwide as of June 30, 1999. In addition, a worldwide Year 2000 Event Plan has been developed to govern the corporation's activities prior to, during and after the calendar rollover to 2000. The Event Plan has been validated by conducting unit-specific structured walkthroughs, employee notification tests and structured plan walk-throughs between interdependent units. Event Plans will continue to be updated, as appropriate, through the fourth quarter of 1999. In addition to the components listed above, the corporation has validated its approach to Year 2000 Event Planning by conducting an independent assessment of the strategy and process. The corporation has also implemented a plan consisting of several components to monitor fiduciary risk. For example, from an investment risk perspective, the corporation continues to assess the level of preparedness of underlying equity and fixed income positions executed on behalf of its customers. This activity will continue through year-end 1999.

      The corporation's credit risk associated with borrowers may increase to the extent borrowers are not adequately prepared for the Year 2000. As a result, there may be increases in the corporation's problem loans and credit losses during and subsequent to Year 2000. However, to mitigate the risk, the corporation has continued to assess the Year 2000 readiness of material business relationships to which it extends credit. The assessment determines the customers' level of Year 2000 preparedness and their level of dependency on technology. Factored together with the overall credit rating of the customer, the corporation identifies customers that present an unacceptable risk to the corporation due to the Year 2000. Of the material relationships the corporation has assessed, those identified as unacceptable in their level of Year 2000 preparedness that have been required to take action to mitigate their Year 2000 risk have been minimal. Therefore, the corporation does not expect to experience any major loan loss due to the Year 2000 issue and, at this time, does not expect to adjust its reserve for credit losses. The corporation will continue to reassess the readiness of customers receiving the unacceptable rating through year-end 1999 to ensure that the proper steps have been taken.

      As an integral part of the corporation's risk assessment process, the corporation has also assessed its material funds providers. The assessment sought to determine the funds providers' level of Year 2000 preparedness and their level of dependency on technology. Substantially all material funds providers have been identified as acceptable in their level of Year 2000 preparedness. Utilizing the same process, the corporation also assessed its material funds takers, which include financial institutions to which the corporation provides short-term funds and its material counterparties that have a capital markets relationship with the corporation. Substantially all material funds takers and material counterparties have been identified as acceptable in their level of Year 2000 preparedness. The corporation will continue to closely monitor these funds providers, funds takers and counterparties through year-end 1999.

      The corporation will continue communicating with employees and customers through year-end 1999 to discuss its readiness through a variety of communication vehicles: branch posters; displays; take-one brochures; statement messages and inserts; ATM on-screen and receipt messages; direct mail initiatives; direct discussions with customers; seminars; and through the corporation's internet web sites.

      Both Fleet and BankBoston had extensive Year 2000 programs in place prior to the merger. Based on the timing of the merger in relation to the beginning of 2000, management concluded that each of the Year 2000 programs should continue to be carried out separately. As such, the corporation's Year 2000 programs were not significantly affected by the merger. Total costs for the Fleet program are expected to be approximately $150 million, of which approximately 80% had been incurred though the third quarter of 1999. The BankBoston program is expected to incur incremental costs of $75 million. It is estimated that these incremental costs represent over half of the BankBoston total program costs. Approximately 85% of the BankBoston program costs have been incurred through the third quarter of 1999. The corporation has not incurred and is not likely to incur, project costs that are material to any reporting period.

Income Taxes

The corporation recorded income tax expense of $1.45 billion for 1998 compared with $1.52 billion for 1997. The effective tax rate was 38.5% in 1998 compared with 40.3% in 1997. The decrease in the effective tax rate was attributable, in part, to a decrease in the statutory rates of certain states in which the corporation conducts business.

Securitization Summary

The securitization of credit card receivables changes the corporation's status from that of a lender to that of a loan servicer. Accordingly, there is a change in the classification in which the revenue associated with the securitization is reported in the income statement. The corporation's revenue over the terms of a securitization transaction may vary depending upon the credit performance of the securitized receivables because credit losses become a component of the cash flows arising from the securitized transaction. However, the corporation's exposure to credit losses on the securitized receivables is contractually limited to these cash flows.

      The following table depicts the consolidated financial statement impact as if the securitized receivables had, in fact, been owned, as well as additional financial information pertaining to credit card receivables.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Credit Card Securitization Summary

Year ended December 31                                  Credit Card
Dollars in millions                      Reported    Securitization     Managed
================================================================================
Net interest income (FTE)                $  6,454          $    743    $  7,197
Provision for credit losses                   850               518       1,368
Noninterest income                          5,281              (225)      5,056
Noninterest expense                         7,050                --       7,050
Net income                                  2,324                --       2,324

Assets-year-end                          $177,894          $  8,808    $186,702
Assets-average                            170,228             7,912     178,140
Net interest margin                          4.40%             9.39%       4.65%
================================================================================

During 1998 and 1997, cash proceeds from the securitization of commercial and industrial, home equity and other consumer-related loans totaled $3 billion and $1.3 billion, respectively, with the recognition of gains of approximately $12 million substantially related to the securitizations of the home equity loans, and $7 million, respectively. The corporation will receive annual servicing fees approximating .1 percent (for commercial and industrial loans) and .5 percent (for the home equity and consumer-related loans) of the outstanding balance, and the rights to future cash flows in excess of amounts required to be paid to investors under the terms of the respective transaction. The investors and the securitization vehicles have no recourse to the corporation's assets for failure of borrowers to pay when due. However, most of the corporation's retained interests are generally restricted until investors have been fully paid, and these interests are subordinate to investors' interests. The value of the corporation's retained interests is subject to substantial credit, prepayment and interest- rate risk related to the transferred assets.

LINES OF BUSINESS

Fleet Boston Corporation is organized and managed along three lines of business:
Commercial and Retail Banking, Global Banking and Financial Services, and the National Consumer Group. The financial performance of the corporation is monitored by an internal profitability measurement system, which provides line of business results and key performance measures. The following table presents selected line of business results which have been realigned to reflect the new organization following the merger of Fleet and BankBoston. Results are reported using the existing management accounting policies from both Fleet and BankBoston. A uniform set of management accounting policies is being developed and will be implemented in 2000. As required by Statement of Financial Accounting Standards No. 131, three years of business line comparative financial statements are presented in Footnote 14.

Line of Business Earnings Summary


Year ended December 31                      Net Income        Total Revenue       Return on Equity
Dollars in millions                        1998      1997      1998      1997      1998       1997
===================================================================================================
Commercial and Retail Banking           $ 1,036   $ 1,011   $ 5,314   $ 5,277        23%        21%
Global Banking and Financial Services       889       743     4,383     3,476        18         20
National Consumer Group                     153        40     1,426       867         7          4
All Other                                   246       452       612       778       n/m        n/m
---------------------------------------------------------------------------------------------------
Total                                   $ 2,324   $ 2,246   $11,735   $10,398        18%        20%
===================================================================================================

During 1998 each of the three principal business units posted increased earnings compared with 1997. Improved results were driven by core earnings growth as well as increased investment in growth segments.

      The following discussion by line of business focuses on the components of each of the three major business lines, and explains those results in terms of their underlying businesses.

Commercial and Retail Banking

Year ended December 31
Dollars in millions                                       1998             1997
================================================================================
Income Statement Data:
  Net Interest Income (FTE)                            $ 3,957          $ 3,972
  Noninterest Income                                     1,357            1,305
  Provision for Credit Losses                              331              375
  Noninterest Expense                                    3,202            3,123
  Taxes/FTE Adjustment                                     745              768
--------------------------------------------------------------------------------
  Net Income                                           $ 1,036          $ 1,011
--------------------------------------------------------------------------------
Balance Sheet Data:
  Average Assets                                       $60,646          $58,305
  Average Loans and Leases                              52,235           50,009
  Average Deposits                                      78,448           78,400
--------------------------------------------------------------------------------
Return on Equity                                            23%              21%
================================================================================

Commercial and Retail Banking includes domestic retail banking to consumer and small business customers, as well as certain domestic commercial banking operations which includes middle-market lending, asset-based lending, leasing, cash management, trade finance, and government banking services. Operating results reflect growth in commercial banking portfolios, as well as ongoing changes to retail banking products and distribution channels. Earnings for this unit increased by $25 million, as strong growth in commercial services were offset by slightly lower earnings results in retail banking units. Lower retail banking earnings were driven by the selective reconfiguration of distribution channels and product mix. Results of the individual units are more fully described in the following analysis.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Commercial and Retail Banking

Year ended December 31      Net Income          %       Total Revenue        %
Dollars in millions        1998     1997     Change     1998     1997     Change
================================================================================
Commercial Banking       $  204   $  202        1%    $1,023   $1,023        -%
Commercial Finance          267      209       28        791      684       16
Retail Distribution         277      291       (5)     2,285    2,344       (3)
Small Business              225      235       (4)       828      824        1
Consumer Lending             63       74      (15)       387      402       (4)
--------------------------------------------------------------------------------
Total                    $1,036   $1,011        2%    $5,314   $5,277        1%
================================================================================

Commercial Banking

Commercial Banking represents traditional middle-market commercial lending, government banking services, trade services and cash management services. Commercial banking customers generally range in size from $10 million to $500 million in annual sales. Commercial Banking provides a full range of credit and banking services to corporate, middle-market and government banking customers. The corporation provides its corporate customers with superior access to financial solutions, and supports its customers with services such as corporate finance, corporate trust, foreign exchange, international services, interest-rate protection, and investment products. At year-end 1998, average loans and deposits were $16 billion and $10 billion, respectively.

      Commercial Banking earned $204 million in 1998, a slight increase over 1997 levels resulting from increased noninterest revenues from tax processing, cash management, and trade services, as well as from improving credit quality. Strong loan growth was offset by lower spreads as average loans outstanding increased by $1 billion, or 7%.

Commercial Finance

Commercial Finance focuses on the asset financing needs of corporate customers, and offers asset-based lending finance, commercial real estate loans, and leasing products to corporate customers located throughout the nation. As in the commercial banking unit, commercial finance customers have access to cash management, trade services, corporate trust, foreign exchange, international services, interest-rate protection, and investment products through the cross selling efforts of account officers. Commercial Finance earned $267 million in 1998, compared to 1997 earnings of $209 million. Increased earnings of 28% were driven by asset growth of $2 billion, or 12%, as well as increased banking fees, trade services revenue, leasing fees and corporate finance fees, which resulted from effective cross selling efforts. Attention to the full range of corporate customer's needs, and the careful management of account relationships, provides clear opportunities for Fleet Boston to differentiate itself, strengthen business relationships and improve market position. Average loans were $20 billion for 1998, while average deposits were $1.5 billion for the same period.

Retail Distribution

Retail Distribution offers consumer retail services through various delivery channels and includes consumer deposit products and direct banking services. Fleet Boston distributes consumer retail products and services through a network of over 1,500 branches, over 4,000 ATMs, convenient in-store branches, PC banking products, and 24-hour customer call centers. These delivery channels provide customers with the convenience to manage their finances in virtually any manner suited to their needs. During 1998, Retail Distribution had average deposit balances of $55 billion.

      In 1998 Retail Distribution earned $277 million, down from 1997 earnings of $291 million. Lower earnings reflect lower loan and deposit volumes which resulted, in part, from various actions including the sale of outlying branches, the strategic runoff of low earning loan portfolios and customer migration towards higher yielding deposit products and mutual funds. This was partly offset by the promotion of money market accounts in selected markets, increased electronic banking fees, and various other product initiatives. While holding operating costs relatively flat, 1998 reflects the continuing reconfiguration of distribution channels. Growth in ATM distribution points, and increased PC banking penetration helped the corporation successfully redeploy resources towards those delivery channels consistent with customer preferences.

Small Business

The Small Business group provides a full range of financial services to businesses with sales of up to $10 million. Services offered include commercial lending, real estate lending, deposit products, and cash management services. The corporation also offers an array of innovative solutions for small business customers. These include Business Solution Centers, where customers can conveniently access one stop shopping solutions for taxes, payroll cash management and other services; Business Leasing where small business customers can access a broad array of leasing alternatives; and Storefronts@Fleet.com, where the corporation helps small businesses develop a retail presence on the Internet. Fleet Boston is the leading small-business lender in New England and ranks among the top 10 nationwide. Earnings for this unit were $225 million in 1998, slightly lower than 1997 earnings of $235 million. Lower earnings were driven by a moderate increase in operating costs, while 1998 revenues kept pace with 1997 revenues. Average loan balances were relatively unchanged at $4 billion for 1998, while average deposit balances increased by $1 billion compared to 1997. Revenue from increased deposit volumes was offset by increased processing costs and increased interest expense associated with customers continued migration towards higher-rate interest-bearing products.

Consumer Lending

Consumer Lending offers a convenient and competitive mix of loan products to consumers. Products and services are distributed through the retail distribution footprint of over 1,500 branches located in the Northeast, as well as through alternative direct banking channels. Products offered include home equity loans and student loans, as well as direct and indirect consumer lending programs. The Consumer

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Lending business has over $10 billion in consumer loan balances and excludes credit card and residential mortgage products which are managed as part of the National Consumer Group. The Consumer Lending business earned $63 million in 1998. Lower earnings compared to 1997 were influenced by lower spreads in a competitive home equity lending market, as well as lower loan balances as a result of the runoff of a portion of the indirect auto lending portfolio, as well as the sale of loan balances associated with the aforementioned sale of non-strategic outlying retail distribution centers.

Global Banking and Financial Services

Year ended December 31
Dollars in millions                                       1998             1997
================================================================================
Income Statement Data:
  Net Interest Income (FTE)                            $ 1,737          $ 1,390
  Noninterest Income                                     2,646            2,086
  Provision for Credit Losses                              245              204
  Noninterest Expense                                    2,616            1,995
  Taxes/FTE Adjustment                                     633              534
--------------------------------------------------------------------------------
  Net Income                                           $   889          $   743
--------------------------------------------------------------------------------
Balance Sheet Data:
  Average Assets                                       $63,807          $51,258
  Average Loans and Leases                              43,764           35,745
  Average Deposits                                      18,541           16,592
--------------------------------------------------------------------------------
Return on Equity                                            18%              20%
================================================================================

Global Banking and Financial Services includes Investment Services, Institutional and Investment Banking, International Banking and Private Equity. This unit earned $889 million in 1998, a 20% increase from 1997 earnings of $743 million. Return on equity declined, due primarily to increased equity associated with the acquisitions in the international banking and investment services units. Increased earnings for Global Banking and Financial Services were driven by core business growth, largely from specialized lending portfolios, venture capital gains, and increased sophistication of cross selling efforts, as well as from strategic acquisitions in the international banking, and investment services. A more detailed analysis of the supporting business units follows.

Year ended December 31            Net Income       %       Total Revenue     %
Dollars in millions              1998     1997  Change     1998     1997  Change
================================================================================
Investment Services              $291     $225    29%    $1,478   $1,232     20%
Institutional and Investment
  Banking                         210      222    (5)     1,172    1,006     17
International Banking             207      157    32      1,374      969     42
Private Equity                    181      139    30        359      269     33
--------------------------------------------------------------------------------
Total                            $889     $743    20%    $4,383   $3,476     26%
================================================================================

Investment Services

The Investment Services business line is comprised of several businesses, all targeting the growing customer need for investment products and services. These businesses include Quick & Reilly, which offers brokerage, market-making and securities trading services; the Private Clients Group which offers specialized asset management, estate settlement and deposit and credit products to high-net-worth customers; Columbia asset management which sells proprietary mutual funds and manages personal and institutional business lines and the retail investments group, which markets the corporation's proprietary mutual fund families, as well as third party mutual funds and annuity products. In addition, this unit includes several other businesses which offer retirement plan, large institutional asset management and not-for-profit investment services.

      The Investment Services unit earned $291 million in 1998, an increase of $66 million, or 29%, compared to 1997. Strong growth in assets under management, as well as increased brokerage and market-making revenues, continued to drive increased earnings. Investment management revenue increased by $169 million, or 25%. This increase was driven by increased sales of mutual funds and annuity products, related growth in assets under management, as well as the acquisition of Columbia late in 1997. In 1998 growth in assets under management was strong, despite a market correction in the latter half of the year. Assets under management grew to over $107 billion in 1998. Increased revenue was also attributable to higher brokerage and market-making activity, as related revenues increased by $115 million, or 28%, compared to 1997.

Institutional and Investment Banking

Focusing on high yield and high growth corporate finance functions this unit includes specialized industry lending, institutional banking, investment banking and capital markets activities. As a result of its focus on the needs of large corporate customers and specialized industries, this business represents a diverse mix of corporate customers both by geographic region and by industry. Investment Banking includes Robertson Stephens which was acquired in 1998, as well as the combined Fleet Boston corporate finance units. These units provide business customers with capital formation, acquisition finance, and long-term financial strategies. The specialized industry and institutional lending units provide financial services to corporate customers across the nation in high growth industries such as media, communications, high tech, energy, financial institutions and healthcare. This unit also services multinational clients through the multinational and European units, and offers sophisticated foreign exchange and other services through its capital markets unit.

      Institutional and Investment Banking earnings declined by $12 million, compared to 1997 primarily due to trading losses in connection with international market volatility. These losses totaled $105 million pre-tax. Excluding these losses revenues increased $271 million, or 27%, reflecting loan growth in specialized lending, increased corporate finance activity and acquisitions, and increased sales of foreign exchange and interest-rate protection products, due largely to increased cross selling efforts to existing customers.

International Banking

The International Banking unit includes the corporation's international operations, predominantly in Brazil, where the corporation has had experience since 1947, and Argentina, where the corporation has done business since 1917. In both

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

countries the corporation is a recognized leader among financial institutions. Further leveraging the expertise which is enjoyed in these markets, the company has been able to develop unique strategies for managing businesses in Argentina and Brazil. This business unit also includes the international operations in other Latin American countries, as well as operations in Asia. This business line excludes operations in Europe, as well as international operations related to large corporate and multinational units which are part of the Institutional and Investment Banking business line.

      During the 1990s Argentina has experienced a period of economic stability and low inflation, with the Peso exchange rate tied one-for-one with the US dollar. While the economy is expected to contract somewhat in 1999, economic stability and growth has helped foster expansion and acquisitions in the Argentine markets where the corporation now operates 139 branches, including 64 new branches, and the acquired operations of Deutsche Argentina. The corporation operates a diverse book of business in this market including retail banking, corporate banking, and mutual fund businesses, where the corporation is the largest provider of mutual funds.

      Like Argentina, Brazil has enjoyed relative economic stability with a transition from a sustained period of "hyperinflation", which lasted through the mid 1990s, to a period of low inflation over the past few years. The corporation offers a diverse product mix in the Brazilian market, and targets top-tier consumer markets and large corporate multinational lending. Of the large corporate lending activity, 90% is related to import and export activity. As in Argentina, the company has expanded branch banking in Brazil to approximately 65 well targeted locations, and includes a strong mutual fund business which accounted for 15% of Brazilian revenues.

      Compared to 1997, International Banking earnings increased by $50 million, or 32%, driven primarily by increased revenues in Argentina and Brazil. Increased revenues resulted from increased net interest revenues, as well as increased banking fees, credit card revenue, mutual fund revenues, and foreign exchange in both Brazil and Argentina. Increased revenues were partly offset by costs associated with the significant branch expansions in both Argentina and Brazil. This expansion reflects a significant diversification of international earnings which increasingly emphasizes deposit gathering, top tier consumer lending opportunities, and mutual fund fee generation. At December 31, 1998 international mutual fund assets under management grew to $9 billion, while loans and deposits grew by $3 billion, and $2 billion, respectively. Additional information relating to international cross-border outstandings and currency positions are presented on pages 13 and 14.

Private Equity

This business line provides startup capital and debt financing to new ventures and selected, small business ventures which are predominantly privately or closely held companies. The Private Equity business line has assets with a total carrying value of $1.6 billion at year-end 1998. In 1998 earnings increased to $181 million from $139 million in the previous year. Increased earnings were driven by increases in the market value of investments, as well as the timing of sales. Private Equity earnings are effected by the condition of equity markets, the general state of the economy, and the timing of sales. Accordingly, earnings for this unit can fluctuate significantly.

National Consumer Group

Year ended December 31
Dollars in millions                                       1998             1997
================================================================================
Income Statement Data:
  Net Interest Income (FTE)                            $   549          $   382
  Noninterest Income                                       877              485
  Provision for Credit Losses                              335              294
  Noninterest Expense                                      841              505
  Taxes/FTE Adjustment                                      97               28
--------------------------------------------------------------------------------
  Net Income                                           $   153          $    40
--------------------------------------------------------------------------------
Balance Sheet Data:
  Average Assets                                       $13,149          $ 9,602
  Average Loans and Leases                               5,141            4,454
  Average Deposits                                       2,650            1,901
--------------------------------------------------------------------------------
Return on Equity                                             7%               4%
================================================================================

The National Consumer Group includes mortgage banking, credit card services, and student loan processing. A more detailed analysis of these business lines follows.

Year ended December 31      Net Income         %         Total Revenue       %
Dollars in millions        1998     1997    Change       1998     1997    Change
================================================================================
Credit Card              $   85   $  (32)      366%    $  922   $  397      132%
Mortgage Banking             43       51       (16)       356      366       (3)
Student Loan                 25       21        19        148      104       42
--------------------------------------------------------------------------------
Total                    $  153   $   40       283%    $1,426   $  867       65%
================================================================================

The credit card business includes portfolios acquired from Advanta early in 1998, and Household Finance and Crestar, acquired in the fourth and third quarters of 1998, respectively, as well as the BankBoston credit card portfolio, formerly managed as part of the Retail Banking group. The 1998 acquisitions of the consumer credit card operations of Advanta and the acquisition of the Crestar and Household credit card portfolios make the corporation the eighth largest credit card company in the nation. With offices located in 15 states, Fleet Mortgage originated approximately $37 billion of loans in 1998. This business services a mortgage portfolio of $119 billion and 1.4 million loans. Student loan processing, through the AFSA subsidiary, services 6.5 million accounts nationwide and is the largest student loan service provider in the nation, with $48.7 billion of student loans serviced.

      National Consumer Group earnings increased by $113 million compared to 1997, due primarily to the acquisition of the Advanta consumer credit card business. With the purchase of the Advanta domestic consumer credit card business, the corporation has increased its national reach, and the percentage of earnings derived from, noninterest income generating businesses. In 1998 mortgage banking recorded a $75 million MSR impairment adjustment, partly offset by $25 million of gains on the sale of servicing rights. Excluding these charges and related gains, mortgage banking earnings were $73 million, representing a 43% increase over 1997. Increased earnings resulted primarily from increased loan production volumes as refinancing activity was strong in a low

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

mortgage rate environment. The National Consumer Group also had increased earnings from AFSA student loan processing, due to increased student loan account volumes.

All Other

All Other includes certain transactions not allocable to specific business units, the residual impact of methodology allocations such as provision for credit losses, credit loss reserves and equity allocations, combined with transfer pricing offsets. The related activities of the Treasury unit are also included in All Other. The Treasury unit is responsible for managing the corporation's securities and residential mortgage portfolios, the asset-liability management function and wholesale funding needs. For comparative purposes, certain businesses sold are included in All Other. Earnings in All Other fluctuate with changes affecting total company provision for credit losses, one-time charges, gains and other actions not driven by specific business units. All Other includes several such transactions. The corporation recorded net gains on the sales of business units of $254 million in 1998 and $243 million in 1997. Both years' gains were partly offset by merger charges and other expenses, which mitigate the year over year impact of these transactions.

      All Other had net income of $246 million in 1998 compared to $452 million in 1997. The decrease in earnings is primarily attributable to increased provision for credit losses in excess of that required by the business lines on an economic basis, as well as foregone revenues on business units sold in 1997 and during 1998.

BALANCE SHEET ANALYSIS

Total assets increased $17.6 billion to $177.9 billion as of December 31, 1998, as a result of strong loan growth, increases in mortgages held for resale and securities, and the acquisition of three domestic credit card portfolios during the year.

      Fleet Boston's investment securities portfolio plays a significant role in the management of the corporation's balance sheet as the liquid nature of the securities portfolio enhances the efficiency of the balance sheet. The amortized cost of securities available for sale increased $3.9 billion to $21.7 billion at December 31, 1998, compared to $17.8 billion at December 31, 1997. The valuation of securities available for sale decreased $67 million to an unrealized gain position of $178 million at December 31, 1998, due to changes in the interest-rate environment as well as transactions during the year in the securities portfolio.

Securities

                                                       1998                  1997                  1996
December 31                                   Amortized    Market   Amortized    Market   Amortized    Market
In millions                                        Cost     Value        Cost     Value        Cost     Value
=============================================================================================================
Securities available for sale:
  U.S. Treasury and government agencies         $ 1,821   $ 1,845     $ 3,435   $ 3,466     $ 4,305   $ 4,332
  Mortgage-backed securities                     14,166    14,380      10,602    10,769       8,217     8,233
  Other debt securities                           4,188     4,135       2,521     2,513       1,517     1,562
-------------------------------------------------------------------------------------------------------------
     Total debt securities                       20,175    20,360      16,558    16,748      14,039    14,127
-------------------------------------------------------------------------------------------------------------
       Marketable equity securities                 446       439         392       447         299       386
       Other securities                           1,043     1,043         864       864         919       919
-------------------------------------------------------------------------------------------------------------
          Total securities available for sale    21,664    21,842      17,814    18,059      15,257    15,432
-------------------------------------------------------------------------------------------------------------
          Total securities held to maturity       1,527     1,537       1,786     1,794       1,732     1,722
-------------------------------------------------------------------------------------------------------------
Total securities                                $23,191   $23,379     $19,600   $19,853     $16,989   $17,154
=============================================================================================================

Loans and Leases

The loan and lease portfolio inherently includes credit risk. Fleet Boston attempts to control such risk through review processes that include analysis of credit applications, portfolio diversification and ongoing examinations of outstandings and delinquencies. Fleet Boston strives to identify potential classified assets as early as possible, to take charge offs promptly based on realistic assessments of probable losses and to maintain adequate reserves for credit losses. The corporation's portfolio is well diversified by borrower, industry, product and geographic location, thereby reducing the concentration of credit risk.

Loans and Leases

December 31
In millions                                                     1998        1997
================================================================================
Domestic:
  Commercial and industrial                                 $ 54,447    $ 48,239
  Commercial real estate                                       8,176       8,902
  Lease financing                                              5,750       5,013
  Consumer                                                    29,789      31,616
--------------------------------------------------------------------------------
     Total domestic loans and leases                          98,162      93,770
--------------------------------------------------------------------------------
International:
  Commercial                                                  11,126      10,817
  Consumer                                                     2,806       1,958
--------------------------------------------------------------------------------
     Total international loans and leases                     13,932      12,775
--------------------------------------------------------------------------------
Total loans and leases                                      $112,094    $106,545
================================================================================

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Total loans and leases increased $5.5 billion, or 5%, over December 31, 1997. Domestic loans and leases increased $4.4 billion, or 5%, while international loans and leases increased $1.2 billion, or 9%. The increase in domestic loans and leases was due primarily to growth in the commercial and industrial (C&I) and lease financing portfolios which was offset, in part, by a $3.0 billion securitization of C&I and home equity loans and a slight decrease in consumer loans. Growth in the corporation's international loan portfolio was driven primarily by growth in the Argentine portfolio, including the acquisition of Deutsche Argentina.

Commercial and Industrial Loans

Domestic C&I borrowers consist primarily of middle-market and large corporate customers and are well-diversified as to industry and companies within each industry. International C&I borrower industry concentrations consist primarily of banking and insurance, transportation, communications and energy production and distribution.

      Although the corporation is engaged in business globally, the lending done by its domestic banking subsidiaries is primarily concentrated in New England, New York and New Jersey. International borrowers are concentrated in Latin America, particularly Argentina, Brazil and Chile.

      The corporation is engaged in lease financing on both a domestic and international basis. Domestic lease financing totaled $5.8 billion at December 31, 1998, compared with $5.0 billion at December 31, 1997. This 15% increase was primarily attributable to increased lease originations from both the direct leasing group and the newly formed Global Lease Finance unit. The corporation provides a wide variety of leasing products to the middle and large ticket marketplaces. Additionally, the acquisition of Sanwa Business Credit which closed on February 1, 1999, added approximately $6 billion of assets, of which approximately $4 billion are lease financings. This acquisition significantly expands Fleet Boston's geographic presence, existing product line, and client base to include lease financing to manufacturers of capital equipment and leasing programs for small businesses. As a result of this acquisition, Fleet Boston Capital Leasing has become the third ranked bank lessor and one of the top ten leasing companies in the United States.

Commercial Real Estate Loans

Commercial real estate (CRE) loans decreased by $726 million, or 8%, from December 31, 1997 to December 31, 1998, as the corporation has strategically sought to reduce this loan portfolio.

Consumer Loans

December 31
In millions                                                     1998        1997
================================================================================
Domestic:
  Residential real estate                                    $11,243     $12,589
  Home equity                                                  6,550       7,674
  Credit card                                                  6,077       4,497
  Student loans                                                1,447       1,597
  Installment/other                                            4,472       5,259
--------------------------------------------------------------------------------
     Total domestic loans                                     29,789      31,616
--------------------------------------------------------------------------------
International                                                  2,806       1,958
--------------------------------------------------------------------------------
Total consumer loans                                         $32,595     $33,574
================================================================================

Approximately 60% of the domestic consumer loan portfolio at December 31, 1998 represented loans secured by residential real estate, including second mortgages, home equity loans and lines of credit. The corporation manages the risk associated with most types of consumer loans by utilizing uniform credit standards when extending credit, together with systems that streamline the process of monitoring delinquencies.

      Residential real estate loans on a domestic basis, secured by one- to four-family residences, decreased $1.3 billion to $11.2 billion at December 31, 1998. This decline was primarily the result of the sale of $750 million of Community Reinvestment Act (CRA) residential mortgage loans at book value. The loans were sold to provide balance sheet capacity for further CRA lending. The $1.1 billion decrease in domestic home equity loans was primarily the result of the securitization of approximately $800 million of home equity loans during 1998.

      Credit card loans on a domestic basis increased $1.6 billion to $6.1 billion at December 31, 1998 primarily attributable to the acquisition of the consumer credit card operations of Advanta and purchases of credit card receivables from Crestar and Household, and partially offset by the 1998 contribution of selected credit cards into a joint venture. The interest in the joint venture was sold in the second quarter of 1999. The $848 million increase in international consumer loans is primarily the result of increases in residential mortgages and automobile loans in Argentina as a result of expansion in that country.

Cross-Border Outstandings

In accordance with bank regulatory rules, cross-border outstandings are amounts payable to the corporation by residents of foreign countries, regardless of the currency in which the claim is denominated, and local country claims in excess of local country obligations. At December 31, 1998, total cross-border outstandings were $10.6 billion, compared with $9.8 billion at December 31,1997, which included $6.4 billion and $7.0 billion, respectively, of cross-border outstandings to emerging markets countries. Excluded from cross-border outstandings are the following:

o Local country claims that are funded by local country obligations payable only in the country where issued regardless of the currency in which the claim or obligation is denominated.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

o Local country claims funded by non-local country obligations (typically denominated in U.S. dollars or other non-local currency) where the providers of funds agree that, in the event their claims cannot be repaid in the designated currency due to currency exchange restrictions in a given country, they may either accept payment in local currency or wait to receive the non-local currency until such time as it becomes available in the local market. At December 31, 1998, such outstandings related to emerging markets countries totaled $2.2 billion, compared with $2.8 billion at December 31, 1997.

o Claims reallocated as a result of external guarantees, cash collateral, or insurance contracts issued primarily by U.S. government agencies.

      Cross-border outstandings include deposits in other banks, resale agreements, trading securities, securities available for sale, securities held to maturity, loans and lease financing, amounts due from customers on acceptances, accrued interest receivable and revaluation gains on trading derivatives.

      In addition to credit risk, cross-border outstandings have the risk that, as a result of political or economic conditions in a country, borrowers may be unable to meet their contractual repayment obligations of principal and/or interest when due because of the unavailability of, or restrictions on, foreign exchange needed by borrowers to repay their obligations. The corporation manages its cross-border outstandings using country exposure limits established by the Country Exposure Committee.

      The following table details by country the corporation's approximate cross-border outstandings that individually amounted to 1% or more of its consolidated total assets at December 31, 1998, 1997, and 1996.

Significant Cross-Border Outstandings

December 31
Dollars in millions                            1998(a)      1997(a)      1996(a)
================================================================================
Argentina:
   Banks                                       $  125       $   52       $   79
   Government entities and
       agencies                                   775          740          605
   Other                                        1,155        1,035          945
--------------------------------------------------------------------------------
Total                                          $2,055       $1,827       $1,629
--------------------------------------------------------------------------------
Percentage of Total Assets                        1.2%         1.1%         1.1%
--------------------------------------------------------------------------------
Commitments(b)                                 $   11       $   35       $   55
================================================================================

(a) Cross-border outstandings in countries which totaled between .75% and 1% of consolidated total assets at December 31, 1998, 1997 and 1996 were approximately as follows: 1998-none; 1997-Brazil $1,441 million; 1996-none.
(b) Included within commitments are letters of credit, guarantees and the undisbursed portions of loan commitments.

Total cross-border outstandings to Latin America were $5.6 billion at December 31, 1998. For additional information on Argentina and Brazil, see the "Lines of Business" section of the Supplemental Management's Discussion and Analysis.

      During 1998, world financial markets experienced significant volatility due to the Asian and Russian crises and these crises also impacted the economies of Latin America. The corporation has not experienced collection problems as a result of world economic volatility, currency restrictions or foreign exchange liquidity problems in its current portfolio of cross-border outstandings to Latin America. However, if actions implemented by the various Latin American governments are not effective over time, the corporation's operations could experience adverse effects. It is expected that the economic situation in Latin America, including the effect of world financial markets on these economies, will continue to be unsettled. The impact that these events will ultimately have on Latin American economies and, therefore, the corporation's operations in that region, is uncertain. The corporation will continue to monitor the economies of the Latin American countries in which it has local operations and cross-border outstandings, as well as the economies of other emerging markets which could impact the performance of the corporation, and will take appropriate actions as it deems appropriate.

Nonperforming Assets

Nonperforming Assets(a)(b)
================================================================================

In millions                                  C&I       CRE    Consumer     Total
--------------------------------------------------------------------------------
Nonperforming loans and leases:
 Current or less than 90 days past due
      Domestic                              $179      $ 26        $  2      $207
      International                           13        --          --        13
  Noncurrent
      Domestic                                78        48         118       244
      International                           73        --         103       176
  Other real estate
     owned (OREO)
      Domestic                                 2        21          14        37
      International                           --         1           6         7
--------------------------------------------------------------------------------
Total NPAs-Domestic                         $259      $ 95        $134      $488
Total NPAs-International                      86         1         109       196
--------------------------------------------------------------------------------
Total NPAs December 31, 1998                $345      $ 96        $243      $684
--------------------------------------------------------------------------------
1997:
Total NPAs-Domestic                         $316      $154        $192      $662
Total NPAs-International                      64         1          45       110
--------------------------------------------------------------------------------
Total NPAs December 31, 1997                $380      $155        $237      $772
================================================================================

(a) Throughout this document, NPAs and related ratios do not include loans greater than 90 days past due and still accruing interest ($275 million and $233 million at December 31, 1998 and 1997, respectively). Included in the 90 days past due and still accruing interest were $248 million and $202 million of consumer loans at December 31, 1998 and 1997, respectively.
(b) Nonperforming assets and related ratios at December 31, 1998 and 1997 do not include $46 million and $214 million, respectively, of nonperforming assets classified as held for sale by accelerated disposition.

Nonperforming assets (NPAs) are assets on which income recognition has either ceased or is limited. NPAs negatively affect the corporation's earnings by reducing interest income. In addition to NPAs, asset quality is measured by provision for credit losses, charge offs and certain credit quality related ratios as disclosed in the Reserve for Credit Losses Activity table.

      NPAs decreased $88 million, or 11%, over the prior year. NPAs at December 31, 1998, as a percentage of total loans, leases and OREO and as a percentage of total assets were .61% and .38%, respectively, compared to .72% and .48%, respectively, at December 31, 1997. This improvement was due to a decrease in domestic NPAs of $174 million, offset, in part, by a $86 million increase in international NPAs.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Activity in Nonperforming Assets

Year ended December 31
In millions                                                  1998          1997
================================================================================
Balance at beginning of year                              $   772       $ 1,175
Additions                                                   1,165         1,196
Reductions:
  Payments/interest applied                                  (482)         (625)
  Returned to accrual                                         (50)          (73)
  Charge-offs/write-downs                                    (609)         (545)
  Sales/other                                                 (79)         (125)
--------------------------------------------------------------------------------
     Total reductions                                      (1,220)       (1,368)
--------------------------------------------------------------------------------
Subtotal                                                      717         1,003
--------------------------------------------------------------------------------
Assets reclassified as held for sale
  by accelerated disposition                                  (33)         (231)
--------------------------------------------------------------------------------
Balance at end of year                                    $   684       $   772
================================================================================

Reserve For Credit Losses

The reserve for credit losses represents the amount available for credit losses inherent in the corporation's portfolio. It reflects management's ongoing detailed review of certain individual loans, supplemented by an analysis of the historical net charge-off experience of the portfolio, an evaluation of prevailing economic and business conditions, a review of industry concentrations, including emerging markets risk and cross-border outstandings, and changes in the size and characteristics of the portfolio, as well as other pertinent factors. Assumptions utilized in the reserve calculation methodology have been relatively consistent with actual results. Based on these analyses, and the assumptions contained therein, the corporation believes that its year-end reserve for credit losses is adequate.

      Fleet Boston's reserve for credit losses increased $162 million from December 31, 1997, to $2.306 billion at December 31, 1998, primarily due to the addition of reserves from the acquisition of the consumer credit card operations of Advanta. The 1998 provision for credit losses was $850 million, $328 million higher than the prior year level of $522 million. The increase in the provision for credit losses was due primarily to a 20% increase in net charge-offs in the credit card portfolio as well as an increase in net charge-offs in the international portfolio. The provision for credit losses is expected to increase in 1999 due to the Sanwa and Household portfolio acquisitions. Total assets from these acquisitions were $7.3 billion.

      As a result of core loan growth and the acquisition of various credit card portfolios, the risk characteristics of the corporation's loan portfolio have been altered. Specifically, the growth in domestic credit card receivables of $1.6 billion required that additional reserves be allocated to the consumer portfolio. Therefore, the allocated reserve pertaining to the consumer portfolio has increased from 21% of the total reserve for credit losses in 1997 to 30% in 1998.

      The increase in the provision for credit losses attributable to international operations for 1998 was principally a result of increases in international credit losses, including Asian credit losses resulting from the sustained economic crisis in that region; the charge-off of a series of loans to related borrowers made by a former officer of the International Private Bank; and increased credit losses from Argentina, primarily a reflection of growth in the consumer-related portfolio and the acquisition of Deutsche Argentina.

      An integral component of the corporation's risk management process is to ensure the proper allocation of the reserve for credit losses based upon an analysis of risk characteristics, demonstrated losses, loan segmentations, and other factors. The unallocated component of the reserve for credit losses represents management's evaluation, utilizing an internally developed methodology, of the loan portfolio, including its size and complexity, and the realization that there are estimable losses that have been incurred within the portfolio but not yet specifically identified. This methodology may be altered periodically after evaluating factors impacting assumptions utilized in the unallocated reserve calculation. At December 31, 1998, the corporation's unallocated reserve had declined 48% from 1997 as the portfolio's risk characteristics have been altered resulting primarily from the additional credit card receivables acquired throughout 1998.

Reserve for Credit Losses Allocation

                                 1998                  1997                 1996                 1995                 1994
====================================================================================================================================
                                    Percent of            Percent of           Percent of           Percent of           Percent of
December 31                       Loan Type to          Loan Type to         Loan Type to         Loan Type to         Loan Type to
Dollars in millions        Amount  Total Loans   Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial  $  991        47.41%  $  854        44.08% $  898        41.54% $  827        39.12% $  904        38.68%
Consumer                      682        16.55      444        17.86     558        23.20     340        20.63     330        19.27
Commercial real estate:
  Construction                 12         1.16       15         1.09      26         1.35      23         1.30      17         1.25
  Interim/permanent            85         7.29      118         8.46     212         8.55     296         8.22     384        10.49
Residential real estate        30        10.03       50        11.82      80        11.13     126        17.22      81        18.49
Lease financing                31         5.13       28         4.70      36         4.10      41         3.89      39         3.23
International                 242        12.43      189        11.99     217        10.13     171         9.62      99         8.59
Unallocated                   233           --      446           --     344           --     387           --     469           --
------------------------------------------------------------------------------------------------------------------------------------
Total                      $2,306        100.0%  $2,144        100.0% $2,371        100.0% $2,211        100.0% $2,323        100.0%
====================================================================================================================================

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Reserve for Credit Losses Activity

Year ended December 31
In millions                          1998      1997      1996     1995     1994
================================================================================
Balance at beginning of year       $2,144    $2,371    $2,211   $2,323   $2,610
Gross charge-offs:
  Domestic:
    Consumer                          164       253       246      168      180
    Credit card                       369       300       161       70       30
    Commercial and industrial         240       174       181      156      129
    Commercial real estate             23        46       105      155      167
    Residential real estate            21        29        45       88       74
    Lease financing                     1         2         4        4        9
  International:
    Consumer                           91        38        32       35       20
    Commercial                        141        38        20       24       28
--------------------------------------------------------------------------------
Total gross charge-offs             1,050       880       794      700      637
--------------------------------------------------------------------------------
Recoveries:
  Domestic:
    Consumer                           42        60        54       56       56
    Credit card                        32        19        10        7        3
    Commercial and industrial          73        73        72       65       82
    Commercial real estate             28        39        33       46       45
    Residential real estate             4         7         6        8       15
    Lease financing                     2         2         4        5        5
  International:
    Consumer                           23        13        11        8        5
    Commercial                         12        12         4        7       13
--------------------------------------------------------------------------------
Total recoveries                      216       225       194      202      224
--------------------------------------------------------------------------------
Net charge-offs                       834       655       600      498      413
Provision                             850       522       444      376      219
Acquired/divestitures/other           146       (94)      316       10      (93)
--------------------------------------------------------------------------------
Balance at end of year             $2,306    $2,144    $2,371   $2,211   $2,323
================================================================================

Net charge-offs increased $179 million to $834 million in 1998 primarily a result of an increase in international charge-offs driven by an increase in Argentine net credit losses of $34 million, a $27 million increase in net credit losses in Asia primarily from Indonesian credits that had been adversely affected by the sustained economic crisis in that region, and a charge-off of approximately $66 million related to a series of loans to related borrowers that were initiated by a former officer in the corporation's International Private Bank. During 1999, the corporation received a partial insurance recovery related to the aforementioned private bank loans. Net charge-offs from the domestic credit card portfolio increased $56 million to $337 million, due to a $745 million increase in average credit card loans, year-to-year, from the acquisition of Advanta's consumer credit card portfolio. The ratio of net charge-offs to average loans increased to .75% as compared to .64% at December 31, 1997. Net charge-offs are expected to increase in 1999 due to the acquisition of the Sanwa and Household portfolios.

Funding Sources

Components of Funding Sources

December 31
In millions                                                1998             1997
================================================================================
Deposits:
 Domestic:
   Demand                                              $ 19,948         $ 21,645
   Regular savings and NOW                               11,816           15,361
   Money market                                          40,414           29,923
   Time                                                  28,607           26,574
 International                                           17,393           15,994
--------------------------------------------------------------------------------
Total deposits                                          118,178          109,497
--------------------------------------------------------------------------------
Short-term borrowed funds:
 Federal funds purchased                                  3,953            4,537
 Securities sold under agreements to
    repurchase                                            5,744            4,419
 Commercial paper                                         1,037              811
 Other                                                    8,442            9,457
--------------------------------------------------------------------------------
Total short-term borrowed funds                          19,176           19,224
--------------------------------------------------------------------------------
Due to brokers/dealers                                    3,975            4,316
Long-term debt                                           14,411            8,191
--------------------------------------------------------------------------------
Total                                                  $155,740         $141,228
================================================================================

Total deposits increased $8.7 billion to $118.2 billion at December 31, 1998. The increase was due primarily to a $10.5 billion increase in domestic money market deposits as a result of establishing interest rates aimed at attracting new sources of funds. In addition, domestic time deposits increased $2.0 billion due primarily to the corporation issuing jumbo time deposits to fund earning asset growth during 1998.

      Certificates of deposit and other time deposits issued by domestic offices in amounts of $100,000 or more as of December 31, 1998 will mature as presented in the following table.

Maturity of Time Deposits - Domestic

December 31, 1998                                                          Other
In millions                                       Certificates              Time
Remaining maturity                                  of Deposit          Deposits
================================================================================
3 months or less                                    $    6,445          $     26
3 to 6 months                                            1,360                24
6 to 12 months                                           2,085                59
Over 12 months                                           1,154                76
--------------------------------------------------------------------------------
Total                                               $   11,044          $    185
================================================================================

The majority of foreign office deposits are in denominations of $100,000 or more.

      Total short-term borrowed funds remained consistent with December 31, 1997. Long-term debt increased by $6.2 billion to $14.4 billion at December 31, 1998 and increased an additional $7.6 billion to $22.0 billion at June 30, 1999 due to the issuance of new debt and capital securities to fund acquisitions and balance sheet growth.

      Management believes Fleet Boston has sufficient liquidity to meet its liabilities to customers and debt holders. The effect of maturing liabilities is discussed in the Asset-Liability Management section that follows.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

ASSET-LIABILITY MANAGEMENT

The goal of asset-liability management is the prudent control of market risk, liquidity, and capital. Asset-liability management is governed by policies reviewed and approved annually by the corporation's Board of Directors (the Board). The Board delegates responsibility for asset-liability management to the corporate Asset-Liability Management Committee (ALCO). ALCO sets strategic directives that guide the day-to-day asset-liability management activities of the corporation. ALCO also reviews and approves all major market risk, liquidity, and capital management programs.

Market Risk

Market risk is the sensitivity of income to variations in interest rates, foreign exchange rates, equity prices, commodity prices, and other market-driven rates or prices. As discussed below, the corporation is exposed to market risk in both its non-trading and trading operations.

Non-trading Market Risk

U.S. Dollar Denominated Risk

At December 31, 1998, U.S. dollar denominated assets comprised the majority of the corporation's balance sheet. Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-trading market risk to which the U.S. dollar denominated positions are exposed. Interest-rate risk is the sensitivity of income to variations in interest rates. This risk arises directly from the corporation's core banking activities - lending, deposit gathering, and loan servicing.

      The primary goal of interest-rate risk-management is to control the exposure to interest-rate risk both within limits approved by the Board and within narrower guidelines approved by ALCO. These limits and guidelines reflect the corporation's tolerance for interest-rate risk over both short-term and long-term time horizons.

      The corporation controls interest-rate risk by identifying, quantifying, and hedging its exposures. The corporation identifies and quantifies its interest-rate exposures using sophisticated simulation and valuation models, as well as simpler gap analyses, reflecting the known or assumed maturity, repricing, and other cash flow characteristics of the corporation's assets and liabilities.

      The corporation manages the interest-rate risk inherent in its core banking operations using both on-balance sheet instruments, mainly fixed-rate portfolio securities, and a variety of off-balance sheet instruments. The most frequently used off-balance sheet instruments are interest-rate swaps and options (e.g., interest-rate caps and floors). When appropriate, forward-rate agreements, options on swaps, and exchange-traded futures and options are also used.

      The major source of the corporation's non-trading interest-rate risk is the difference in the maturity and repricing characteristics between the corporation's core banking assets and liabilities - loans and deposits. This difference or mismatch is a risk to net interest income.

      Most significantly, the corporation's core banking assets and liabilities are mismatched with respect to repricing frequency, maturity and/or index. Most of the corporation's commercial loans, for example, reprice rapidly in response to changes in short-term interest rates (e.g., London Interbank Offered Rate (LIBOR) and prime rate). In contrast, many of its consumer deposits reprice slowly, if at all, in response to changes in market interest rates. As a result, the core bank is asset-sensitive.

      In managing net interest income, the corporation uses fixed-rate portfolio securities and interest-rate swaps to offset the general asset-sensitivity of the core bank. Additionally, the corporation uses interest-rate swaps to offset basis risk, including the specific exposure to changes in the prime rate. At December 31, 1998 and 1997, interest-rate swaps totaling $23.2 billion and $23.4 billion (notional amount), respectively, were being used to manage risk to net interest income.

      A second major source of the corporation's non-trading interest-rate risk is the sensitivity of its mortgage servicing rights (MSRs) to prepayments. The mortgage borrower has the option to prepay the mortgage loan at any time. When mortgage interest rates decline, the borrower has a greater incentive to prepay a mortgage loan through a refinancing; when mortgage interest rates rise, this incentive is reduced or eliminated. Since MSRs represent the right to service mortgage loans, a decline in interest rates and an actual (or probable) increase in mortgage prepayments shorten the expected life of the MSR asset and reduce its economic value. Correspondingly, an increase in interest rates and an actual (or probable) decline in mortgage prepayments lengthen the expected life of the MSR asset and enhance its economic value. The expected income from and, therefore, economic value of MSRs is sensitive to movements in interest rates due to this sensitivity to mortgage prepayments.

      To mitigate the risk of declining long-term interest rates, increased mortgage prepayments, and the potential impairment of the MSRs, the corporation uses a variety of risk-management instruments, including interest-rate swaps, caps and floors tied to "constant maturity" yields on long-term (e.g., 10-year) Treasury notes and swaps, options on swaps, exchange-traded options on Treasury bond and note futures contracts, and swaps linked to mortgage assets such as "principal only" (P.O.) securities. These instruments gain value as interest rates decline, mitigating the impairment of MSRs. At December 31, 1998 and 1997, the corporation had approximately $65.2 billion and $30.7 billion (notional amount), respectively, of outstanding derivatives being used to manage risk to the MSRs' valuation.

      Complicating management's efforts to control non-trading exposure to interest-rate risk is the fundamental uncertainty of the maturity, repricing, and/or runoff characteristics of some of the corporation's core banking assets and liabilities. This uncertainty often reflects optional features contained in these financial instruments. The most impor-

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

tant optional features are contained in consumer deposits and loans.

      For example, many of the corporation's interest-bearing retail deposit products (e.g., interest checking, savings and money market deposits) have no contractual maturity. Customers have the right to withdraw funds from these deposit accounts freely. Deposit balances may therefore run off unexpectedly due to changes in competitive or market conditions. To forestall such runoff, rates on interest-bearing deposits may have to be increased more (or reduced less) than expected. Such repricing may not be highly correlated with the repricing of prime rate-based or LIBOR-based loans. Finally, balances that leave the banking franchise may have to be replaced with other more expensive retail or wholesale deposits. Given the uncertainties surrounding deposit runoff and repricing, the interest-rate sensitivity of core bank liabilities cannot be determined precisely.

      Similarly, customers have the right to prepay loans, particularly residential mortgage loans, without penalty. As a result, the corporation's mortgage-based assets (including mortgage loans and securities as well as mortgage servicing rights) are subject to prepayment risk. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since the future prepayment behavior of the corporation's customers is uncertain, the interest-rate sensitivity of mortgage assets cannot be determined exactly.

      To cope with such uncertainties, management gives careful attention to its assumptions. Depending on the product or behavior in question, each assumption will reflect some combination of market data, research analysis, and business judgment. For example, assumptions for mortgage prepayments are derived from third party prepayment estimates for comparable mortgage loans. Assumptions for noncontractual deposits are based on a historical analysis of repricing and runoff trends, heavily weighted to the recent past, modified by business judgment concerning prospective competitive market influences.

      To measure the sensitivity of its income to changes in interest rates, the corporation uses a variety of methods, including simulation, gap, and valuation analyses.

      Simulation analysis involves dynamically modeling interest income and expense from the corporation's balance sheet and off-balance sheet positions over a specified time period under various interest-rate scenarios and balance sheet structures. The corporation uses simulation analysis to measure the sensitivity of net interest income over relatively short (e.g. 1-2 year) time horizons.

      Key assumptions in these simulation analyses (and in the gap and valuation analyses discussed below) relate to the behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of the corporation's deposit and loan customers. As indicated above, the most material assumptions relate to the prepayment of mortgage assets, as well as the repricing and/or runoff of noncontractual deposits.

      As the future path of interest rates cannot be known in advance, management uses simulation analysis to project earnings under various interest-rate scenarios. Some scenarios reflect reasonable or "most likely" economic forecasts. Other scenarios are deliberately extreme, including immediate interest-rate "shocks," gradual interest-rate "ramps," spread narrowings/widenings, and yield curve "twists."

      Usually, each analysis incorporates what management believes to be the most appropriate assumptions about customer and competitor behavior in the specified interest-rate scenario. But in some analyses, assumptions are deliberately manipulated to test the corporation's exposure to "assumption risk."

      The following table reflects the estimated exposure of the corporation's net interest income for the next 12 months, assuming an immediate shift in interest rates.

                                  Estimated Exposure to
             Rate Change           Net Interest Income
            (Basis Points)            (In millions)
=======================================================
                                   1998           1997
-------------------------------------------------------
                 +200              $  7           $ 41
                 -200              (156)          (130)
=======================================================

Management believes that these estimates reflect a complete and accurate representation of the corporate balance sheet. It should be emphasized, however, that the results are dependent on material assumptions such as those previously discussed.

      Management believes that the exposure of the corporation's net interest income to gradual and/or modest changes in interest rates is relatively small. As indicated by the results of the simulation analyses, however, a sharp decline in interest rates will tend to reduce net interest income, but by amounts that are within corporate limits. This exposure is primarily related to two major risk factors discussed earlier - the anticipated slow repricing of noncontractual deposits and the assumed rapid prepayment of mortgage loans and securities.

      Valuation analysis involves projecting future cash flows from the corporation's assets, liabilities, and off-balance sheet positions over a very long-term horizon, discounting those cash flows at appropriate interest rates, and then aggregating the discounted cash flows. The corporation's "economic value of equity" (EVE) is the estimated net present value of the discounted cash flows. The interest-rate sensitivity of EVE is a measure of the sensitivity of long-term earnings to changes in interest rates. The corporation uses valuation analysis (specifically, the sensitivity of EVE) to measure the exposure of earnings and equity to changes in interest rates over a relatively long (e.g., >2-year) time horizon. Valuation analysis provides a more comprehensive measure of the corporation's exposure to interest-rate risk than simulation analysis. Valuation analysis incorporates a longer time horizon, and also includes certain interest-rate-sensitive components of noninterest income and expense, specifically fee income and amortization from mortgage servicing rights.

      The following table reflects the corporation's estimated exposure to economic value assuming an immediate shift in interest rates. Exposures are reported for shifts of +/- 100 basis points, as well as +/- 200 basis points because the sen-

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

sitivity of EVE, in particular the sensitivity of the hedged MSRs, to changes in interest rates can be nonlinear.

                                  Estimated Exposure to
             Rate Change             Economic Value
            (Basis Points)            (In millions)
=======================================================
                                   1998           1997
-------------------------------------------------------
                 +200             $(328)         $(442)
                 +100               (22)          (133)
                 -100              (536)          (286)
                 -200              (941)          (679)
=======================================================

During 1998, management continued to add fixed-rate portfolio securities and interest-rate swaps to control the asset-sensitivity inherent in the maturity and repricing mismatch of core bank assets and liabilities. The impact of these programs was partly offset by a reduction in the assumed repricing sensitivity of interest-bearing retail deposits. These assumptions, which are subject to frequent and careful management review, are revised as necessary to reflect current market conditions, business trends and product manager expectations.

      In the fourth quarter of 1998, the corporation entered into a definitive agreement to acquire Sanwa Business Credit. This transaction, which closed on February 1, 1999, will reduce the corporation's estimated exposure to falling interest rates. The year-end balance sheet position reflects management's anticipation of this impact.

      It should be emphasized that valuation analysis focuses on the long-term economic value of the corporation's future cash flows. For some financial instruments, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately. For example, if interest rates decline and the hedge is not effective, thereby reducing estimated future fee income from MSRs such that the estimated economic value of the MSRs falls below book value, an immediate impairment charge is required. In contrast, for other financial instruments, such as fixed-rate investment securities, the beneficial impact of a decline in interest rates on future income is unrecognized unless the instruments are sold.

      As a result of such accounting requirements, a portion of the EVE exposure attributable to mortgage servicing rights could materially impact earnings within the next 12 months under certain extreme scenarios involving changes in market spreads, a decline in implied option volatilities, and/or a greater than anticipated increase in prepayments.

      Off-balance sheet interest-rate instruments used to manage net interest income are designated as hedges of specific assets and liabilities. Accrual accounting is applied to these hedges, and the income or expense is recorded in the same category as that of the related balance sheet item. The periodic net settlement of the interest-rate risk-management instruments is recorded as an adjustment to net interest income. As of December 31, 1998, the corporation had net deferred income of $16 million relating to terminated interest-rate swap contracts, which will be amortized over the remaining life of the underlying terminated interest-rate contracts of approximately 7 years.

      The interest-rate instruments used to manage potential impairment of MSRs are designated as hedges of the MSRs. Changes in fair value of the hedges are recorded as adjustments to the carrying value of the MSRs and related hedges. During 1998, net hedge gains of $667 million were deferred and recorded as adjustments to the carrying value of the MSRs and related hedges. At December 31, 1998, the carrying value and fair value of the corporation's MSRs were $1.4 billion and $1.8 billion, respectively.

      In connection with the corporation's management of its MSR hedge program, the corporation terminated (in notional amounts) $28 billion of interest-rate floor agreements and $12 billion of call options and added $44 billion and $16 billion of interest-rate floor agreement and call options, respectively, during 1998. Additionally, the corporation added $10 billion of interest-rate cap corridors and $6 billion of interest-rate swap contracts in its management of the MSR hedge program.

      These risk-management activities do not completely eliminate interest-rate risk in the MSRs. The MSR hedges utilized were indexed to Treasury rates, swap rates, and mortgage rates. At December 31, 1998, approximately 30%, 54%, and 16%, were indexed to Treasury, swap, and mortgage-related rates, respectively. Treasury rates and swap rates may not move in tandem with mortgage interest rates. In addition, as mortgage interest rates change, actual prepayments may not respond exactly as anticipated. Other pricing factors, such as the implied volatility of market yields, may affect the value of the option hedges without similarly impacting the MSRs. Therefore, the corporation's hedging activity may not be sufficient to eliminate prepayment and other market risk completely in all interest-rate scenarios.

Non-U.S. Dollar Denominated Risk

The corporation's non-U.S. dollar denominated assets and liabilities are exposed to interest-rate and foreign exchange rate risks. The majority of the corporation's non-U.S. dollar denominated interest-rate and foreign exchange rate risk exposure stems from its operations in Latin America, primarily Argentina and Brazil.

      The Argentine interest-rate risk position reflects repricing and/or maturity mismatches arising primarily from the corporation's corporate lending and retail businesses. The interest-rate risk related to these positions is managed using simulation and valuation analyses much like those used to manage the domestic interest-rate risk position. At December 31, 1998, the net interest income and economic value exposures of the corporation's Argentine non-U.S. dollar interest-rate risk positions were approximately $5 million and $6 million, respectively, versus limits of $22 million and $18 million, respectively.

      The corporation's Brazilian interest-rate risk position, which is mostly short-term in nature, reflects repricing and/or maturity mismatches arising primarily from corporate lending, trade financing and treasury activities. Given the short-term nature of those positions and the volatility of the markets, the interest-rate risk related to these positions is

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

managed using a "value at risk" (VAR) methodology, which is discussed below in the "Trading Market Risk" section. The VAR exposure for the corporation's Brazilian non-U.S. dollar denominated interest-rate risk positions was approximately $7 million at December 31, 1998, versus a limit of $8 million.

      When deemed appropriate, the corporation will take positions in certain currencies with the intention of taking advantage of movements in currency and interest rates. The corporation takes currency positions by funding local currency assets with dollars or by funding dollar assets with local currency liabilities. Currency positions expose the corporation to gains or losses that depend on the relationship between currency price movements and interest-rate differentials. These positions are subject to limits established by ALCO. The majority of the corporation's non-trading foreign exchange risk is generated by its operations in Argentina and Brazil. The following table represents the corporation's currency positions in Argentina and Brazil for 1998 and 1997.

Currency Positions

December 31                            1998                        1997
In millions                   Year-end       Average      Year-end       Average
================================================================================
Argentina(a)                      $421          $230          $368          $116
Brazil(b)                           13             2           132           113
================================================================================

(a) Positions represent local currency assets funded by U.S. dollars in both periods presented.
(b) Positions represent dollar assets funded by local currency liabilities in 1998 and local currency assets funded by U.S. dollars in 1997.

To date, the corporation's currency positions have been liquid in nature and management has been able to close and re-open these positions as necessary.

Risk-Management Instrument Analysis

                                                                                             Weighted           Weighted Average
                                                        Assets-                               Average                 Rate
December 31, 1998                             Notional  Liabilities                          Maturity    Fair   ----------------
Dollars in millions                              Value  Hedged                                (Years)   Value   Receive     Pay
====================================================================================================================================
Domestic interest-rate risk-management
   instruments
Interest-rate swaps:
  Receive-fixed/pay-variable                   $11,215  Variable-rate loans
                                                   651  Fixed-rate deposits
                                                 1,005  Short-term debt
                                                 3,897  Long-term debt
                                                ------
                                                16,768                                            2.8  $  354     6.56%     5.86%
                                                ------
  Pay-fixed/receive-variable                        53  Fixed-rate loans
                                                   170  Short-term debt
                                                    80  Long-term debt
                                                ------
                                                   303                                            1.6      --     7.35      5.58
                                                ------
  Basis swaps                                      108  Securities
                                                 2,779  Deposits
                                                   200  Short-term debt
                                                    50  Long-term debt
                                                ------
                                                 3,137                                             .6     (29)    5.29      5.60
------------------------------------------------------------------------------------------------------------------------------------
  Total domestic interest-rate risk-
     management instruments                     20,208                                           2.44     325     6.37      5.82
------------------------------------------------------------------------------------------------------------------------------------
International interest-rate risk-management
   instruments
  Interest-rate swaps                            2,985  Short-term assets and liabilities          .9     (22)      -- (a)    -- (a)
  Futures and forwards                             734  Short-term assets and liabilities          .1      --       --        --
  Interest-rate options purchased                2,411  Deposits                                  1.4      89       --        --
  Interest-rate options written                  1,911  Deposits                                   .8     (66)      --        --
------------------------------------------------------------------------------------------------------------------------------------
  Total international interest-rate risk-
     management instruments                      8,041                                            1.0       1       --        --
------------------------------------------------------------------------------------------------------------------------------------
Total hedges of net interest income             28,249                                           2.02     326     6.37      5.82
------------------------------------------------------------------------------------------------------------------------------------
Mortgage banking risk-management instruments
Interest-rate swaps:
  Receive-fixed/pay-variable, PO swaps           7,011  Mortgage servicing rights                 3.0      83     5.88      5.59
Options:
  Interest-rate floors and options on swaps     39,560  Mortgage servicing rights                 4.3     517       -- (b)    -- (b)
  Interest-rate caps and cap corridors          14,759  Mortgage servicing rights                 3.8      68       -- (b)    -- (b)
  Call options purchased                         3,150  Mortgage servicing rights                  .1      27       --        --
  Call options sold                                730  Mortgage servicing rights                  .1      (5)      --        --
------------------------------------------------------------------------------------------------------------------------------------
  Total options                                 58,199                                            3.9     607       --        --
------------------------------------------------------------------------------------------------------------------------------------
Total hedges of mortgage servicing rights       65,210                                            3.8     690     5.88      5.59
------------------------------------------------------------------------------------------------------------------------------------
Foreign exchange risk-management instruments
  Spot and forward contracts                     3,469  Foreign currency denominated assets
                                                           and liabilities                         .3      13       --        --
  Options purchased                                 68  Foreign currency denominated assets
                                                           and liabilities                         .2      --       --        --
------------------------------------------------------------------------------------------------------------------------------------
Total hedges of foreign exchange                 3,537                                             .3      13       --        --
------------------------------------------------------------------------------------------------------------------------------------
Total risk-management instruments              $96,996                                            3.2  $1,029     6.25%     5.76%
====================================================================================================================================

(a) These interest-rate swaps typically include the exchange of floating rate indices that are indigenous to the Brazilian market and have been excluded from weighted average rate.
(b) The mortgage banking risk-management interest-rate floors and options on swaps, and interest-rate caps and cap corridors have weighted average strike rates of 5.28% and 6.50%, respectively.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Trading Market Risk

The corporation's trading portfolios are exposed to market risk due to variations in interest rates, currency exchange rates, equity prices, precious metals prices, and related market volatilities.

      This exposure mainly arises in the normal course of the corporation's business as a financial intermediary. Interest-rate, foreign exchange, and precious metals contracts are primarily entered into to satisfy the investment and risk-management needs of our customers. Equity positions result mainly from the corporation's market-making and underwriting activities.

      In addition, the corporation takes certain proprietary trading positions, including positions in high yield and emerging markets fixed income securities, local currency debt and equity securities, and related derivatives. Domestic fixed income trading activities also include trading of U.S. Treasury and U.S. government agency securities.

      The corporation uses a VAR methodology, based on industry-standard risk measurement methodologies, to measure the overall market risk inherent in its trading activities. The system, using historical and current data to estimate market volatility, measures the risk to earnings at a 99% confidence level. The VAR methodology requires a number of key assumptions, including those relating to the time to liquidate positions, the confidence level for losses, the number of days of price and rate history to be used, the impact of credit spread risk, and the treatment of event risk.

      Management recognizes that this methodology, while standard, can underestimate risk. Since the actual probability of an extreme market move is generally greater than VAR measures suggest, the corporation employs other market risk-management tools to evaluate and manage market risk. These risk-management tools include stress tests and scenario analysis, overall portfolio size limits, as well as stop loss guidelines. The average daily exposure was $44 million during 1998.

Liquidity Risk

Liquidity risk-management's objective is to assure the ability of the corporation and its subsidiaries to meet their financial obligations. These obligations are the payment of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and the ability to take advantage of new business opportunities. Liquidity is achieved by the maintenance of a strong base of core customer funds, maturing short-term assets, the ability to sell marketable securities, committed lines of credit and access to capital markets. Liquidity may also be enhanced through the securitization of commercial and consumer asset receivables. Liquidity at Fleet Boston is measured and monitored daily, allowing management to better understand and react to balance sheet trends. ALCO is responsible for implementing the Board's policies and guidelines governing liquidity. U.S. dollar liquidity management is centralized in Boston, with overseas operations managing their own liquidity requirements.

      Liquidity at the bank level is managed through the monitoring of anticipated changes in loans, core deposits, and wholesale funds. Diversification of liquidity sources by maturity, market, product and counterparty are mandated through ALCO guidelines. The corporation's banking subsidiaries routinely model liquidity under three economic scenarios, two of which involve increasing levels of economic difficulty and financial market strain. Management also maintains a detailed contingency liquidity plan designed to respond either to an overall decline in the condition of the banking industry or a problem specific to Fleet Boston. The strength of Fleet Boston's liquidity position is a result of its base of core customer deposits. These core deposits are supplemented by wholesale funding sources in the capital markets, as well as from direct customer contacts. Wholesale funding sources include large certificates of deposit, foreign branch deposits, federal funds, collateralized borrowings, and a $16 billion bank-note program. Another source of medium-term funding is the securitization market, which provides the corporation with the ability to securitize its loans and leases.

      The primary sources of liquidity for the parent company are interest and dividends from subsidiaries, committed lines of credit and access to the money and capital markets. Dividends from banking subsidiaries are limited by various regulatory requirements related to capital adequacy and retained earnings. The corporation's subsidiaries rely on cash flows from operations, core deposits, borrowings, short-term high-quality liquid assets, and, in the case of non-banking subsidiaries, funds from the parent company.

      At December 31, 1998, the corporation had commercial paper outstanding of $1,037 million, all of which was placed directly by Fleet Boston in its local markets, compared with $811 million at December 31, 1997. The corporation has backup lines of credit totaling $1.3 billion to ensure that funding is not interrupted if commercial paper is not available. At December 31, 1998 and 1997, Fleet Boston had no outstanding balance under these lines of credit. The banking subsidiaries also had availability under a line of credit of approximately $600 million, with no outstanding balance at December 31, 1998 and 1997.

      The parent company had $3.8 billion available for the issuance of common stock, preferred stock or preferred securities, and senior or subordinated securities at December 31, 1998 under existing shelf registrations filed with the Securities and Exchange Commission (SEC). At September 30, 1999, the corporation had availability of $852 million.

      As shown in the consolidated statements of cash flows, cash and cash equivalents increased by $267 million during 1998. The increase was due to cash provided by financing activities of $9.1 billion, offset in part by cash used in operating activities of $1.0 billion and cash used in investing activities of $7.8 billion. Net cash provided by financing activities was the result of net increases in deposits and long-term debt, offset in part by a net decrease in short-term borrowings and the payment of cash dividends. Net cash used in operating activities was due to a net increase in

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

mortgages held for resale. Net cash used in investing activities was attributable to a net increase in loans, resulting primarily from loan growth in the commercial and industrial and leases financing portfolios and purchases of credit card loan portfolios, as well as a net increase in securities and investments in bank-owned life insurance.

CAPITAL

A financial institution's capital serves to support asset growth and provide protection against loss to depositors and creditors. Common equity represents the stockholders' investment in the corporation. In addition to common equity, regulatory capital includes, within certain limits, preferred stock, subordinated debt and credit loss reserves.

      The corporation strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining optimal capital levels, the corporation also considers the capital levels of its peers and the evaluations of the major rating agencies that assign ratings to the corporation's public debt.

      In blending the requirements of each of these constituencies, the corporation has established target capital ranges that it believes will provide for management flexibility and the deployment of capital in an optimally efficient and profitable manner. These targets are reviewed periodically relative to the corporation's risk profile and prevailing economic conditions.

      The corporation strives to maintain regulatory capital at approximately .75%-1.25% above the minimum regulatory requirements for a well-capitalized institution, as defined in the FDIC Improvement Act. To be categorized as well-capitalized, Fleet Boston's banking subsidiaries must maintain a risk-based Total Capital ratio of at least 10%, a risk-based Tier 1 Capital ratio of at least 5%, and Tier 1 Leverage ratio of at least 5%, and not be subject to a written agreement, order or capital directive with regulators. Neither Fleet Boston nor any of its subsidiaries is subject to any formal written agreements with state and federal regulators or to any orders or capital directives. In addition, the corporation currently has a tangible common equity-to-assets ratio target range of 5.50%-6.00% and a total equity-to-assets target range of 7.25%-7.75%.

Capital Ratios

December 31                                            1998                1997
================================================================================
Risk-adjusted assets (in millions)              $   174,599         $   152,258
Tier 1 risk-based capital ratio
   (4% minimum)                                        7.11%               7.55%
Total risk-based capital ratio
   (8% minimum)                                       11.51               11.31
Leverage ratio (4% minimum)                            7.17                7.52
Common equity-to-assets                                7.60                7.53
Total equity-to-assets                                 7.98                8.13
Tangible common equity-to-assets                       5.52                6.05
Tangible total equity-to-assets                        5.92                6.56
================================================================================

At December 31, 1998, the corporation and all of its banking subsidiaries exceeded all regulatory required minimum capital ratios and were categorized as well-capitalized. The corporation's risk-based Tier 1 capital ratio decreased compared with December 31, 1997, reflecting the impact of various acquisitions completed during 1998. However, total risk-based capital increased as the corporation issued $2 billion of subordinated debt during the year. Excess capital, defined as common equity above the capital target, is available for core business investments and acquisitions.

      As registered brokers-dealers and member firms of the NYSE, certain subsidiaries are subject to rules of both the SEC and the NYSE. These rules require registrants to maintain minimum levels of net capital, as defined, and may restrict a member from expanding its business and declaring dividends as its net capital approaches specified levels. At December 31, 1998, these subsidiaries had net capital, in the aggregate, of approximately $349 million which exceeded aggregate minimum net capital requirements by approximately $304 million.

      During 1998, the corporation announced its intention to repurchase up to $1.5 billion of its common stock from time-to-time as market conditions permit. The corporation also effected a two-for-one stock split of the corporation's common stock during 1998. On September 30, 1999, the corporation rescinded its stock repurchase program as a result of the merger with BankBoston.

Comparison of 1997 and 1996

Fleet Boston reported net income for 1997 of $2.3 billion, or $2.33 per diluted share, compared with $1.9 billion, or $1.84 per diluted share in 1996. ROA and ROE were 1.48% and 19.71%, respectively, for 1997 compared with 1.27% and 16.31%, respectively, for 1996. All common share amounts and associated ratios were adjusted to reflect the corporation's two-for-one common stock split effected during 1998.

      Net interest income on an FTE basis totaled $6.2 billion in 1997, compared with $5.9 billion in 1996. The net interest margin for 1997 was 4.68%, compared with 4.57% in 1996. The increase of 11 basis points was due principally to increased loan fee revenue as well as a complete year's impact of a balance sheet restructuring program undertaken during 1996 in connection with the NatWest acquisition. This restructuring allowed the corporation to replace lower-yielding assets and higher-cost sources of funds with a more favorable mix of loans and core deposits.

      The provision for credit losses was $522 million in 1997 compared with $444 million in 1996, with the increase due principally to a higher level of bankruptcies and delinquencies in the consumer loan portfolio.

      Noninterest income increased $548 million to $4.2 billion in 1997. The increase was due primarily to the inclusion of NatWest for four additional months in 1997 as well as strong investment services and capital markets revenue. Strong investment services revenue is primarily the result of strong sales of mutual fund and annuity products as well as an increase in the overall value of assets under management.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

Capital markets revenue increased due to strong investment banking, foreign exchange and brokerage market-making revenue.

      Noninterest expense totaled $6.05 billion for 1997, compared with $5.83 billion in 1996, an increase of $219 million, or 4%. This increase was driven by investment spending in Argentina and Brazil as well as certain charges taken during the year relating to the impairment of an asset. Expenses only increased slightly in 1997, as a result of the successful integrations of NatWest and Shawmut National Corporation in combination with the corporation's continuing cost containment efforts.

      Total loans at December 31, 1997 were $106.5 billion, compared with $100.9 billion at December 31, 1996. The increase is attributable to strong loan growth in the domestic commercial and industrial, lease financing and residential real estate portfolios, which was partially offset by the sale of $2.2 billion of indirect auto loans and $1.1 billion of consumer finance loans from the sale of FAC. Total deposits remained relatively consistent at $109.5 billion at December 31, 1997.

RECENT ACCOUNTING DEVELOPMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes comprehensive accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The standard requires that all derivative instruments be recorded in the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged.

      In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The corporation intends to adopt SFAS No. 133 as of January 1, 2001. The adoption of this standard may cause volatility in both the income statement as well as the equity section of the balance sheet. The impact of this Statement cannot be currently estimated and will be dependent upon the fair value, nature and purpose of the derivative instruments held by the corporation as of January 1, 2001.

FLEET BOSTON CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31
Dollars in millions, except per share amounts                            1998         1997         1996
=======================================================================================================
Interest and fees on loans and leases                                 $10,136      $ 9,318      $ 9,032
Interest on securities and trading assets                               1,565        1,379        1,447
Other                                                                     640          558          442
-------------------------------------------------------------------------------------------------------
  Total interest income                                                12,341       11,255       10,921
-------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits of domestic offices                                          2,601        2,439        2,575
  Deposits of international offices                                     1,105          900          858
  Short-term borrowings                                                 1,259        1,052          991
  Long-term debt                                                          767          584          584
  Other                                                                   214          152          111
-------------------------------------------------------------------------------------------------------
   Total interest expense                                               5,946        5,127        5,119
-------------------------------------------------------------------------------------------------------
Net interest income                                                     6,395        6,128        5,802
-------------------------------------------------------------------------------------------------------
Provision for credit losses                                               850          522          444
-------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                   5,545        5,606        5,358
-------------------------------------------------------------------------------------------------------
Noninterest income:
  Banking fees and commissions                                          1,339        1,207        1,054
  Investment services revenue                                           1,212          990          885
  Capital markets revenue                                               1,140          914          689
  Credit card revenue                                                     455           98           95
  Processing-related revenue                                              452          469          438
  Net gains on branch divestitures and sales of business units            254          243          245
  Other                                                                   429          285          252
-------------------------------------------------------------------------------------------------------
    Total noninterest income                                            5,281        4,206        3,658
-------------------------------------------------------------------------------------------------------
Noninterest expense:
  Employee compensation and benefits                                    3,556        3,031        2,913
  Occupancy                                                               529          498          496
  Equipment                                                               474          463          438
  Intangible asset amortization                                           274          206          175
  Legal and other professional                                            254          172          187
  Marketing and public relations                                          253          225          221
  Merger-related charges                                                   73           25          180
  Other                                                                 1,637        1,430        1,221
-------------------------------------------------------------------------------------------------------
    Total noninterest expense                                           7,050        6,050        5,831
-------------------------------------------------------------------------------------------------------
Income before income taxes                                              3,776        3,762        3,185
Applicable income taxes                                                 1,452        1,516        1,325
-------------------------------------------------------------------------------------------------------
Net income                                                            $ 2,324      $ 2,246      $ 1,860
=======================================================================================================

Diluted weighted average common shares outstanding (in millions)        939.1        924.0        949.8
Net income applicable to common shares                                $ 2,264      $ 2,153      $ 1,751
Basic earnings per share                                                 2.47         2.39         1.88
Diluted earnings per share                                               2.41         2.33         1.84
=======================================================================================================

See accompanying Notes to Supplemental Consolidated Financial Statements.

FLEET BOSTON CORPORATION

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

December 31
Dollars in millions, except share amounts                                                   1998            1997
================================================================================================================
Assets
Cash, due from banks and interest-bearing deposits                                     $  10,941       $  10,674
Federal funds sold and securities purchased under agreements to resell                     2,566           2,471
Trading assets                                                                             4,364           3,348
Securities (market value: $23,379 and $19,853)                                            23,369          19,845
Loans and leases                                                                         112,094         106,545
Reserve for credit losses                                                                 (2,306)         (2,144)
----------------------------------------------------------------------------------------------------------------
Net loans and leases                                                                     109,788         104,401
----------------------------------------------------------------------------------------------------------------
Due from brokers/dealers                                                                   3,600           3,510
Mortgages held for resale                                                                  4,068           1,571
Premises and equipment                                                                     2,549           2,247
Mortgage servicing rights                                                                  1,405           1,768
Intangible assets                                                                          3,906           2,526
Other assets                                                                              11,338           7,953
----------------------------------------------------------------------------------------------------------------
Total assets                                                                           $ 177,894       $ 160,314
================================================================================================================

Liabilities
Deposits:
  Domestic:
    Noninterest bearing                                                                $  25,200       $  25,248
    Interest bearing                                                                      75,585          68,255
  International:
    Noninterest bearing                                                                    1,144           1,085
    Interest bearing                                                                      16,249          14,909
----------------------------------------------------------------------------------------------------------------
      Total deposits                                                                     118,178         109,497
----------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase                 9,697           8,956
Other short-term borrowings                                                                9,479          10,268
Trading liabilities                                                                        2,326           1,232
Due to brokers/dealers                                                                     3,975           4,316
Long-term debt                                                                            14,411           8,191
Accrued expenses and other liabilities                                                     5,624           4,813
----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                  163,690         147,273
----------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock                                                                              691             969
Common stock (935,155,537 shares issued in 1998 and 468,002,552 shares
  issued in 1997)                                                                              9               5
Common surplus                                                                             4,706           4,777
Retained earnings                                                                          9,210           7,887
Accumulated other comprehensive income:
  Net unrealized gain on securities available for sale                                       109             151
  Cumulative translation adjustments                                                         (14)            (11)
Treasury stock, at cost (16,215,465 shares in 1998 and 11,764,844 shares in 1997)           (507)           (737)
----------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                          14,204          13,041
----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                             $ 177,894       $ 160,314
================================================================================================================

See accompanying Notes to Supplemental Consolidated Financial Statements.

FLEET BOSTON CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                  Accumulated
                                                                    Common                              Other
                                                      Preferred   Stock at   Common   Retained  Comprehensive    Treasury
Dollars in millions, except per share amounts             Stock   $.01 Par  Surplus   Earnings         Income       Stock     Total
====================================================================================================================================
Balance at December 31, 1995                             $  907        $ 5   $4,814     $5,532           $130     $   (29)  $11,359
Net income                                                   --         --       --      1,860             --          --     1,860
Other comprehensive income:
  Net unrealized securities gains arising
    during the period, net of taxes of $1                    --         --       --         --              1          --        --
  Less: reclassification adjustment for net gains
    included in net income, net of taxes of $20              --         --       --         --             28          --        --
  Change in translation adjustment,
    net of taxes of $2                                       --         --       --         --             (3)         --        --
                                                                                                         ----
      Other comprehensive income                             --         --       --         --            (30)         --       (30)
                                                                                                                            -------
  Total comprehensive income                                 --         --       --         --             --          --     1,830
Cash dividends declared on common stock
  ($.87 per share)                                           --         --       --       (457)            --          --      (457)

Cash dividends declared on preferred stock                   --         --       --        (69)            --          --       (69)
Cash dividends declared by pooled company
  prior to merger                                            --         --       --       (294)            --          --      (294)

Issuance of preferred stock                                 650         --      (15)        --             --          --       635

Redemption of preferred stock                               (96)        --       --         (3)            --          --       (99)
Common stock issued in connection with:
  Dividend reinvestment and employee
    benefit plans                                            --         --       56        (20)            --         156       192
  Warrants                                                   --         --       15         --             --          --        15
  Business combinations, net of treasury
    stock retired                                            --         --     (184)        --             --         420       236
Treasury stock purchased                                     --         --       --         --             --        (595)     (595)
Other items, net                                             --         --      (33)        (6)            --         (12)      (51)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                             $1,461        $ 5   $4,653     $6,543           $100     $   (60)  $12,702
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                   --         --       --      2,246             --          --     2,246
Other comprehensive income:
  Net unrealized securities gains arising
    during the period, net of taxes of $72                   --         --       --         --            112          --        --
  Less: reclassification adjustment for net gains
    included in net income, net of taxes of $45              --         --       --         --             68          --        --
  Change in translation adjustment,
    net of taxes of $3                                       --         --       --         --             (4)         --        --
                                                                                                         ----
      Other comprehensive income                             --         --       --         --             40          --        40
                                                                                                                            -------
  Total comprehensive income                                 --         --       --         --             --          --     2,286
Cash dividends declared on common stock
  ($.92 per share)                                           --         --       --       (467)            --          --      (467)
Cash dividends declared on preferred stock                   --         --       --        (62)            --          --       (62)
Cash dividends declared by pooled company
  prior to merger                                            --         --       --       (329)            --          --      (329)
Redemption of preferred stock                              (408)        --       --         --             --          --      (408)
Common stock issued in connection with:
  Dividend reinvestment and employee
    benefit plans                                            --         --      (41)       (21)            --         293       231
  Reissuance of treasury stock                               --         --      161         --             --         595       756
  Business combinations                                      --         --       24         --             --          21        45
Treasury stock purchased                                     --         --       --         --             --      (1,587)   (1,587)
Adjustment to retained earnings reflecting
  pooled entity different year-end                           --         --       --        (23)            --          --       (23)
Exchange of Series V preferred stock
  for trust preferred securities                            (84)        --       --         --             --          --       (84)
Other items, net                                             --         --      (20)        --             --           1       (19)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                             $  969        $ 5   $4,777     $7,887           $140     $  (737)  $13,041
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                   --         --       --      2,324             --          --     2,324
Other comprehensive income:
  Net unrealized securities gains arising
    during the period, net of taxes of $22                   --         --       --         --             29          --        --
  Less: reclassification adjustment for net gains
    included in net income, net of taxes of $44              --         --       --         --             71          --        --
  Change in translation adjustment, net of taxes of $2       --         --       --         --             (3)         --        --
                                                                                                         ----
      Other comprehensive income                             --         --       --         --            (45)         --       (45)
                                                                                                                            -------
  Total comprehensive income                                 --         --       --         --             --          --     2,279
Cash dividends declared on common stock
  ($1.00 per share)                                          --         --       --       (568)            --          --      (568)
Cash dividends declared on preferred stock                   --         --       --        (51)            --          --       (51)
Cash dividends declared by pooled company
  prior to merger                                            --         --       --       (350)            --          --      (350)
Redemption of preferred stock                              (278)        --       --         --             --          --      (278)
Common stock issued in connection with:
  Dividend reinvestment and employee
    benefit plans                                            --         --      (65)       (34)            --         281       182
Treasury stock purchased                                     --         --       --         --             --         (51)      (51)
Two-for-one common stock split                               --          4       (4)        --             --          --        --
Other items, net                                             --         --       (2)         2             --          --        --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                             $  691        $ 9   $4,706     $9,210           $ 95     $  (507)  $14,204
====================================================================================================================================

See accompanying Notes to Supplemental Consolidated Financial Statements.

FLEET BOSTON CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31
In millions                                                                     1998           1997           1996
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                  $  2,324       $  2,246       $  1,860
Adjustments for noncash items:
  Depreciation and amortization of premises and equipment                        404            340            317
  Amortization and impairment of mortgage servicing rights                       433            248            188
  Amortization of other intangible assets                                        274            206            175
  Provision for credit losses                                                    850            522            444
  Deferred income tax expense                                                    210            596            445
  Securities gains                                                              (115)          (113)           (48)
  Net gains on branch divestitures and sales of business units                  (254)          (243)          (245)
  Merger-related charges                                                          73             25            180
Originations and purchases of mortgages held for resale                      (30,336)       (15,400)       (18,760)
Proceeds from sales of mortgages held for resale                              27,839         14,982         20,264
Decrease (increase) in trading assets                                            134           (647)           (96)
Increase in due from brokers/dealers                                             (90)          (892)          (692)
Increase in accrued receivables, net                                            (136)          (138)          (421)
(Decrease) increase in due to brokers/dealers                                   (341)         1,237            739
Increase in accrued liabilities, net                                             214            456            684
Other, net                                                                    (2,523)         1,138         (1,772)
------------------------------------------------------------------------------------------------------------------
    Net cash flow (used in) provided by operating activities                  (1,040)         4,563          3,262
------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Purchases of securities available for sale                                   (22,274)       (14,311)       (15,306)
Proceeds from sales of securities available for sale                          14,867          8,125         22,140
Proceeds from maturities of securities available for sale                      3,807          3,786          8,449
Purchases of securities held to maturity                                      (1,292)        (1,492)        (1,201)
Proceeds from maturities of securities held to maturity                        1,557          1,437            846
Net cash and cash equivalents (paid) received  for businesses acquired          (226)          (525)         2,386
Purchases of credit card loan portfolios                                      (1,870)            --             --
Proceeds from sale of loan portfolios by banking subsidiary                    4,981          1,295             --
Net increase in loans and leases                                              (5,494)       (11,274)        (1,052)
Net cash and cash equivalents received from divestitures and sales
  of business units                                                              213          3,887            805
Purchase of investment in bank-owned life insurance                             (900)          (650)            --
Purchases of mortgage servicing rights                                          (485)          (271)          (293)
Purchases of premises and equipment                                             (691)          (476)          (401)
------------------------------------------------------------------------------------------------------------------
    Net cash flow (used in) provided by investing activities                  (7,807)       (10,469)        16,373
------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Net increase (decrease) in deposits                                            4,925           (405)        (4,370)
Net (decrease) increase in short-term borrowings                                (918)         5,897        (10,654)
Proceeds from issuance of long-term debt                                       7,585          1,992          2,127
Repayments of long-term debt                                                  (1,365)        (2,261)        (2,397)
Proceeds from issuance of common stock                                           182            987            207
Proceeds from issuance of preferred stock                                         --             --            635
Redemption and repurchase of common and preferred stock                         (329)        (1,995)          (691)
Cash dividends paid                                                             (937)          (858)          (793)
------------------------------------------------------------------------------------------------------------------
    Net cash flow provided by (used in) financing activities                   9,143          3,357        (15,936)
------------------------------------------------------------------------------------------------------------------
Effect of foreign currency translation on cash                                   (29)           (17)           (15)
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                             267         (2,566)         3,684
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                10,674         13,240          9,556
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $ 10,941       $ 10,674       $ 13,240
==================================================================================================================

See accompanying Notes to Supplemental Consolidated Financial Statements.

Notes To Supplemental Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Fleet Boston Corporation (Fleet Boston or the corporation) conform to generally accepted accounting principles and prevailing practices within the financial services industry. The corporation is a diversified financial services company headquartered in Boston, Massachusetts, and is organized along functional lines of business, which include: Commercial and Retail Banking, Global Banking and Financial Services and the National Consumer Group.

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

      The following is a summary of the significant accounting policies.

Fleet-BankBoston Merger. On October 1, 1999, BankBoston Corporation (BankBoston) merged with and into Fleet Financial Group, Inc. (Fleet) (the Merger). Following the Merger, Fleet was renamed Fleet Boston Corporation. The Merger was accounted for as a pooling of interests and, accordingly, the financial information included in the accompanying supplemental consolidated financial statements and notes has been restated to present the combined financial condition and results of operations of both companies as if the Merger had been in effect for all periods presented. Further details pertaining to the Merger are presented in
Note 2. Mergers, Acquisitions and Divestitures.

Basis of Presentation. The supplemental consolidated financial statements of Fleet Boston include the accounts of the corporation and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year classifications. All common share amounts and associated ratios were adjusted to reflect the corporation's two-for-one common stock split which was effected during 1998.

      The supplemental consolidated financial statements of the corporation have been prepared to give retroactive effect to the Merger with BankBoston on October 1, 1999 as required by generally accepted accounting principles pertaining to a business combination accounted for by the pooling of interests method. Although these financial statements do not extend through the date of consummation, they will become the historical consolidated financial statements of the corporation after financial statements covering the date of consummation of the business combination are issued.

Cash and Cash Equivalents. For purposes of the Supplemental Consolidated Statements of Cash Flows, the corporation defines cash and cash equivalents to include cash, due from banks and interest-bearing deposits.

Securities Available for Sale and Held to Maturity. Debt and equity securities that are not purchased in connection with the corporation's trading activities are classified at the time of purchase, based on management's intentions, as held to maturity or available for sale.

      Securities held to maturity are debt securities that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, net of the amortization of any premium and the accretion of any discount. Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of the asset-liability management strategy, that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other similar factors. Within the available for sale category, equity securities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses recorded, net of tax, as a separate component of stockholders' equity. Equity securities that do not have a readily determinable fair value are reported at cost. Realized gains and losses, which are computed using the specific identification method, and unrealized losses on individual securities that are deemed to be other than temporary are recorded in capital markets revenue.

Trading Assets and Liabilities. Trading assets include securities held in anticipation of short-term market movements and for resale to customers.
Trading liabilities include obligations to deliver securities not yet purchased. Trading assets and liabilities also include derivative financial instruments, primarily interest-rate derivatives, including futures and forwards, interest-rate swaps and interest-rate options, as well as foreign exchange products.

      The corporation values trading instruments at fair value. Trading securities and derivative trading positions are valued using quoted market prices, when available. If quoted market prices are not available, the fair value is estimated by using pricing models, quoted prices of instruments with similar characteristics or discounted cash flows. Realized and unrealized gains and losses are recorded in trading profits and commissions, a component of capital markets revenue. Foreign exchange positions are valued at prevailing market rates on a present value basis, and the resulting realized and unrealized gains and losses are recorded in foreign exchange revenue, a component of capital markets revenue. Interest on trading instruments, including off-balance sheet instruments, is included in interest income.

Loans and Lease Financing. Loans are stated at the principal amounts outstanding, net of charge-offs and unearned income, if any. Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income, including unamortized investment credits. Leveraged leases are reported net of non-recourse debt. Unearned income is recognized to yield a level rate of return on the net investment in the leases.

Notes To Supplemental Consolidated Financial Statements

      Loans and lease financing receivables are placed on nonaccrual status as a result of past-due status or a judgment by management that, although payments are current, such action is prudent. Commercial loans and leases on which payments are past due 90 days or more are placed on nonaccrual status, unless they are well-secured and in the process of collection or renewal. Certain consumer loans, including residential mortgage and installment loans, are placed on nonaccrual status at 120 days past due and other consumer loans, including credit card accounts and lines of credit, are placed on nonaccrual status at 180 days past due. When a loan or lease is placed on nonaccrual status, interest accrued, but uncollected, is generally reversed against interest income. Cash receipts on nonaccruing commercial loans and leases are generally applied to reduce the unpaid principal balance, and cash receipts on nonaccruing consumer loans are recognized in income on a cash basis.

      Loans and leases can be returned to accrual status when they become current as to principal and interest or demonstrate a period of performance under the contractual terms and, in management's opinion, are fully collectible.

Reserve for Credit Losses. The corporation continually evaluates the reserve for credit losses by performing detailed reviews of certain individual loans and leases, reviewing historical net charge-off experience of the portfolio as a whole, evaluating prevailing economic and business conditions, including emerging markets risk, reviewing industry concentrations, and changes in the size and characteristics of the portfolio, as well as other pertinent factors. The reserve for credit losses related to loans that are identified as impaired, which are primarily commercial and commercial real estate loans on nonaccrual status, is based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or the observable market price of the impaired loan. Based on these analyses, the reserve for credit losses is maintained at levels considered adequate by management to provide for credit losses inherent in these portfolios.

      Loans and leases, or portions thereof, deemed uncollectible are charged off against the reserve, while recoveries of amounts previously charged off are credited to the reserve. Amounts are charged off once the probability of loss has been established, giving consideration to such factors as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

Mortgages Held for Resale. Mortgages held for resale are recorded at the lower of aggregate cost or market value. Market value is determined by outstanding commitments from investors or by current investor yield requirements.

Mortgage Servicing Rights (MSRs). The corporation recognizes rights to service mortgage loans as separate assets. The total cost of mortgage loans sold or securitized is allocated between loans and servicing rights based upon the relative fair values of each. Purchased MSRs are initially recorded at fair value. All MSRs are subsequently carried at the lower of the initial carrying value or fair value. Fair values are estimated based on market prices for similar MSRs and on the discounted anticipated future net cash flows considering market loan prepayment predictions, interest rates, servicing costs and other economic factors. For purposes of impairment evaluation and measurement, the corporation stratifies MSRs based on predominant risk characteristics of the underlying loans, including loan type, amortization type (fixed or adjustable) and note rate. To the extent that the carrying value of MSRs exceeds fair value by individual strata, a valuation reserve is established, which is adjusted in the future as the value of MSRs increases or decreases. The cost of MSRs is amortized in proportion to and over the period of estimated net servicing income.

Due to/Due from Brokers/Dealers. Receivables from brokers/dealers and clearing organizations include amounts receivable for securities failed to deliver, certain deposits for securities borrowed, amounts receivable from clearing organizations relating to open transactions, good-faith and margin deposits, and commissions and floor-brokerage receivables. Payables to brokers/dealers and clearing organizations include amounts payable for securities failed to receive, certain deposits received for securities loaned, amounts payable to clearing organizations on open transactions, and floor-brokerage payables. In addition, the net receivable or payable arising from unsettled trades is reflected in these classifications.

Intangible Assets. Intangible assets are generally amortized on a straight-line basis over the estimated period benefited. The excess of cost over the fair value of net assets acquired in business combinations (goodwill) is amortized over appropriate periods given the characteristics of the assets acquired. In certain acquisitions, a core deposit intangible asset is recorded and amortized over a period not to exceed ten years. Purchased credit card intangibles are amortized over a period not to exceed six years. The corporation periodically reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable, in which case an impairment charge is recorded.

Income Taxes. The corporation records current tax liabilities or assets through charges or credits to the current tax provision for the estimated taxes payable or refundable for the current year. The corporation records deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax valuation allowance is established if it is more likely than not that all or a portion of the corporation's deferred tax assets will not be realized.

Notes To Supplemental Consolidated Financial Statements

Risk-Management Activities. The corporation enters into certain interest-rate instruments, including interest-rate swaps, cap and floor agreements, and futures contracts to manage exposure to interest-rate risk associated with interest-earning assets and interest-bearing liabilities. For those interest-rate instruments that alter the repricing characteristics of assets or liabilities, the net differential to be paid or received on the instruments is treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method).

      To qualify for accrual accounting, the interest-rate instrument must be designated to specific assets or liabilities or pools of similar assets or liabilities and must effectively alter the interest-rate characteristics of the related assets or liabilities. For instruments that are designated to floating-rate assets or liabilities to be effective, there must be high correlation between the floating interest-rate index on the underlying asset or liability and the offsetting rate on the derivative. The corporation measures initial and ongoing correlation by statistical analysis of the relative movements of the interest-rate indices over time.

      If correlation were to cease on any interest-rate instrument hedging net interest income, it would then be accounted for as a trading instrument. If an interest-rate instrument hedging net interest income is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contractual life of the terminated risk-management instrument or the maturity of the designated asset or liability. If the designated asset or liability matures, is sold, is settled or its balance falls below the notional amount of the instrument, the hedge is usually terminated; if not, accrual accounting is discontinued to the extent that the notional amount exceeds the balance, and accounting for trading instruments is applied on the excess amount.

      The corporation also uses interest-rate instruments and combinations of interest-rate instruments to hedge the value of the corporation's mortgage servicing portfolio. Such instruments are designated as hedges of specific strata of MSRs. To qualify for hedge accounting, net changes in value of the hedges are expected to be highly correlated with changes in the value of the hedged MSRs, and combinations of options purchased and sold must be entered into simultaneously and result in a net purchased option position. Changes in the value of risk-management instruments are treated as adjustments to the carrying value of the hedged MSRs.

      If correlation were to cease on the interest-rate instrument hedging MSRs, they would then be accounted for as trading instruments. If an interest-rate instrument hedging MSRs is terminated, the gain or loss is treated as an adjustment to the carrying value of hedged MSRs and amortized over its remaining life.

      The corporation also enters into foreign exchange contracts to hedge a portion of its own foreign exchange exposure, including foreign currency positions. Such contracts are revalued at the spot rate, with any forward premium or discount amortized over the life of the contract in net interest income.

Foreign Currency Translation. The corporation translates the financial statements of its foreign operations. A functional currency is designated for each foreign unit, generally the currency of the primary economic environment in which it operates. Where the functional currency is not the U.S. dollar, assets and liabilities are translated into U.S. dollars at period-end exchange rates, while income and expenses are translated using average rates for the period. The resulting translation adjustments and any related hedge gains and losses are recorded, net of tax, as a separate component of stockholders' equity.

      For foreign units where the functional currency is the U.S. dollar, including units that operate in a hyperinflationary environment, the financial statements are translated into U.S. dollars using period-end exchange rates for monetary assets and liabilities, exchange rates in effect on the date of acquisition for premises and equipment (and related depreciation), and the average exchange rate during the period for income and expenses. The resulting translation adjustments and related hedge gains and losses for these units are recorded in current period income.

      The corporation hedges a portion of its exposure to translation gains and losses in overseas branches and foreign subsidiaries through the purchase of foreign exchange rate contracts and through investments in fixed assets and securities.

Note 2.

Mergers, Acquisitions and Divestitures

Fleet-BankBoston Merger. As previously disclosed, BankBoston merged with and into Fleet on October 1, 1999. The Merger was accounted for as a pooling of interests and under the terms of the merger agreement, Fleet common shares were exchanged for substantially all of the outstanding common shares of BankBoston (based on an exchange ratio of 1.1844 Fleet shares for each share of BankBoston). The financial information included in these supplemental consolidated financial statements has been restated to present the combined results of operations, financial postion and changes in cash flows of both companies as if the Merger had been in effect for all periods presented.

      In connection with regulatory approval of the Merger, the corporation has signed definitive agreements to divest approximately $13 billion in deposits and $9 billion in loans.

Notes To Supplemental Consolidated Financial Statements

      The following table presents net interest income, net income and diluted earnings per common share reported by each of the companies and on a combined basis.

Year ended December 31

In millions,
except per share amounts                          1998         1997         1996
--------------------------------------------------------------------------------
Net interest income:
  Fleet                                         $3,869       $3,700       $3,462
  BankBoston                                     2,526        2,428        2,340
--------------------------------------------------------------------------------
     Combined                                   $6,395       $6,128       $5,802
--------------------------------------------------------------------------------

Net income:
  Fleet                                         $1,532       $1,367       $1,210
  BankBoston                                       792          879          650
--------------------------------------------------------------------------------
     Combined                                   $2,324       $2,246       $1,860
--------------------------------------------------------------------------------

Diluted earnings per share:
  Fleet                                         $ 2.52       $ 2.30       $ 1.96
  BankBoston                                      2.64         2.82         1.96
  Combined                                        2.41         2.33         1.84
================================================================================

On August 31, 1998, the corporation completed its acquisition of the investment banking operations of Robertson Stephens from BankAmerica Corporation for $400 million in cash. The acquired operations were merged into one of the corporation's Section 20 subsidiaries. In connection with the acquisition and in addition to the purchase price, the corporation agreed to pay $400 million, composed of stock options with an estimated value of approximately $100 million and approximately $300 million in cash compensation, to employees of the acquired operations over the next three and one-half years. In connection with this agreement, compensation expense of $94 million was recorded in 1998. Since this acquisition was accounted for under the purchase method of accounting, the results of the acquisition are included in the accompanying supplemental consolidated financial statements for the periods subsequent to the acquisition date. Goodwill of approximately $300 million is being amortized on a straight-line basis over 25 years.

      On February 1, 1998, the corporation consummated its acquisition of The Quick & Reilly Group, Inc. (Quick & Reilly), one of the country's largest discount brokerage firms. The acquisition was accounted for as a pooling of interests and, therefore, these supplemental consolidated financial statements have been restated for all periods presented to include the results of operations, financial position and changes in cash flows of Quick & Reilly. Under the terms of the Quick & Reilly merger, approximately 44 million Fleet Boston common shares were exchanged for substantially all of the outstanding Quick & Reilly common shares at an exchange ratio of 1.156 shares of Fleet Boston for each share of Quick & Reilly.

      On February 20, 1998, the corporation consummated its acquisition of the domestic consumer credit card operations of Advanta Corporation. Since this acquisition was accounted for under the purchase method of accounting, the results of the acquisition are included in the accompanying supplemental consolidated financial statements for the periods subsequent to the acquisition date. The acquisition provided approximately $11.5 billion of managed credit card receivables, of which approximately $2 billion reside on the balance sheet in consumer loans. A purchased credit card intangible asset of approximately $150 million was recorded and is being amortized over 6 years. Additionally, goodwill of approximately $500 million was recorded and is being amortized on a straight-line basis over 15 years. Subject to the level of earnings from these operations, Fleet Boston may be required to make additional payments of up to $100 million over 5 years, which if paid, will be recorded as goodwill.

      On February 10, 1998, the corporation completed the sale of its 26 percent minority interest in HomeSide, Inc. (HomeSide). The sale of the minority interest in HomeSide, an independent mortgage banking company formed in 1996 in connection with the corporation's sale of one of its mortgage banking subsidiaries, resulted in a pretax gain of approximately $165 million.

      On December 18, 1998, the corporation acquired Merrill Lynch Specialists, Inc. (MLSI), a New York Stock Exchange (NYSE) specialist firm, from Merrill Lynch & Co., Inc. The management staff and listings of MLSI merged with JJC Specialist, a division of Fleet Securities, Inc. Goodwill of approximately $106 million was recorded and is being amortized on a straight-line basis over 15 years.

      During the fourth quarter of 1998, the corporation entered into a definitive agreement with Sanwa Bank, Ltd. to purchase its subsidiary, Sanwa Business Credit (Sanwa), a leasing and asset-based lending company. Sanwa offers a wide variety of asset-based lending, equipment leasing and vendor finance programs throughout the United States and has approximately $6 billion in assets. This acquisition closed on February 1, 1999. Goodwill of approximately $385 million was recorded and is being amortized on a straight-line basis over 25 years.

      On December 10, 1997, Fleet Boston consummated its acquisition of Columbia Management Company (Columbia), a Portland, Oregon-based asset management company with approximately $21 billion of assets under management. Goodwill of approximately $466 million was initially recorded in connection with this transaction and is being amortized on a straight-line basis over 30 years.
Fleet Boston may be required to make additional payments of up to $110 million in accordance with an earnout calculation which, if paid, will be recorded as goodwill. Fleet Boston accounted for this acquisition under the purchase method of accounting. Accordingly, the corporation's financial statements include the effect of Columbia for the periods subsequent to the December 10, 1997 acquisition date.

      During 1997, the corporation sold Option One, a mortgage banking subsidiary; its corporate trust division; its indirect auto lending portfolio; and Fidelity Acceptance Corporation (FAC), a consumer finance subsidiary. The pretax net gains recorded on these sales totaled $243 million.

      On May 1, 1996, the corporation acquired from National Westminster Bank Plc substantially all of the net assets of certain subsidiaries of NatWest Bancorp (NatWest). The acquisition of NatWest contributed approximately $13 billion and $18 billion of loans and deposits, respectively, and approximately 300 branches in New York and New Jersey. In

Notes To Supplemental Consolidated Financial Statements

accordance with the NatWest merger agreement Fleet Boston paid a purchase price at closing of $2.7 billion. Goodwill of approximately $660 million was initially recorded in connection with this transaction and is being amortized on a straight-line basis over 15 years. Subject to the level of earnings of NatWest, Fleet Boston may be required to make additional earnout payments of up to $560 million over eight years to be recorded as goodwill, if paid, of which $142 million was paid in 1998 and $270 million from inception until December 31, 1998. The transaction was accounted for under the purchase method of accounting. Accordingly, the corporation's financial statements include the effect of NatWest for the period subsequent to the May 1, 1996 acquisition date.

      On July 29, 1996, the merger with BayBanks, Inc. (BayBanks Merger) was completed. Under the terms of the BayBanks Merger, which was accounted for as a pooling of interests, approximately 103 million Fleet Boston common shares were exchanged for substantially all of the outstanding shares of BayBanks, Inc. at an exchange ratio of 5.21 shares of Fleet Boston for each share of BayBanks, Inc. The financial information included in these supplemental consolidated financial statements has been restated to present the combined financial condition and results of operations of both companies as if the BayBanks Merger had been in effect for all periods presented. In connection with the BayBanks Merger, the corporation recorded merger-related charges of $180 million. In addition, in connection with regulatory approval of the transaction, in 1996, the corporation sold 20 branches of the resulting combined entity, comprising a total of approximately $500 million of loans and $700 million of deposits, and recorded a pretax gain of approximately $47 million.

Note 3.

Securities

                                                        1998                                              1997
                                                  Gross       Gross                                 Gross       Gross
December 31                       Amortized  Unrealized  Unrealized       Market   Amortized   Unrealized  Unrealized      Market
In millions                            Cost       Gains      Losses        Value        Cost        Gains      Losses       Value
---------------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury and government
    agencies                      $   1,821      $   24     $    --     $  1,845    $  3,435        $  33       $   2   $   3,466
  Mortgage-backed securities         14,166         252          38       14,380      10,602          170           3      10,769
  Other debt securities               4,188          36          89        4,135       2,521           16          24       2,513
---------------------------------------------------------------------------------------------------------------------------------
     Total debt securities           20,175         312         127       20,360      16,558          219          29      16,748
---------------------------------------------------------------------------------------------------------------------------------
  Marketable equity securities          446           7          14          439         392           62           7         447
  Other securities                    1,043          --          --        1,043         864           --          --         864
---------------------------------------------------------------------------------------------------------------------------------
     Total securities available
       for sale                      21,664         319         141       21,842      17,814          281          36      18,059
---------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  State and municipal                 1,056           5          --        1,061       1,238            5          --       1,243
  U.S. Treasury and government
    agencies                            307           4          --          311         353            4           1         356
  Mortgage-backed securities            139           1          --          140         173           --          --         173
  Other debt securities                  25          --          --           25          22           --          --          22
---------------------------------------------------------------------------------------------------------------------------------
     Total securities held to
       maturity                       1,527          10          --        1,537       1,786            9           1       1,794
---------------------------------------------------------------------------------------------------------------------------------
Total securities                  $  23,191      $  329     $   141     $ 23,379    $ 19,600        $ 290       $  37   $  19,853
=================================================================================================================================

Proceeds from sales of available for sale securities during 1998, 1997 and 1996 were $15 billion, $8 billion and $22 billion, respectively. Gross gains of $165 million and gross losses of $28 million were realized on those sales in 1998, gross gains of $139 million and gross losses of $26 million were realized on those sales in 1997, and gross gains of $117 million and gross losses of $69 million were realized on those sales in 1996. In addition, the corporation recognized a loss of $22 million in 1998 resulting from the write-down of certain securities available for sale which experienced a decline in value that was deemed other than temporary.

      The carrying values, by contractual maturity, of debt securities held to maturity and securities available for sale are shown in the following tables. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Notes To Supplemental Consolidated Financial Statements

Maturities of Securities Available for Sale

December 31, 1998                   Within     1 to 5    5 to 10   After 10
Dollars in millions                 1 Year      Years      Years      Years      Total
---------------------------------------------------------------------------------------
Carrying value:
  U.S. Treasury and
    government agencies            $   680    $   487    $   338    $   340    $ 1,845
  Mortgage-backed securities             2         88      2,193     12,097     14,380
  Other debt securities              1,339      1,048        949        799      4,135
---------------------------------------------------------------------------------------
Total debt securities              $ 2,021    $ 1,623    $ 3,480    $13,236    $20,360
---------------------------------------------------------------------------------------
Percent of total debt securities      9.93%      7.97%     17.09%     65.01%       100%
Weighted average yield(a)             8.67       8.71       6.04       6.53       6.83
---------------------------------------------------------------------------------------
Amortized cost                     $ 2,031    $ 1,611    $ 3,437    $13,096    $20,175
========================================================================================

Maturities of Securities Held to Maturity

December 31, 1998                   Within     1 to 5    5 to 10   After 10
Dollars in millions                 1 Year      Years      Years      Years      Total
---------------------------------------------------------------------------------------
Carrying value:
  U.S. Treasury and
    government agencies            $     7    $   110    $   190    $    --    $   307
  Mortgage-backed securities            --         --         28        111        139
  State and municipal                  954         76         22          4      1,056
  Other debt securities                 --         16          8          1         25
---------------------------------------------------------------------------------------
Total debt securities              $   961    $   202    $   248    $   116    $ 1,527
---------------------------------------------------------------------------------------
Percent of total debt securities     62.93%     13.23%     16.24%      7.60%       100%
Weighted average yield(a)             5.69       7.08       7.23       6.53       6.17
---------------------------------------------------------------------------------------
Market value                       $   961    $   203    $   256    $   117    $ 1,537
========================================================================================

(a) A tax-equivalent adjustment has been included in the calculations of the yields to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.

Note 4.

Loans and Leases

December 31
In millions                                             1998       1997       1996       1995       1994
--------------------------------------------------------------------------------------------------------
Domestic:
 Loans and leases:
  Commercial and industrial                         $ 54,447   $ 48,239   $ 42,247   $ 36,095   $ 32,967
  Residential real estate                             11,243     12,589     11,232     15,749     15,608
  Consumer                                            18,546     19,027     23,413     18,862     16,259
  Commercial real estate:
    Construction                                       1,301      1,162      1,358      1,184      1,057
    Interim/permanent                                  6,875      7,740      8,307      7,193      8,529
  Lease financing                                      5,750      5,013      4,140      3,557      2,726
--------------------------------------------------------------------------------------------------------
      Total domestic loans and leases,
        net of unearned income                        98,162     93,770     90,697     82,640     77,146
--------------------------------------------------------------------------------------------------------
International:
 Loans and leases:
  Commercial                                          11,126     10,817      8,920      7,799      6,385
  Consumer                                             2,806      1,958      1,305        997        864
--------------------------------------------------------------------------------------------------------
Total international loans and leases,
  net of unearned income                              13,932     12,775     10,225      8,796      7,249
--------------------------------------------------------------------------------------------------------
Total loans and leases, net of unearned income(a)   $112,094   $106,545   $100,922   $ 91,436   $ 84,395
========================================================================================================

(a) Net of unearned income of $1.8 billion, $1.4 billion, $1.2 billion, $759 million and $809 million, at December 31, 1998, 1997, 1996, 1995, and 1994, respectively.

Concentrations of Credit Risk. Although the corporation is engaged in business globally, the lending done by the domestic banking subsidiaries is primarily concentrated in New England, New York and New Jersey. The lending done by the international divisions is primarily concentrated in Latin America.

Note 5.

Reserve for Credit Losses

Year ended December 31
In millions                                    1998          1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year                $ 2,144       $ 2,371       $ 2,211
Provision charged to income                     850           522           444
Loans and leases charged off                 (1,050)         (880)         (794)
Recoveries of loans and leases
   charged off                                  216           225           194
Acquisitions/divestitures/other                 146           (94)          316
--------------------------------------------------------------------------------
Balance at end of year                      $ 2,306       $ 2,144       $ 2,371
================================================================================

"Acquisitions/Divestitures/Other" primarily related to the acquisitions of credit card receivables and Deutsche Bank Argentina in 1998, the sale of FAC in 1997, and the acquisition of NatWest in 1996.

Note 6.

Nonperforming Assets (NPAs)

December 31
Dollars in millions                 1998      1997      1996      1995      1994
--------------------------------------------------------------------------------
Nonperforming loans
  and leases:
    Current or less than
      90 days past due            $  220    $  233    $  280    $  174    $  289
    Noncurrent                       420       479       818       639       797
    Other real estate
      owned (OREO)                    44        60        77       128       238
--------------------------------------------------------------------------------
Total NPAs(a)                     $  684    $  772    $1,175    $  941    $1,324
--------------------------------------------------------------------------------
NPAs as a percent
  of outstanding loans,
  leases and OREO                    .61%      .72%     1.16%     1.03%    1.56%
--------------------------------------------------------------------------------
Accruing loans and
  leases contractually
  past due 90 days or
  more                            $  275    $  233    $  288    $  214    $  152
================================================================================

(a) Excludes $46 million, $214 million, and $265 million of NPAs classified as held for sale by accelerated disposition at December 31, 1998, 1997 and 1996, respectively.

Notes To Supplemental Consolidated Financial Statements

The gross interest income that would have been recorded if the nonperforming loans and leases had been current in accordance with their original terms, and had been outstanding throughout the period (or since origination if held for part of the period), was $62 million, $83 million and $111 million in 1998, 1997 and 1996, respectively. The actual amount of interest income on those loans and leases included in net income for the period was $20 million, $17 million and $27 million in 1998, 1997 and 1996, respectively.

      The following table displays the status of impaired loans and leases, which are primarily commercial and commercial real estate loans on nonaccrual status:

Impaired Loans and Leases

December 31
In millions                                                      1998       1997
--------------------------------------------------------------------------------
Impaired loans and leases with a reserve                         $297       $360
Impaired loans and leases without a reserve                       114        129
--------------------------------------------------------------------------------
Total impaired loans and leases                                  $411       $489
--------------------------------------------------------------------------------
Reserve for impaired loans and leases(a)                         $ 76       $103
--------------------------------------------------------------------------------
Average balance of impaired loans and
  leases during the year ended December 31                       $439       $606
================================================================================

(a) The reserve for impaired loans and leases is part of Fleet Boston's overall reserve for credit losses.

Substantially all of the impaired loans and leases were on nonaccrual status and the amount of interest income recognized on impaired loans and leases was not material. The corporation had no material outstanding commitments to lend additional funds to customers whose loans and leases have been placed on nonaccrual status or the terms of which have been modified.

Note 7.

Mortgage Servicing Rights

Year ended December 31
In millions                                    1998          1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year                $ 1,768       $ 1,566       $ 1,809
Additions                                       803           586           430
Sales                                           (66)          (20)         (573)
Deferred hedge (gain)/loss                     (667)         (116)           40
Amortization/Impairment charge                 (433)         (248)         (188)
Impairment reserve                               --            --            48
--------------------------------------------------------------------------------
Balance at end of year                      $ 1,405       $ 1,768       $ 1,566
================================================================================

Various interest-rate instruments, which are designated as hedges of the MSRs, are used to manage potential impairment. Changes in fair value of the hedges are recorded as adjustments to the carrying value of the MSRs and related hedges. During 1998 and 1997, net hedge gains of $667 million and $116 million, respectively, were deferred and recorded as adjustments to the carrying value of the MSRs and the related hedges. The aggregate fair value of the corporation's MSRs was approximately $1.8 billion as of December 31, 1998. The level of amortization increased due to an increase in prepayments resulting from a decline in mortgage interest rates. (See Footnote 17 for further discussion of MSR risk-management).

Note 8.

Merger-Related Liabilities

During 1998 and 1997, the corporation incurred $73 million and $25 million, respectively, of merger-related charges in connection with the acquisitions of Quick & Reilly and the consumer credit operations of Advanta. At December 31, 1998, the remaining accrued liabilities relating to these charges were $33 million. These charges are direct incremental costs associated with the acquisitions and are presented in the following table:

Components of Merger-Related Charges

Year ended December 31
In millions                                                 1998            1997
--------------------------------------------------------------------------------
Professional fees                                            $ 8             $18
Personnel costs                                               30               7
Other expenses                                                35              --
--------------------------------------------------------------------------------
Total                                                        $73             $25
================================================================================

Professional fees pertain to investment banking, attorneys, and accounting fees. Personnel costs relate primarily to the costs of employee severance, retention payments, and employee assistance for separated employees. Other merger expenses consist primarily of facilities-related exit costs, conversion costs and the write off of various assets.

Notes To Supplemental Consolidated Financial Statements

Note 9.

Short-Term Borrowings

                                                                    Securities
                                                      Federal       Sold Under         Other            Total
                                                        Funds    Agreements to    Short-Term       Short-Term
Dollars in millions                                 Purchased       Repurchase    Borrowings       Borrowings
--------------------------------------------------------------------------------------------------------------
1998
Balance at December 31                                $ 3,953          $ 5,744       $ 9,479          $19,176
Highest balance at any month-end                        5,649            7,642        16,034           29,325
Average balance for the year                            5,043            5,380        11,246           21,669
Weighted average interest rate as of December 31         4.53%            4.31%         6.11%            5.25%
Weighted average interest rate paid for the year         5.48             4.65          6.51             5.81
--------------------------------------------------------------------------------------------------------------
1997
Balance at December 31                                $ 4,537          $ 4,419       $10,268          $19,224
Highest balance at any month-end                        6,014            5,200        11,617           22,831
Average balance for the year                            4,394            4,686         8,047           17,127
Weighted average interest rate as of December 31         5.88%            4.96%         6.59%            6.07%
Weighted average interest rate paid for the year         6.05             4.90          6.92             6.14
--------------------------------------------------------------------------------------------------------------
1996
Balance at December 31                                $ 2,457          $ 4,417       $ 6,453          $13,327
Highest balance at any month-end                        4,266            5,670        11,204           21,140
Average balance for the year                            3,599            4,578         6,920           15,097
Weighted average interest rate as of December 31         5.45%            4.88%         9.16%            7.04%
Weighted average interest rate paid for the year         6.10             4.89          7.90             6.56
==============================================================================================================

Federal funds purchased and securities sold under agreements to repurchase generally mature within thirty days of the transaction date. The corporation generally maintains the control of the securities in repurchase transactions. Other short-term borrowings generally mature within 90 days, although commercial paper may have a term of up to 270 days. Total credit facilities available were $1.9 billion with no amount outstanding at December 31, 1998 and 1997.

Notes To Supplemental Consolidated Financial Statements

Note 10.

Long-Term Debt

December 31                                       Maturity
Dollars in millions                                   Date       1998       1997
--------------------------------------------------------------------------------
Senior notes and debentures:
Parent company:
  Floating-rate MTNs                             1998-2005    $ 1,460    $   545
  6.36%-6.849% MTNs                              1998-2005         95        195
  6.00% notes                                         1998         --        250
  7.25% notes                                         1999        200        200
  7.125% notes                                        2000        250        250
  Floating-rate notes                                 2000         --         50
  Other                                               2013          1          1
--------------------------------------------------------------------------------
Total parent company                                            2,006      1,491
--------------------------------------------------------------------------------
Affiliates:
  MTNs 6.24%-7.06%                               1998-2003        130        192
  6.50% notes                                    1999-2000        350        350
  FHLB borrowings                                1998-2018        238        244
  Floating-rate bank notes                       1999-2026      2,859         12
  Floating-rate MTNs                             1998-2004        128        161
  Fixed-rate bank notes                          2000-2012        307          5
  MTNs 5.49%-15.13%                              1998-2004        247        157
  Other                                          1998-2026         67         72
--------------------------------------------------------------------------------
Total affiliates                                                4,326      1,193
--------------------------------------------------------------------------------
     Total senior notes and debentures                          6,332      2,684
--------------------------------------------------------------------------------
Subordinated notes and debentures:
Parent company:
  Floating-rate subordinated notes                    1998         --        206
  7.625%-9.85% subordinated notes                     1999        450        450
  Floating-rate subordinated notes                    2001        186        186
  9.00%-9.90% subordinated notes                      2001        325        325
  6.875%-7.20% subordinated notes                     2003        400        400
  6.625%-8.125% subordinated notes                    2004        549        549
  6.625% subordinated notes                           2005        349        349
  7.125% subordinated notes                           2006        300        300
  8.625% subordinated notes                           2007        107        107
  6.375% subordinated notes                           2008        500         --
  7.00%-7.75% subordinated MTNs                  2011-2013        320        295
  6.70%-6.875% subordinated notes                     2028        750         --
--------------------------------------------------------------------------------
Total parent company                                            4,236      3,167
--------------------------------------------------------------------------------
Affiliates:
  8.375% subordinated notes                      1998-2002        200        212
  8.00% subordinated notes                            2004        199        199
  8.625% subordinated notes                           2005        250        250
  7.375% subordinated notes                           2006        200        200
  7.00% subordinated notes                            2007        397        397
  6.38% subordinated notes                            2008        748         --
--------------------------------------------------------------------------------
Total affiliates                                                1,994      1,258
--------------------------------------------------------------------------------
     Total subordinated notes and
       debentures                                               6,230      4,425
--------------------------------------------------------------------------------
Company-obligated mandatorily
  redeemable capital securities of
  Capital Trusts(a)                                             1,849      1,082
--------------------------------------------------------------------------------
Total long-term debt                                          $14,411    $ 8,191
================================================================================

(a)   See Capital Trust Securities on the following page.

Fleet Boston had shelf registration statements with the Securities and Exchange Commission (SEC), providing for the issuance of common and preferred stock, senior or subordinated debt securities, and other debt securities with $3.8 billion of funds available at December 31, 1998. At September 30, 1999, the corporation had availability of $852 million.

      The subordinated notes all provide for single principal payments at maturity with the exception of $186 million of floating-rate subordinated notes due 2001, $150 million of 9.85% subordinated notes and $320 million of subordinated medium-term notes (MTNs). The subordinated MTNs are callable as follows: $100 million in 2000; $195 million in 2001, and $25 million in 2002. The floating-rate subordinated notes due 2001 are currently callable on any interest payment date. The 9.85% subordinated notes matured on June 1, 1999.

      During 1998, the corporation issued $1.2 billion of senior floating- and fixed-rate MTNs due in 1999 through 2005 and $1.3 billion of subordinated debt with interest rates ranging from 6.375% to 7.00%. All of the parent company fixed-rate senior notes pay interest semiannually, provide for single principal payments and are not redeemable prior to maturity.

      Long-term senior borrowings of affiliates include $350 million of 6.50% notes and $130 million of MTNs with rates ranging from 6.24% to 7.06% issued by Fleet Mortgage Group.

      The banking subsidiaries issued $3.1 billion of fixed- and floating-rate bank notes during 1998. The fixed rates range from 6.45% to 7.18%. The floating-rate bank notes pay interest at rates tied to the one-month or three-month London Interbank Offered Rate (LIBOR) reset monthly or quarterly. During 1998, the banking subsidiaries also issued $750 million of 6.38% subordinated notes due 2008. Additionally, $161 million of senior floating- and fixed-rate medium-term notes were issued by the corporation's Brazilian banking subsidiary.

      As part of its interest-rate risk-management process, the corporation uses interest-rate swaps to modify the repricing and maturity characteristics of certain long-term debt. These interest-rate risk-management activities are discussed in greater detail in Note 17 to the Supplemental Consolidated Financial Statements.

      The aggregate payments required to retire long-term debt are: $1.233 billion in 1999; $2.784 billion in 2000; $2.164 billion in 2001; $396 million in 2002; $850 million in 2003; $934 million in 2004; and $6.050 billion thereafter.

      The corporation has nine statutory business trusts, of which the corporation owns all of the common stock. These trusts exist for the sole purpose of issuing trust securities and investing the proceeds thereof in an equivalent amount of junior subordinated debt securities of Fleet Boston.

      The junior subordinated debt securities are unsecured obligations of Fleet Boston and are subordinate and junior in right of payment to all present and future senior and subordinated indebtedness and certain other financial obligations of Fleet Boston. The subordinated debentures and the related income statement effects are eliminated in the corporation's supplemental consolidated financial statements. Fleet Boston fully and unconditionally guarantees each Trust's obligations under the preferred securities and capital securities. The aggregate amount of such debentures outstanding totaled $1.849 billion and $1.082 billion at December 31, 1998 and 1997, respectively. A summary of the Capital Trust Securities issued and outstanding is as follows:

Notes To Supplemental Consolidated Financial Statements

Capital Trust Securities

                                                                               Earliest
                            Amount Outstanding   Original                    Prepayment                  Distribution   Liquidation
                              (in millions)         Issue                        Option        Stated         Payment    Preference
December 31                 1998         1997        Date          Rate            Date      Maturity       Frequency     per Trust
===================================================================================================================================
BankBoston Capital
  Trust I                 $  250       $  250    11/26/96           8.25%    12/15/2006    12/15/2026   semi-annually        $1,000
BankBoston Capital
  Trust II                   250          250    12/10/96           7.75%    12/15/2006    12/15/2026   semi-annually         1,000
Fleet Capital Trust II       250          250    12/11/96           7.92%    12/15/2006    12/11/2026   semi-annually         1,000
Fleet Capital Trust I         84           84      2/4/97           8.00%     4/15/2001     2/15/2027       quarterly            25
BankBoston Capital
  Trust III                  248          248      6/4/97    LIBOR + .75%     6/15/2007     6/15/2027       quarterly         1,000
Fleet Capital Trust III      120           --     1/29/98           7.05%     3/31/2003     3/31/2028       quarterly            25
Fleet Capital Trust IV       150           --     4/28/98           7.17%     3/31/2003     3/31/2028       quarterly            25
BankBoston Capital
  Trust IV                   247           --      6/8/98   LIBOR +  .60%     6/08/2003     6/08/2028       quarterly         1,000
Fleet Capital Trust V        250           --    12/18/98   LIBOR + 1.00%    12/18/2003    12/18/2028       quarterly         1,000
-----------------------------------------------------------------------------------------------------------------------------------
Total Capital Trust
  Securities              $1,849       $1,082
===================================================================================================================================

Note 11.

Preferred Stock

The following is a summary of the corporation's preferred stock outstanding at December 31, 1998 and 1997:

December 31                                      Stated                                          Earliest  Redemption    Interest
Dollars in millions, except per share             Value              Outstanding  Outstanding  Redemption       Price         Per
amounts                                       Per Share      Shares      at 1998      at 1997        Date   Per Share(a)    Share(d)
====================================================================================================================================
7.25% Series V perpetual preferred            $     250     765,010   $      191   $      191  04/15/2001  $      250          10%
6.75% Series VI perpetual preferred                 250     600,000          150          150  04/15/2006         250          20
6.60% Series VII cumulative preferred(b)            250     700,000          175          175  04/01/2006         250          20
6.59% Series VIII noncumulative preferred(c)        250     200,000           50           50  10/01/2001         250          20
9.35% cumulative preferred                          250     500,000          125          125  01/15/2000         250          10
7.88% Series F cumulative preferred                 250     280,000           --           70  07/15/1998         250          10
Adjustable rate Series A cumulative preferred        50   1,044,843           --           52  03/30/1989          50         n/a
Adjustable rate Series B cumulative preferred        50   1,574,315           --           79  06/20/1990          50         n/a
Adjustable rate Series C cumulative preferred       100     774,783           --           77  11/14/1990         100         n/a
------------------------------------------------------------------------------------------------------------------------------------
Total preferred stock                                                 $      691   $      969
====================================================================================================================================

(a)   Plus accrued but unpaid dividends.
(b) After April 1, 2006, the rate will adjust based on a U.S. Treasury security rate.
(c) After October 1, 2006, the rate will adjust based on a U.S. Treasury security rate.
(d)   Represents ownership interest in depositary shares.

Dividends on outstanding preferred stock issues are payable quarterly. All the preferred stock outstanding has preference over the corporation's common stock with respect to the payment of dividends and distribution of assets in the event of a liquidation or dissolution of the corporation. Except in certain circumstances, the holders of preferred stock have no voting rights.

Note 12.

Common Stock

At December 31, 1998, Fleet Boston had 918.9 million common shares outstanding. Shares reserved for future issuance in connection with the corporation's stock plans, outstanding rights and warrants, and stock options totaled 101 million. In connection with the Merger, shareholders approved an increase in the authorized shares of Fleet Boston common stock to 2 billion on August 11, 1999.

      The following table presents the warrants that were outstanding as of December 31, 1998:

Stock Warrants

December 31, 1998                                      Exercise      Expiration
Shares in millions                        Shares          Price            Date
--------------------------------------------------------------------------------
                                            13.0        $  8.83         7/21/01
                                             4.9          21.94         1/27/01
================================================================================

During 1990, the corporation's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of Fleet Boston common stock (adjusted to one-half of a right per share upon the corporation's two-for-one common stock split which was effective during 1998). Under certain conditions, a right may be exercised to purchase 1/100 of the corporation's cumulative participating preferred stock at a price of $50, subject to adjustment. The rights become exercisable if a party acquires 10% or more (in the case of certain qualified investors, 15% or more) of the issued and outstanding shares of Fleet Boston common stock, or after the commencement of a tender or exchange offer for 10% or more of the issued and outstanding shares. When exercisable under certain conditions, each right would entitle the holder to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right. The rights will expire in the year 2000 and may be redeemed in whole, but not in part, at a price of $.005 per share at any time prior to expiration or the acquisition of 10% of Fleet Boston common stock.

Notes To Supplemental Consolidated Financial Statements

Note 13.

Earnings Per Share

The following table presents a reconciliation of earnings per share as of December 31, 1998, 1997 and 1996:

Year ended December 31                              1998                             1997                            1996
------------------------------------------------------------------------------------------------------------------------------------
Dollars in millions, except per
  share amounts                               Basic         Diluted           Basic         Diluted           Basic         Diluted
------------------------------------------------------------------------------------------------------------------------------------
Equivalent shares:
  Average shares outstanding            916,122,733     916,122,733     902,441,828     902,441,828     932,575,032     932,575,032
Additional shares due to:
  Stock options                                  --      10,648,590              --      10,726,087              --       9,317,213
  Warrants                                       --      12,365,147              --      10,852,678              --       7,931,536
------------------------------------------------------------------------------------------------------------------------------------
Total equivalent shares                 916,122,733     939,136,470     902,441,828     924,020,593     932,575,032     949,823,781
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
  Net income                          $       2,324   $       2,324   $       2,246   $       2,246   $       1,860   $       1,860
  Less preferred stock dividends                (60)            (60)            (93)            (93)           (109)           (109)
------------------------------------------------------------------------------------------------------------------------------------
Income available to common
  stockholders                        $       2,264   $       2,264   $       2,153   $       2,153   $       1,751   $       1,751
------------------------------------------------------------------------------------------------------------------------------------
Total equivalent shares                 916,122,733     939,136,470     902,441,828     924,020,593     932,575,032     949,823,781
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share on net income      $        2.47   $        2.41   $        2.39   $        2.33   $        1.88   $        1.84
====================================================================================================================================

Options and warrants to purchase 1,322,285 shares of common stock at exercise prices between $40.21 and $48.97; 8,237,060 shares of common stock at exercise prices between $31.88 and $37.02; and 7,704,930 shares of common stock at exercise prices between $22.22 and $27.50 at December 31, 1998, 1997, and 1996, respectively, were outstanding but not included in the computation of diluted earnings per share because the options and warrants were antidilutive.

Note 14.

Management Reporting

The corporation has adopted Statement of Financial Accounting Standards (SFAS) 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information by operating segment.

      Fleet Boston Corporation is managed through three principal business lines. These are Commercial and Retail Banking, Global Banking and Financial Services, and the National Consumer Group. The following is a description of the various products and services provided by each business line. Commercial and Retail Banking includes domestic retail banking to consumer and small business customers as well as certain domestic commercial banking operations including middle-market lending, asset-based lending, leasing, cash management, trade finance, and government tax processing services. Global Banking and Financial Services includes International Banking, Investment Services, Institutional and Investment Banking, and Capital Markets operations. The National Consumer Group includes national consumer businesses for mortgage banking, credit card lending, and student loan processing. All Other includes the corporation's Treasury units, allocated support units, the management accounting control units, and certain transactions or events not driven by specific business lines. The treasury function is responsible for managing interest-rate risk, liquidity and wholesale funding needs of the corporation. Management accounting control units includes management accounting offsets to transfer pricing, equity, and provision for credit losses. Special transactions not allocated to business lines include net gains on the sales of business units of $254 million in 1998 and gains totaling $243 million in 1997. Both items were partially offset by merger charges and other expenses, which mitigate the year over year impact of these transactions. Noninterest expenses include unallocated goodwill amortization, merger related charges, as well as retention payments in connection with the acquisition of Robertson Stephens in 1998 and technology and reengineering charges in 1997.

      The financial performance of the corporation is monitored by an internal profitability measurement system. Results are reported using the existing management accounting policies from both Fleet and BankBoston. A uniform set of management accounting policies is being developed and will be implemented in the year 2000. Within business units, assets, liabilities, and equity are match-funded utilizing similar maturity, liquidity and repricing information. Additionally, equity, provision for credit losses and reserve for credit losses are assigned on an economic basis. The corporation has developed a risk-adjusted methodology that quantifies risk types (e.g., credit and operating risk) within business units and assigns capital accordingly. Provision for credit losses, and reserves for credit losses are allocated to each business line based on economic modeling of long-term expected loss rates, and will differ from the provision for loan loss of the corporation booked in accordance with generally accepted accounting principles. Management accounting policies are in place for assigning expenses that are not directly incurred by businesses, such as overhead, operations and technology expense. Management accounting concepts are periodically refined and results are periodically restated to reflect methodological and/or management organization changes. Accordingly, the following tables have been restated based on the recently announced organization of the new Fleet Boston Corporation, following the Merger of Fleet and BankBoston. During the

Notes To Supplemental Consolidated Financial Statements

integration process, management accounting methodologies will continue to evolve, with prior periods being restated in accordance with prudent financial management as well as the requirements of SFAS 131. As a result of the integration of Fleet and BankBoston current management reporting results rely on the blended methodologies of both companies. While integration efforts continue, it is likely that the future resolution of management reporting methodologies will not adversely alter business unit earnings trends.

                                                     Global Banking          National
Year ended December 31, 1998       Commercial and     and Financial          Consumer                         Fleet Boston
In millions                        Retail Banking        Services(c)            Group       All Other(a)       Corporation
==========================================================================================================================
 Income Statement Data:
  Net interest income (FTE)              $  3,957          $  1,737          $    549          $    211           $  6,454
  Noninterest income                        1,357             2,646               877               401              5,281
--------------------------------------------------------------------------------------------------------------------------
  Total revenue                             5,314             4,383             1,426               612             11,735
  Provision for credit losses                 331               245               335               (61)               850
  Noninterest expense                       3,202             2,616               841               391              7,050
  Income Taxes/FTE adjustment                 745               633                97                36              1,511
--------------------------------------------------------------------------------------------------------------------------
Net income                               $  1,036          $    889          $    153          $    246           $  2,324
--------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
  Average total assets(b)                $ 60,646          $ 63,807          $ 13,149          $ 32,626           $170,228
--------------------------------------------------------------------------------------------------------------------------
Other Financial Data (pre-tax):
Depreciation and amortization            $    240          $    111          $    540          $    220           $  1,111
Merger charges                                 --                --                --                73                 73
==========================================================================================================================

                                                     Global Banking          National
Year ended December 31, 1997       Commercial and     and Financial          Consumer                         Fleet Boston
In millions                        Retail Banking        Services(c)            Group       All Other(a)       Corporation
==========================================================================================================================
Income Statement Data:
  Net interest income (FTE)              $  3,972          $  1,390          $    382          $    448           $  6,192
  Noninterest income                        1,305             2,086               485               330              4,206
--------------------------------------------------------------------------------------------------------------------------
  Total revenue                             5,277             3,476               867               778             10,398
  Provision for credit losses                 375               204               294              (351)               522
  Noninterest expense                       3,123             1,995               505               427              6,050
  Income Taxes/FTE adjustment                 768               534                28               250              1,580
--------------------------------------------------------------------------------------------------------------------------
Net income                               $  1,011          $    743          $     40          $    452           $  2,246
--------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
  Average total assets(b)                $ 58,305          $ 51,258          $  9,602          $ 32,721           $151,886
--------------------------------------------------------------------------------------------------------------------------
Other Financial Data (pre-tax):
Depreciation and amortization            $    252          $     69          $    288          $    185           $    794
Merger charges                                 --                --                --                25                 25
==========================================================================================================================

                                                     Global Banking          National
Year ended December 31, 1996       Commercial and     and Financial          Consumer                         Fleet Boston
In millions                        Retail Banking        Services(c)            Group       All Other(a)       Corporation
==========================================================================================================================
Income Statement Data:
  Net interest income (FTE)              $  3,688          $  1,247          $    498          $    425           $  5,858
  Noninterest income                        1,075             1,824               527               232              3,658
--------------------------------------------------------------------------------------------------------------------------
  Total revenue                             4,763             3,071             1,025               657              9,516
  Provision for credit losses                 354               149               223              (282)               444
  Noninterest expense                       3,052             1,679               654               446              5,831
  Income Taxes/FTE adjustment                 604               521                58               198              1,381
--------------------------------------------------------------------------------------------------------------------------
Net income                               $    753          $    722          $     90          $    295           $  1,860
--------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
  Average total assets(b)                $ 56,752          $ 42,549          $ 11,879          $ 34,928           $146,108
--------------------------------------------------------------------------------------------------------------------------
Other Financial Data (pre-tax):
Depreciation and amortization            $    228          $     57          $    223          $    172           $    680
Merger charges                                 --                --                --               180                180
==========================================================================================================================

(a) All Other includes earnings of the Treasury unit of $219 million in 1998, $140 million in 1997, and $113 million in 1996.
(b) Period end assets were $178 billion, $160 billion, and $152 billion at December 31, 1998, 1997, and 1996, respectively.
(c) Includes revenues from foreign operations, principally in Argentina and Brazil, of $1.3 billion in 1998, $1 billion in 1997, and $800 million in 1996. International investments in long lived assets, principally premises and equipment were $431 million in 1998, $249 million in 1997, and $209 million in 1996, while average total assets were $19.5 billion, $15.2 billion and $12.9 billion in 1998, 1997 and 1996, respectively.

Note 15.

Employee Benefits

Stock Based Compensation. The corporation maintains stock incentive plans for certain employees and for non-employee directors. The plans provide for the grant of stock options, restricted stock, stock appreciation rights (SARs) and other stock awards. There were 26,531 SARs at an average grant price of $12.08 outstanding on December 31, 1998.

Notes To Supplemental Consolidated Financial Statements

      Options granted to purchase common stock at fair value on the grant date generally vest over one- to five-year periods and expire at the end of ten years. Options granted to directors vest on the date of grant. On October 1, 1999, all BankBoston options became fully vested and exercisable.

Stock Options

December 31                                       1998                            1997                            1996
====================================================================================================================================
                                                           Weighted                        Weighted                        Weighted
                                                            Average                         Average                         Average
                                                           Exercise                        Exercise                        Exercise
                                           Shares             Price        Shares             Price        Shares             Price
====================================================================================================================================
Outstanding at beginning of year       37,819,263       $     22.77    34,596,825       $     17.42    34,746,010       $     13.81
Granted                                25,075,130             35.54    12,682,052             31.46    12,007,194             21.45
Exercised                              (5,638,404)            18.65    (7,668,017)            13.56   (11,080,627)            10.39
Forfeited                              (2,024,487)            29.43    (1,791,597)            20.43    (1,075,752)            18.51
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year             55,231,502       $     28.74    37,819,263       $     22.77    34,596,825       $     17.42
-----------------------------------------------------------------------------------------------------------------------------------
Options exercisable at year-end        19,494,885       $     21.26    14,623,498       $     16.77    14,613,529       $     13.25
====================================================================================================================================

Stock Options Outstanding and Exercisable

December 31, 1998                      Options Outstanding                    Options Exercisable
=====================================================================================================
                                                 Weighted
                                                  Average     Weighted                       Weighted
                                                Remaining      Average                        Average
                                    Number    Contractual     Exercise          Number       Exercise
Range of Exercise Prices       Outstanding           Life        Price     Outstanding          Price
=====================================================================================================
$ 2 - $18                        9,045,291      4.8 Years    $   14.92       8,338,525      $   14.65
$19 - $24                       11,263,780      7.0 Years        21.90       6,837,317          21.92
$25 - $50                       34,922,431      9.1 Years        34.53       4,319,043          32.95
-----------------------------------------------------------------------------------------------------
$ 2 - $50                       55,231,502      8.0 Years    $   28.74      19,494,885      $   21.26
=====================================================================================================

In addition to the stock options listed in the table above, the corporation granted stock options to substantially all of BankBoston's employees worldwide in 1996 and 1998 under its Shared Opportunities programs. The options granted in 1996 became fully vested and exercisable in 1997 and will expire in 2002. The options granted in 1998 became fully vested and exercisable in 1999 and will expire in 2004.

Stock Options
Shared Opportunities

                                                                        Weighted
                                                                         Average
                                                                        Exercise
                                                        Shares             Price
================================================================================
Options granted in 1996                              5,097,658         $   24.48
Options outstanding, December 31, 1996               5,097,658             24.48
Exercised                                           (1,815,730)            24.48
Canceled                                              (644,965)            24.48
--------------------------------------------------------------------------------
Options outstanding, December 31, 1997               2,636,963             24.48
Options granted in 1998                              8,695,102             30.23
Exercised                                           (1,042,383)            24.48
Canceled                                              (376,206)            26.37
--------------------------------------------------------------------------------
Options outstanding, December 31, 1998               9,913,476             29.36
================================================================================

Under the terms of the corporation's restricted stock awards, employees are generally required to continue employment with the corporation for a stated period after the award in order to become fully vested in the shares awarded. For certain restricted stock awards, vesting is contingent upon or will be accelerated if certain preestablished performance goals are attained. Compensation expense recognized for restricted stock and SARs during 1998, 1997 and 1996 was $32 million, $20 million and $20 million, respectively. Restricted stock grants issued to BankBoston employees vested on October 1, 1999.

Restricted Stock

December 31                                      1998                        1997                        1996
=======================================================================================================================
                                                     Weighted                     Weighted                     Weighted
                                                      Average                      Average                      Average
                                          Shares        Price          Shares        Price          Shares        Price
=======================================================================================================================
Outstanding at beginning of year       1,884,925       $24.02       1,684,094       $14.95       2,837,546       $10.78
Granted                                1,554,713        38.30       1,180,144        31.14         784,850        21.80
Forfeitures                             (178,892)       27.77        (108,544)       19.88         (66,059)        8.79
Released from forfeiture
  restrictions                          (486,443)       17.86        (870,769)       14.71      (1,872,243)       11.47
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of year             2,774,303       $32.83       1,884,925       $24.02       1,684,094       $14.95
=======================================================================================================================

Notes To Supplemental Consolidated Financial Statements

Restricted Stock Outstanding

December 31, 1998                       Options Outstanding
================================================================================
Range of
Market Value of                            Weighted Average    Weighted Average
Common Stock at                 Number            Remaining            Price at
Time of Grant              Outstanding     Contractual Life       Time of Grant
--------------------------------------------------------------------------------
$10 - $25                      335,959             .5 Years           $   13.17
$26 - $34                      822,708            1.9 Years               30.21
$35 - $42                    1,588,987            3.0 Years               38.14
$43 - $47                       26,649            3.3 Years               45.16
--------------------------------------------------------------------------------
$10 - $47                    2,774,303            2.4 Years           $   32.83
================================================================================

      In 1998, the corporation implemented an employee stock purchase plan which allowed eligible BankBoston employees to purchase the corporation's common stock, up to certain limits, at the lesser of its fair market value at the beginning of the specified offering period or 85% of its fair value at the end of such period. In 1998, 211,535 shares of common stock were issued under the plan at a price of $34.72.

Pro Forma Fair Value Information. The corporation has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by that standard, the corporation elected not to adopt the fair value accounting provisions of the standard and to continue to apply the provisions of Accounting Principal Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock options and awards. Had compensation expense for the corporation's stock options and awards been determined in accordance with the fair value accounting provisions of SFAS No. 123, the corporation's net income and diluted earnings per share would have been as follows:

Pro forma Information

                                                   1998        1997        1996
================================================================================
Net income (in millions)      As reported        $2,324      $2,246      $1,860
                              Pro forma           2,271       2,214       1,850

Diluted earnings              As reported        $ 2.41      $ 2.33      $ 1.84
  per share                   Pro forma            2.36        2.30        1.84
================================================================================

Solely for purposes of providing the disclosures required by SFAS No. 123, the fair value of each stock option and stock award was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions:

Weighted Average Assumptions

                                               1998          1997          1996
================================================================================
Dividend yield                                  2.9%          2.9%          3.2%
Volatility                                       27            25            25
Risk-free interest rate                           5             6             6
Expected option life                        5 years       6 years       6 years
================================================================================

The estimated weighted average grant date fair values per share of stock options granted and restricted stock granted were as follows:

Weighted Average Grant Date Fair Value

                                          1998             1997             1996
================================================================================
Stock options                           $ 8.50           $ 8.18           $ 5.26
Restricted stock                         38.30            31.14            21.80
================================================================================

Pension Plans. The corporation maintains qualified noncontributory, defined benefit pension plans covering substantially all domestic employees, as well as nonqualified non-contributory defined benefit plans for certain executives. The qualified plans are funded in compliance with the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code of 1986, as amended.

      The corporation also provides certain postretirement health and life insurance benefits for eligible retired domestic employees. Postretirement benefits are accrued over the service lives of the employees.

      The following tables summarize benefit obligation, asset activity, funded status and expense for the plans:

Pension and Postretirement Benefit Plans

                                                                      Other
                                             Pension             Postretirement
                                             Benefits               Benefits
December 31                            -----------------------------------------
In millions                               1998        1997      1998       1997
================================================================================
Change in benefit obligation
Benefit obligation at
  beginning of year                    $ 1,549     $ 1,384     $ 208      $ 202
Service cost                                65          61         2          1
Interest cost                              109         104        12         16
Participant contributions                   --          --         5          5
Divestitures                                --          (2)       --         --
Special termination
  benefits                                   1           5        --         --
Plan amendments                             13         (69)       --          4
Benefits paid                             (152)       (147)      (24)       (29)
Actuarial loss or (gain)                    80         213       (10)         9
--------------------------------------------------------------------------------
Benefit obligation at end of year      $ 1,665     $ 1,549     $ 193      $ 208
--------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets
  at beginning of year                 $ 1,887     $ 1,675     $  19      $  16
Actual return on plan assets               266         349         4          3
Divestitures                                --          (3)       --         --
Employer contributions                      63          13        31         24
Participant contributions                   --          --         8          8
Benefits paid                             (152)       (147)      (27)       (32)
--------------------------------------------------------------------------------
Fair value of plan assets
  at end of year                       $ 2,064     $ 1,887     $  35      $  19
--------------------------------------------------------------------------------
Reconciliation of funded status
Funded status                          $   399     $   338      (158)      (189)
Unrealized actuarial gain                  (46)        (36)      (32)       (23)
Unrecognized transition (asset)
  or obligation                             (5)         (7)      113        121
Unrecognized prior service cost             (1)         (8)        2          3
--------------------------------------------------------------------------------
Net amount recognized at year-end      $   347     $   287     $ (75)     $ (88)
================================================================================

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $223 million, $160 million and $14 million, respectively, as of December 31, 1998 and $190 million, $140 million and $12 million, respectively, as of December 31, 1997.

Notes To Supplemental Consolidated Financial Statements

Pension and Postretirement Benefit Expense

                                                          Pension Benefits                 Other Postretirement Benefits
Year ended December 31                           ------------------------------------------------------------------------
Dollars in millions                               1998          1997          1996         1998         1997         1996
=========================================================================================================================
Components of net periodic benefit expense
Service cost                                     $  65         $  61         $  63         $  2         $  1         $  2
Interest cost                                      109           104            84           12           16           14
Expected return on plan assets                    (171)         (150)         (118)          (2)          (2)          (1)
Net amortization and recognized actuarial
  loss or (gain)                                     5            (4)            8            7            5            6
-------------------------------------------------------------------------------------------------------------------------
Net periodic benefit expense                     $   8         $  11         $  37         $ 19         $ 20         $ 21
-------------------------------------------------------------------------------------------------------------------------
Assumptions as of December 31
Discount rate                                     6.75%         7.25%         7.81%        6.75%        7.25%        7.81%
Expected rate of return on plan assets            9.56          9.56          9.55        10.00        10.00        10.00
Rate of compensation increase                     4.81          4.81          4.81
Healthcare cost trend rate                                                                 7.08         7.68         8.72
=========================================================================================================================

The healthcare cost trend rate is projected to decrease gradually over the next several years to approximately 4.75%, and remain level thereafter. A 1% increase or decrease in the healthcare cost trend rate assumption does not have a significant effect on postretirement benefit obligation or expense.

      In 1997, special termination benefits of $5 million were provided relating to the corporation's 1996 acquisition of BayBanks, Inc. In 1996, certain enhanced retirement benefits were offered to eligible employees as part of an early retirement program in connection with the acquisition of BayBanks, Inc., composed of $26 million resulting from pension enhancements and $4 million resulting from postretirement benefit enhancements. These 1996 benefits were charged to merger-related charges.

      The corporation maintains defined contribution savings plans covering substantially all domestic employees. The corporation's expense for these plans was $71 million, $69 million and $54 million for 1998, 1997 and 1996, respectively.

Note 16.

Income Taxes

The components of income before income taxes and income tax expense are summarized below:

Income Before Income Taxes

Year ended December 31
In millions                                     1998          1997          1996
================================================================================
Income before income taxes
  Domestic                                    $3,426        $3,293        $2,807
  Foreign                                        350           469           378
--------------------------------------------------------------------------------
Total income before income taxes              $3,776        $3,762        $3,185
================================================================================

Income Tax Expense

Year ended December 31
In millions                                     1998          1997          1996
================================================================================
Current income taxes:
  Federal                                     $  893        $  676        $  518
  Foreign:
    Based on income                              106            67           130
    Withheld on interest
     and dividends                                60            38            36
  State and local                                183           139           196
--------------------------------------------------------------------------------
Total current income taxes                    $1,242        $  920        $  880
--------------------------------------------------------------------------------
Deferred income taxes:
  Federal                                     $  159        $  469        $  365
  State and local                                 51           127            80
--------------------------------------------------------------------------------
Total deferred income taxes                   $  210        $  596        $  445
--------------------------------------------------------------------------------
Total income tax expense:
  Federal                                     $1,052        $1,145        $  883
  Foreign                                        166           105           166
  State and local                                234           266           276
--------------------------------------------------------------------------------
Applicable income taxes                       $1,452        $1,516        $1,325
================================================================================

The income tax expense for the years ended December 31, 1998, 1997 and 1996, varied from the amount computed by applying the statutory income tax rate to income before taxes. A reconciliation between the statutory and effective tax rates follows:

Statutory Rate Analysis

December 31                                   1998          1997          1996
================================================================================
Tax at statutory rate                         35.0%         35.0%         35.0%

Increases (decreases) in
  taxes resulting from:
  State and local income taxes,
   net of federal income tax
   benefit                                     4.0           4.6           6.2
  Non creditable foreign taxes                  .5            .6            .5
  Goodwill amortization                        1.3           1.4           1.3
  Tax-exempt income                            (.7)          (.7)          (.9)
  Other, net                                  (1.6)          (.6)          (.5)
--------------------------------------------------------------------------------
Effective tax rate                            38.5%         40.3%         41.6%
================================================================================

Notes To Supplemental Consolidated Financial Statements

Significant components of the corporation's deferred tax assets and deferred tax liabilities as of December 31, 1998 and 1997, are presented in the following table:

Net Deferred Tax Liability

December 31
In millions                                                 1998            1997
================================================================================
Deferred tax assets:
  Reserve for credit losses                               $  840          $  820
  Expenses not currently deductible                          179             293
  Other                                                      555             366
--------------------------------------------------------------------------------
     Total gross deferred tax assets                       1,574           1,479
       Less: valuation allowance                              23              23
--------------------------------------------------------------------------------
     Total deferred tax assets                            $1,551          $1,456
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing                                         $1,764          $1,358
  Foreign operations                                          91              17
  Mortgage banking                                           169             295
  Other                                                      400             429
--------------------------------------------------------------------------------
     Total gross deferred tax liabilities                 $2,424          $2,099
--------------------------------------------------------------------------------
Net deferred tax liability                                $  873          $  643
================================================================================

The corporation has evaluated the available evidence supporting the realization of its gross tax assets of $1,551 million and $1,456 million at December 31, 1998 and 1997, respectively, including the amount and timing of future taxable income, and has determined it is more likely than not that the assets will be realized. Given the nature of state tax laws, the corporation believes that uncertainty remains concerning the realization of tax benefits in various state jurisdictions. The corporation recorded cumulative state tax benefits, net of federal taxes, in the amount of $75 million and $64 million at December 31, 1998 and 1997, respectively. State valuation reserves in the amount of $23 million, established at December 31, 1997, are still in effect at December 31, 1998. These benefits may, however, be recorded in the future either as they are realized or, as it becomes more likely than not, that such tax benefits or portions thereof will be realized.

Note 17.

Trading Activities, Other Derivative Financial Instruments and Off-Balance Sheet Items

Trading Activities. All of the corporation's trading positions are currently stated at market value with realized and unrealized gains and losses reflected in other noninterest income. The following table represents the notional, or contractual, amount of Fleet Boston's off-balance sheet, interest-rate and foreign exchange trading instruments and related credit exposure:

Trading Instruments with Off-Balance Sheet Risk

                                            Contract or
                                              Notional                Credit
December 31                                    Amount                Exposure
In millions                              1998         1997        1998      1997
================================================================================
Interest-rate contracts                $106,610     $108,199     $  829     $260
Foreign exchange contracts               57,927       40,308      1,319      644
================================================================================

Notional principal amounts are a measure of the volume of agreements transacted, but the level of credit exposure is significantly less. The amount of credit exposure can be estimated by calculating the cost to replace, on a present value basis and at current market rates, all profitable contracts outstanding at year-end. Credit exposure disclosures relate to accounting losses that would be recognized if the counterparties completely failed to perform their obligations. To manage its level of credit exposure, the corporation deals with counterparties of good credit standing, establishes counterparty credit limits, in certain cases has the ability to require securities collateral, and enters into netting agreements whenever possible.

      The amounts disclosed below represent the end-of-period fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair values during the year for those instruments:

Trading Instruments

                                                 Fair Value          Average
December 31, 1998                                 (Carrying             Fair
In millions                                          Amount)           Value
================================================================================
Interest-rate contracts:
  Assets                                            $   829            $ 519
  Liabilities                                          (806)            (546)
Foreign exchange contracts:
  Assets                                            $ 1,319            $ 813
  Liabilities                                        (1,359)            (799)
================================================================================

Risk-Management Activities. The corporation's principal objective in holding or issuing derivatives for purposes other than trading, is the management of interest-rate and currency risk.

      The major source of the corporation's non-trading U.S. denominated interest-rate risk is the difference in the repricing characteristics of the corporation's core banking assets and liabilities - loans and deposits. This difference or mismatch is a risk to net interest income. In managing net interest income, the corporation uses interest-rate swaps to offset the general asset-sensitivity of the core bank. Additionally, the corporation uses interest-rate swaps to offset basis risk, including the specific exposure to changes in prime rate.

      A second major source of the corporation's non-trading U.S. dollar denominated interest-rate risk is the sensitivity of its MSRs to prepayments. The mortgage borrower has the option to prepay the mortgage loans at any time. When mortgage interest rates decline, borrowers have a greater incentive to prepay mortgage loans through a refinancing. To mitigate the risk of declining long-term interest rates, increased mortgage prepayments, and the potential impairment of the MSRs, the corporation uses a variety of risk-management instruments, including interest-rate swaps, caps and floors, options on swaps, and exchange-traded options on Treasury bond and note futures. These instruments gain value as interest rates decline, mitigating the impairment of MSRs. Increases in the value of these instruments and related cash flows aggregating $667 million were recorded as adjustments to the carrying value of the MSRs during 1998.

      The corporation's non-U.S. dollar denominated assets and liabilities are exposed to interest-rate and foreign ex-

Notes To Supplemental Consolidated Financial Statements

change rate risks. The majority of the corporation's non-U.S. dollar denominated interest-rate and foreign exchange rate risk exposure stems from its operations in Latin America, primarily Argentina and Brazil. Interest-rate risk is managed through the use of interest-rate swap instruments. Foreign exchange rate risk is managed through the use of foreign currency spot, forward, futures, option and swap contracts. The primary risks in these transactions arise from the exposure to changes in foreign currency exchange rates and the ability of counterparties to meet the terms of those contracts.

      The following table presents the notional amount and fair value of risk-management instruments at December 31, 1998 and 1997:

Risk-Management Instruments

                                                 1998                       1997
December 31                             Notional         Fair      Notional         Fair
In millions                               Amount        Value        Amount        Value
========================================================================================
Interest-rate risk-management
  instruments:
  Domestic:
    Receive-fixed/pay-variable           $16,768      $   354       $14,207      $   123
    Pay-fixed/receive-variable               303           --           344           --
    Basis swaps                            3,137          (29)        3,454           (1)
  International:
    Interest-rate swaps                    2,985          (22)        5,395           46
    Futures and forwards                     734           --         3,947           21
    Interest-rate options purchased        2,411           89         2,765           13
    Interest-rate options written          1,911          (66)           --           --
Foreign exchange risk-
  management instruments:
  Spot and forward contracts               3,469           13         2,430           (5)
  Options purchased                           68           --            --           --
Mortgage banking risk-
  management instruments:
  Receive-fixed/pay-variable,
    PO swaps                               7,011           83         2,502           --
  Interest-rate floors and options
    on swaps                              39,560          517        23,870          138
  Interest-rate caps and cap
    corridors                             14,759           68         4,309          (25)
  Call options purchased                   3,150           27            --           --
  Call options sold                          730           (5)           --           --
----------------------------------------------------------------------------------------
Total risk-management instruments        $96,996      $ 1,029       $63,223      $   310
========================================================================================

Interest-rate swap agreements involve the exchange of fixed- and variable-rate interest payments based upon a notional principal amount and maturity date. Interest-rate basis swaps involve the exchange of floating-rate interest payments based on various indices, such as U.S. Treasury bill and LIBOR. In a purchased interest-rate floor agreement, cash interest payments are received only if current interest rates fall below a predetermined interest rate. Purchased or sold interest-rate cap agreements are similar to interest-rate floor agreements except that cash interest payments are received or made only if current interest rates rise above predetermined interest rates. Options on swap agreements provide the holder the right to enter into an interest-rate swap at a predetermined rate and time in the future.

      The corporation's interest-rate risk-management instruments had credit exposure of $566 million at December 31, 1998, versus $227 million at December 31, 1997. The corporation's foreign exchange rate risk-management instruments had credit exposure of $35 million at December 31, 1998, versus $36 million at December 31, 1997. The corporation's mortgage banking risk-management instruments had credit exposure of $349 million at December 31, 1998, versus $114 million at December 31, 1997. The periodic net settlement of interest-rate risk-management instruments is recorded as an adjustment to net interest income. As of December 31, 1998, the corporation had net deferred income of $16 million related to terminated interest-rate swap contracts, which will be amortized over the remaining life of the underlying terminated contracts of approximately 7 years.

Other Financial Instruments

                                                                Contract or
December 31                                                   Notional Amount
In millions                                               1998            1997
================================================================================
Commitments to extend credit:
  Commercial and industrial loans                       $ 64,825        $ 57,889
  Credit card lines                                       55,203           9,187
  Home equity lines                                        5,810           5,682
  Other unused commitments                                 5,130           4,690
  Residential mortgages                                    3,773           2,188
  Commercial real estate                                   2,940           3,074
--------------------------------------------------------------------------------
Total commitments to extend credit                      $137,681        $ 82,710
Letters of credit, financial guarantees and
  foreign office guarantees (net of
  participations)                                       $ 12,238        $  9,503
Commitments to sell loans                                  6,069           2,247
Recourse on assets sold                                      488             633
================================================================================

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements in that commitments often expire without being drawn upon.

      Letters of credit and financial guarantees are agreements whereby the corporation guarantees the performance of a customer to a third party. Collateral is required to support letters of credit in accordance with management's evaluation of the creditworthiness of each customer. The credit exposure assumed in issuing letters of credit is essentially equal to that in other lending activities. Management does not anticipate any material losses as a result of these transactions.

      Commitments to sell loans have off-balance sheet market risk to the extent that the corporation does not have available loans to fill those commitments, which would require the corporation to purchase loans in the open market.

Note 18.

Fair Value of Financial Instruments

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valua-

Notes To Supplemental Consolidated Financial Statements

tion techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot necessarily be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, Fleet Boston's fair values should not be compared to those of other financial institutions.

      Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the corporation.

      The following describes the method and assumptions used by Fleet Boston in estimating the fair values of financial instruments.

Cash and Cash Equivalents. The carrying amounts reported in the balance sheet approximate fair values because maturities are less than 90 days.

Securities. Fair values are based primarily on quoted, or other independent, market prices. For certain debt and equity investments made in connection with the corporation's Private Equity business that do not trade on established exchanges, and for which markets do not exist, estimates of fair value are based upon management's review of the investee's financial results, condition and prospects.

Loans. The fair values of certain commercial and consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of certain other loans approximates fair value due to the short-term and/or frequent repricing characteristics of these loans. The fair value of the credit card portfolio excludes the value of the ongoing customer relationships, a factor that can represent a significant premium over the carrying value. For residential real estate loans, fair value is estimated by reference to quoted market prices. For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, based on recent appraisals of the underlying collateral, or by reference to recent loan sales.

Mortgages Held for Resale. Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans. These loans are priced to be sold with servicing rights retained.

Trading Assets. Trading assets are carried at fair value in the balance sheet. Values for trading securities are generally based on quoted, or other independent, market prices. Values for interest-rate and foreign exchange products are based on quoted, or other independent, market prices, or are estimated using pricing models or discounted cash flows.

Deposits. The fair value of deposits with no stated maturity or a maturity of less than 90 days is considered to be equal to the carrying amount. The fair value of fixed-rate time deposits is estimated by discounting contractual cash flows using interest rates currently offered on the deposit products. The fair value for variable-rate time deposits approximate their carrying value. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (core deposit intangibles).

Short-Term Borrowings. Short-term borrowings generally mature in 90 days or less and, accordingly, the carrying amount reported in the balance sheet approximates fair value.

Long-Term Debt. The fair value of Fleet Boston's long-term debt, including the short-term portion, is estimated based on quoted market prices for the issues for which there is a market or by discounting cash flows based on current rates available to Fleet Boston for similar types of borrowing arrangements.

Off-Balance Sheet Instruments. Fair values for off-balance sheet instruments are estimated based on quoted market prices or dealer quotes and is the amount the corporation would receive or pay to execute a new agreement with identical terms considering current interest rates.

Interest-Rate and Foreign Exchange Financial Instruments. The fair values of interest-rate and foreign exchange contracts used to manage interest-rate, currency and market risks are estimated based on market information and other relevant characteristics using pricing models, including option models.

Notes To Supplemental Consolidated Financial Statements

Fair Value of Financial Instruments

                                                       1998                        1997
December 31                                   Carrying         Fair       Carrying         Fair
In millions                                      Value        Value          Value        Value
===============================================================================================
On-balance sheet financial assets:
  Financial assets for which carry-
    ing value approximates fair value         $ 14,618     $ 14,618       $ 14,208     $ 14,208
  Securities                                    23,369       23,595         19,845       20,007
  Loans(a)                                     103,596      105,467         99,051      100,819
  Mortgages held for resale                      4,068        4,068          1,571        1,571
  Trading assets                                 4,364        4,364          3,348        3,348
  Other                                          2,176        2,268          1,362        1,429
On-balance sheet financial liabilities:
  Deposits                                     118,178      118,760        109,497      109,896
  Short-term borrowings                         19,176       19,176         19,224       19,224
  Long-term debt                                14,411       14,732          8,191        8,380
  Trading liabilities                            2,326        2,326          1,232        1,232
  Other                                            975          975          1,014        1,014
Off-balance sheet financial instruments:
  Interest-rate risk-management
    instruments                                     32          326              1          202
  Foreign exchange contracts                        --           13             --           (5)
  Commitments to originate
    or purchase loans                               --          (58)            --          (55)
  Commitments to sell loans                          2           (1)             1           (5)
  Standby and commercial letters of
    credit, foreign office guarantees
    and similar instruments                         --          (13)            --          (11)
===============================================================================================

(a) Excludes net book value of leases of $6,192 million and $5,350 million at December 31, 1998 and 1997, respectively.

Certain assets which are not financial instruments and, accordingly, are not included in the above fair values, contribute substantial value to the corporation in excess of the related amounts recognized in the balance sheet. These include the core deposit intangibles and the related retail banking network, the value of customer relationships associated with certain types of consumer loans (particularly the credit card portfolio), lease financing business, and mortgage servicing rights.

Note 19.

Commitments, Contingencies, and Other Disclosures

The corporation and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses. Management of the corporation, based on its review with counsel of the development of these matters to date, does not anticipate that any losses incurred as a result of these legal proceedings would have a materially adverse effect on the corporation's financial position.

Lease Commitments. The corporation has entered into a number of noncancelable operating lease agreements for premises and equipment. The minimum annual rental commitments under these leases at December 31, 1998, exclusive of taxes and other charges, were as follows: $260 million, 1999; $235 million, 2000; $208 million, 2001; $179 million, 2002; $139 million, 2003; and $552 million, 2004 and thereafter. Total rental expense for 1998, 1997 and 1996, including cancelable and noncancelable leases, amounted to $264 million, $254 million and $263 million, respectively.

      Certain leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.

Transaction and Dividend Restrictions. Fleet Boston's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds by the subsidiary banks to Fleet Boston and its nonbanking subsidiaries. Such transfers by any subsidiary bank to Fleet Boston or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus.

      Various federal and state banking statutes limit the amount of dividends the subsidiary banks can pay to Fleet Boston without regulatory approval. The payment of dividends by any subsidiary bank may also be affected by other factors such as the maintenance of adequate capital for such subsidiary bank. Various regulators and the Boards of Directors of the affected institutions continue to review dividend declarations and capital requirements of Fleet Boston and its subsidiaries consistent with current earnings, future earning prospects, and other factors. At December 31, 1998, the banking subsidiaries could have declared an additional $1.7 billion of dividends without prior regulatory approval.

Restrictions on Cash and Due from Banks. The corporation's banking subsidiaries are subject to requirements of the Federal Reserve Board (the Federal Reserve) to maintain certain reserve balances. At both December 31, 1998 and 1997, these reserve balances were $2.6 billion.

Note 20.

Regulatory Matters

As a bank holding company, Fleet Boston is subject to regulation by the Federal Reserve, the Office of the Comptroller of the Currency (OCC) and the Office of Thrift Supervision (OTS), as well as state regulators. Under the regulatory capital adequacy guidelines and FDIC Improvement Act (FDICIA), Fleet Boston and its banking subsidiaries must meet specific capital requirements. These requirements are expressed in terms of the following ratios: (1) Risk-based Total Capital (Total Capital/risk-weighted on- and off-balance sheet assets);
(2) Risk-based Tier 1 Capital (Tier 1 Capital/risk-weighted on- and off-balance sheet assets); and (3) Leverage (Tier 1 Capital/average quarterly assets). To meet all minimum regulatory capital requirements, Fleet Boston and its banking subsidiaries must maintain a minimum risk-based Total Capital ratio of at least 8%, risk-based Tier 1 Capital ratio of at least 4%, and Tier 1 Leverage ratio of at least 4%. Failure to meet minimum capital

Notes To Supplemental Consolidated Financial Statements

requirements can result in the initiation of certain actions that, if undertaken, could have a material effect on the corporation's financial statements. To be categorized as well-capitalized under the prompt corrective action provision of FDICIA, Fleet Boston's banking subsidiaries must maintain a risk-based Total Capital ratio of at least 10%, a risk-based Tier 1 Capital ratio of at least 6%, and a Tier 1 Leverage ratio of at least 5%, and not be subject to a written agreement, order or capital directive with regulators. Neither Fleet Boston nor any of its subsidiaries is subject to any formal written agreements with state and federal regulators or to any orders or capital directives.

      The following table presents capital information for the corporation as of December 31, 1998 and 1997:

Regulatory Capital Ratios

December 31
Dollars in millions                                 1998                      1997
==========================================================================================
Actual:
  Risk-Based Tier 1 Capital                $12,417         7.11%      $11,502         7.55%
  Risk-Based Total Capital                  20,092        11.51        17,224        11.31
  Leverage                                  12,417         7.17        11,502         7.52
Minimum regulatory capital standards:
  Risk-Based Tier 1 Capital                  6,984         4.00         6,090         4.00
  Risk-Based Total Capital                  13,968         8.00        12,181         8.00
  Leverage                                   6,930         4.00         6,122         4.00
==========================================================================================

As of December 31, 1998, Fleet Boston's banking subsidiaries were all categorized as well-capitalized. There are no conditions or events since that date that management believes have changed the capital category of these subsidiaries.

      As registered broker-dealers and member firms of the NYSE, certain subsidiaries of the corporation are subject to rules of both the SEC and the NYSE. These rules require these subsidiaries to maintain minimum levels of net capital, as defined, and may restrict them from expanding their business and declaring dividends if their net capital falls below specified levels. At December 31, 1998, these subsidiaries had net capital, in the aggregate, of approximately $349 million, which exceeded aggregate minimum net capital requirements by approximately $304 million.

Note 21.

Disclosure for Statements of Cash Flows

Cash Flow Disclosure

Year ended December 31
In millions                                       1998        1997         1996
================================================================================
Supplemental disclosure for cash paid
  during the period for:
  Interest expense                              $5,878      $5,150      $ 5,020
  Income taxes, net of refund                      823         786          757
--------------------------------------------------------------------------------
Supplemental disclosure of non-cash
  investing and financing activities:
  Transfer of loans to foreclosed property
    and repossessed equipment                       22          34           27
  Loan securitization                               --          --        1,998
  Retirement of common stock                        --          --           34
  Transfer of assets to held for sale by
    accelerated disposition                         33         231          110
  Foreign currency translation                      (3)         (4)          (3)
  Adjustment to unrealized gain on
    securities available for sale                  (42)         44          (27)
--------------------------------------------------------------------------------
Assets acquired and liabilities assumed in
  business combinations were as follows:
  Assets acquired, net of cash and cash
    equivalents received                         5,284         546       17,848
  Net cash and cash equivalents
    (paid)/received                               (226)       (525)       2,386
  Liabilities assumed                            5,058          21       20,234
--------------------------------------------------------------------------------
Divestitures:
  Assets sold, net of cash received                239       3,668        4,102
  Net cash received for divestitures               213       3,887          805
  Liabilities sold                                 280          24        3,542
================================================================================

Note 22.

Parent Company Only Financial Statements

Statements of Income

Year ended December 31
In millions                                      1998         1997         1996
================================================================================
Dividends from subsidiaries:
  Banking subsidiaries                         $1,229       $2,177       $1,264
  Other subsidiaries                              450          181          153
Interest income                                   418          310          296
Other                                              45           37           20
--------------------------------------------------------------------------------
    Total income                                2,142        2,705        1,733
--------------------------------------------------------------------------------
Interest expense                                  550          440          401
Noninterest expense                                42           42           64
--------------------------------------------------------------------------------
    Total expenses                                592          482          465
--------------------------------------------------------------------------------
Income before income taxes and equity in
  undistributed income of subsidiaries          1,550        2,223        1,268
Applicable income taxes (benefit)                 (51)         (71)         (60)
--------------------------------------------------------------------------------
Income before equity in undistributed
  income of subsidiaries                        1,601        2,294        1,328
Equity in undistributed income of
  subsidiaries                                    723          (48)         532
--------------------------------------------------------------------------------
Net income                                     $2,324       $2,246       $1,860
================================================================================

Notes To Supplemental Consolidated Financial Statements

Balance Sheets

December 31
In millions                                                1998             1997
================================================================================
Assets:
  Money market instruments                              $ 1,173          $ 1,149
  Securities                                                  5               78
Loans receivable from:
  Banking subsidiaries                                    2,784            2,489
  Other subsidiaries                                      2,984            1,940
--------------------------------------------------------------------------------
                                                          5,768            4,429
Investment in subsidiaries:
  Banking subsidiaries                                   14,657           12,866
  Other subsidiaries                                      1,502            1,028
--------------------------------------------------------------------------------
                                                         16,159           13,894
Other                                                       934              631
--------------------------------------------------------------------------------
Total  assets                                           $24,039          $20,181
================================================================================
Liabilities:
  Short-term borrowings                                 $   988          $   811
  Accrued liabilities                                       696              553
  Long-term debt                                          8,151            5,776
--------------------------------------------------------------------------------
Total liabilities                                         9,835            7,140
--------------------------------------------------------------------------------
Stockholders' equity                                     14,204           13,041
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity              $24,039          $20,181
================================================================================

Statements of Cash Flows

Year ended December 31
In millions                                    1998          1997          1996
================================================================================
Cash flows from operating activities:
Net income                                  $ 2,324       $ 2,246       $ 1,860
Adjustments for noncash items:
  Equity in undistributed income
    of subsidiaries                            (723)           48          (532)
  Depreciation and amortization                  10            11            11
  Net securities gains                          (33)          (22)           --
Increase (decrease) in accrued
  liabilities, net                               35           (11)          (26)
Other, net                                     (439)           (1)         (216)
--------------------------------------------------------------------------------
Net cash flow provided by
  operating activities                        1,174         2,271         1,097
--------------------------------------------------------------------------------
Cash flows from investing activities:
Purchases of securities                          --           (15)           (3)
Proceeds from sales and maturities
  of securities                                  80            58            65
Net cash provided from (used for)
  short-term investments in bank
  subsidiary                                   (302)          448          (600)
Net increase in loans made to affiliates     (1,339)         (668)         (320)
Return of capital from subsidiaries             112             3         1,756
Repayment of subordinated note
  receivable by bank subsidiary                  --            --           250
Proceeds from liquidity of subsidiary            14            --            --
Capital contributions to subsidiaries        (1,484)         (436)       (1,818)
--------------------------------------------------------------------------------
Net cash flow used in investing
  activities                                 (2,919)         (610)         (670)
--------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in short-term
  borrowings                                    177           135          (144)
Proceeds from issuance of long-term
  debt                                        3,281           989         1,565
Repayments of long-term debt                   (907)         (859)         (584)
Proceeds from issuance of common
  stock                                         182           987           207
Proceeds from issuance of preferred
  stock                                          --            --           635
Redemption and repurchase of
  common and preferred stock                   (329)       (1,995)         (694)
Cash dividends paid                            (937)         (858)         (793)
--------------------------------------------------------------------------------
Net cash flow provided by (used in)
  financing activities                        1,467        (1,601)          192
--------------------------------------------------------------------------------
Net (decrease) increase in cash and
  cash equivalents                             (278)           60           619
--------------------------------------------------------------------------------
Cash and cash equivalents at
  beginning of year                             874           814           195
--------------------------------------------------------------------------------
Cash and cash equivalents at end of
  year                                      $   596       $   874       $   814
================================================================================

FLEET BOSTON CORPORATION

SUPPLEMENTAL STATISTICAL DISCLOSURE BY BANK HOLDING COMPANIES

Consolidated Average Balances/Interest Earned-Paid/Rates 1996-1998 (Unaudited)

                                                        1998                           1997                          1996
                                                    Interest                       Interest                       Interest
December 31                                Average    Earned/            Average     Earned/            Average     Earned/
Dollars in millions(a)                     Balance    Paid(b)   Rate     Balance     Paid(b)   Rate     Balance     Paid(b)    Rate
====================================================================================================================================
Assets:
Interest-bearing deposits                 $  1,552   $   131    8.46%   $  1,922   $    151    7.88%   $  1,411    $   106     7.52%
Federal funds sold and securities
  purchased under agreements to resell       3,488       325    9.32       2,529        273   10.81       2,410        241    10.00
Trading account securities                   2,223       132    5.93       1,955        127    6.48       1,677        169    10.07
Securities available for sale               19,658     1,353    6.88      16,143      1,171    7.25      17,342      1,195     6.89
Securities held to maturity                    741        38    5.13         862         44    5.07         923         50     5.44
Nontaxable securities                        1,328        87    6.55       1,316         87    6.58       1,112         75     6.77
Loans and leases - domestic(c)              96,806     8,236    8.51      91,340      7,922    8.67      88,358      7,605     8.61
Loans and leases - international(c)         14,233     1,723   12.11      11,029      1,250   11.34       9,240      1,153    12.48
Due from brokers/dealers                     3,765       184    4.89       2,884        133    4.62       2,179         95     4.35
Mortgages held for resale                    2,685       189    7.04       1,503        115    7.63       2,151        166     7.74
Assets held for disposition                    161         2    1.12         747         46    6.18       1,253        122     9.77
Foreclosed property and repossessed
  equipment                                     54        --      --          75         --      --         111         --       --
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets          146,694    12,400    8.45     132,305     11,319    8.56     128,167     10,977     8.56
===================================================================================================================================
Accrued interest receivable                  1,032        --      --       1,022         --      --         976         --       --
Reserve for credit losses                   (2,244)       --      --      (2,253)        --      --      (2,388)        --       --
Other assets                                24,746        --      --      20,812         --      --      19,353         --       --
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                          $170,228   $12,400      --    $151,886   $ 11,319      --    $146,108    $10,977       --
===================================================================================================================================
Liabilities and stockholders' equity:
Deposits
  Savings                                 $ 44,332   $ 1,078    2.43%   $ 42,168   $  1,016    2.41%   $ 41,280    $ 1,015     2.46%
  Time                                      28,348     1,523    5.37      26,645      1,423    5.34      28,188      1,560     5.53
  International                             15,954     1,105    6.92      13,624        900    6.61      12,356        858     6.95
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits         88,634     3,706    4.18      82,437      3,339    4.05      81,824      3,433     4.20
-----------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                       21,669     1,259    5.81      17,127      1,052    6.14      15,099        991     6.56
Due to brokers/dealers                       4,501       214    4.75       3,463        152    4.39       2,645        111     4.20
Long-term debt                              10,962       767    7.00       7,993        584    7.30       8,158        584     7.16
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities     125,766     5,946    4.73     111,020      5,127    4.62     107,726      5,119     4.75
-----------------------------------------------------------------------------------------------------------------------------------
Net interest spread                             --     6,454    3.72          --      6,192    3.94          --      5,858     3.81
-----------------------------------------------------------------------------------------------------------------------------------
Demand deposits and other
noninterest-bearing time deposits           24,042        --      --      23,812         --      --      22,155
Other liabilities                            6,746        --      --       4,866         --      --       4,088
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                     156,554     5,946      --     139,698      5,127      --     133,969      5,119
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity and dual convertible
  preferred stock                           13,674        --      --      12,188         --      --      12,139         --       --
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders'
       equity                             $170,228   $ 5,946      --    $151,886   $  5,127      --    $146,108    $ 5,119       --
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                             4.40%                          4.68%                           4.57%
===================================================================================================================================

(a) The data in this table is presented on a fully taxable equivalent basis. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.
(b) Includes fee income of $340 million, $264 million and $216 million for the years ended December 31, 1998, 1997 and 1996, respectively.
(c) Nonperforming loans are included in average balances used to determine rates.

Common Stock Price and Dividend Information(a) (Unaudited)

                                          1998                                                  1997
By quarter                  1          2          3          4       Year         1          2          3          4       Year
===============================================================================================================================
Stock Price
  High                $ 42.53    $ 45.00    $ 44.22    $ 44.69    $ 45.00   $ 31.38    $ 32.91    $ 35.38    $ 37.56    $ 37.56
  Low                   34.31      39.00      32.78      31.69      31.69     24.81      27.75      31.69      30.97      24.81
-------------------------------------------------------------------------------------------------------------------------------
Dividends declared       .245       .245       .245       .270       1.00      .225       .225       .225       .245        .92
Dividends paid           .245       .245       .245       .245        .98      .225       .225       .225       .225        .90
===============================================================================================================================

(a)   Fleet Boston's common stock is listed on the New York Stock Exchange
      (NYSE). The table above sets forth, for the periods indicated, the range of high and low sale prices per share of Fleet Boston's common stock on the composite tape and dividends declared and paid per share.

FLEET BOSTON CORPORATION

SUPPLEMENTAL STATISTICAL DISCLOSURE BY BANK HOLDING COMPANIES

Rate/Volume Analysis (Unaudited)

                                                              1998 Compared to 1997                  1997 Compared to 1996
                                                           Increase (Decrease) Due to(a)          Increase (Decrease) Due to(a)
--------------------------------------------------------------------------------------------------------------------------------
In millions                                               Volume          Rate         Net        Volume        Rate         Net
================================================================================================================================
Interest earned on: (b)
  Interest-bearing deposits                              $   (32)      $    12     $   (20)      $    40     $     5     $    45
  Federal funds sold and securities purchased under
    agreements to resell                                      82           (30)         52            12          20          32
  Trading account securities                                  14            (9)          5            37         (79)        (42)
  Securities available for sale                              238           (56)        182          (100)         76         (24)
  Securities held to maturity                                 (7)            1          (6)           (3)         (3)         (6)
  Nontaxable securities                                       --            --          --            13          (2)         11
  Loans and leases - domestic                                461          (147)        314           259          58         317
  Loans and leases - international                           384            89         473           183         (86)         97
  Due from brokers/dealers                                    43             8          51            32           6          38
  Mortgages held for resale                                   82            (8)         74           (49)         (2)        (51)
  Assets held for disposition                                (21)          (23)        (44)          (40)        (35)        (75)
--------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets                        1,244          (163)      1,081           384         (42)        342
--------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits-
    Savings-domestic                                          53             9          62            11         (10)          1
    Time-domestic                                             91             9         100           (83)        (54)       (137)
    International                                            161            44         205            82         (40)         42
--------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                        305            62         367            10        (104)        (94)
--------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                      260           (53)        207           118         (57)         61
  Due to brokers/dealers                                      48            14          62            36           5          41
  Long-term debt                                             206           (23)        183            --          --          --
--------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                     819            --         819           164        (156)          8
--------------------------------------------------------------------------------------------------------------------------------
Net interest differential(c)                             $   425       $  (163)    $   262       $   220     $   114     $   334
================================================================================================================================

(a) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.
(b) Tax-equivalent adjustment has been included in the calculations to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates. The FTE adjustment included in interest income was $59 million in 1998, $64 million in 1997 and $56 million in 1996.
(c) Includes fee income of $340 million, $264 million and $216 million for the years ended December 31, 1998, 1997 and 1996, respectively.

Quarterly Summarized Financial Information (Unaudited)

By quarter,
Dollars in millions,                                                1998
except per share amounts                      1               2               3               4            Year
===============================================================================================================
Interest income                       $   2,930       $   3,106       $   3,140       $   3,165       $  12,341
Interest expense                          1,399           1,495           1,544           1,508           5,946
---------------------------------------------------------------------------------------------------------------
Net interest income                       1,531           1,611           1,596           1,657           6,395
---------------------------------------------------------------------------------------------------------------
Provision for credit losses                 232             178             180             260             850
---------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  credit losses                           1,299           1,433           1,416           1,397           5,545
Securities gains (losses)                    76              11              37              (9)            115
Other noninterest income                  1,210           1,260           1,195           1,501           5,166
---------------------------------------------------------------------------------------------------------------
                                          2,585           2,704           2,648           2,889          10,826
Noninterest expense                       1,659           1,668           1,832           1,891           7,050
---------------------------------------------------------------------------------------------------------------
Income before income taxes                  926           1,036             816             998           3,776
Applicable income taxes                     365             401             310             376           1,452
---------------------------------------------------------------------------------------------------------------
Net income                            $     561       $     635       $     506       $     622       $   2,324
---------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stock                               $     545       $     618       $     492       $     609       $   2,264
---------------------------------------------------------------------------------------------------------------
Basic earnings per share                    .60             .67             .54             .66            2.47
Diluted earnings per share                  .58             .66             .52             .65            2.41

Average number of common shares:
(in thousands)
Basic                                   914,264         916,134         916,314         917,738         916,123
Diluted                                 938,760         942,038         938,098         939,517         939,136
===============================================================================================================

By quarter,
Dollars in millions,                                                1997
except per share amounts                      1               2               3               4            Year
===============================================================================================================
Interest income                       $   2,766       $   2,787       $   2,807       $   2,895       $  11,255
Interest expense                          1,236           1,248           1,302           1,341           5,127
---------------------------------------------------------------------------------------------------------------
Net interest income                       1,530           1,539           1,505           1,554           6,128
---------------------------------------------------------------------------------------------------------------
Provision for credit losses                 124             143             125             130             522
---------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  credit losses                           1,406           1,396           1,380           1,424           5,606
Securities gains (losses)                    22              36              15              40             113
Other noninterest income                    923           1,120           1,055             995           4,093
---------------------------------------------------------------------------------------------------------------
                                          2,351           2,552           2,450           2,459           9,812
Noninterest expense                       1,452           1,606           1,477           1,515           6,050
---------------------------------------------------------------------------------------------------------------
Income before income taxes                  899             946             973             944           3,762
Applicable income taxes                     358             387             395             376           1,516
---------------------------------------------------------------------------------------------------------------
Net income                            $     541       $     559       $     578       $     568       $   2,246
---------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stock                               $     515       $     534       $     553       $     551       $   2,153
---------------------------------------------------------------------------------------------------------------
Basic earnings per share                    .56             .59             .62             .62            2.39
Diluted earnings per share                  .54             .58             .61             .60            2.33

Average number of common shares:
(in thousands)
Basic                                   925,094         901,800         889,214         894,140         902,442
Diluted                                 945,593         922,445         912,265         916,648         924,021
===============================================================================================================